Exhibit 99.5

PROGRESSIVE CARE INC.

February 9, 2022

Dear Future Progressive Care Inc. Stockholder:

On behalf of Progressive Care Inc., it is my great privilege to welcome you as a future stockholder of our company.

We invite you to learn more about our company by reading the enclosed information statement, which details our strategy and plans for near and long-term growth to generate value for our stockholders. We are excited about our future as an independent company, and we look forward to your support as a Progressive Care Inc. stockholder as we begin this new and exciting chapter.

Sincerely,

Alan Jay Weisberg
President and Chief Executive Officer
Progressive Care Inc.

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated February 9, 2022

INFORMATION STATEMENT

Progressive Care Inc.

Common Stock, par value $0.0001 per share

This information statement is being furnished to you. There currently is no trading market for our common stock.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Business—Emerging Growth Company.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is February 9, 2022.

2

3

ABOUT THIS INFORMATION STATEMENT

This information statement forms part of a registration statement on Form 10 (File No. [  ]) filed with the Securities and Exchange Commission (“SEC”), with respect to the shares of our common stock.]

We have supplied all information contained in this information statement relating to our company. We have not authorized anyone to provide you with information other than the information that is contained in this information statement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This information statement is dated February 9, 2022, and you should not assume that the information contained in this information statement is accurate as of any date other than such date.

Unless the context otherwise requires, references in this information statement to “we,” “us,” “our,” the “Company,” and “Progressive Care” refer to Progressive Care Inc. (f/k/a Progressive Training, Inc.) and its subsidiaries. In addition, unless the context otherwise requires, “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; “SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and “Securities Act” refers to the Securities Act of 1933, as amended. Certain pharmaceutical and other industry terms used in this information statement are defined in the “Glossary of Terms.” All dollar amounts in this information statement are in U.S. dollars unless otherwise stated.

Glossary of Terms

The following are abbreviations and definitions of certain terms used in this information statement, unless otherwise designated or the context suggests otherwise, which are commonly used in the pharmaceutical industry:

“340B Covered Entities” or “Covered Entity” or “340B” means the Federal 340B Drug Discount Pricing Program, which is a US federal government program created in 1992 that requires drug manufacturers to provide outpatient drugs to eligible health care organizations and covered entities at significantly reduced prices. This also includes Federally Qualified Health Center, which is a community-based organization that provides comprehensive primary care and preventive care, including health, oral, and mental health/substance abuse services to persons of all ages, regardless of their ability to pay or health insurance status.

“ACA” means the Patient Protection and Affordable Care Act, often shortened to the Affordable Care Act, nicknamed Obamacare, which is a U.S. federal statute which provides numerous rights and protections that make health coverage more accessible, along with subsidies (through “premium tax credits” and “cost-sharing reductions”) to make it more affordable. The law also expands the Medicaid program to cover more people with low incomes.

“ACO” means Accountable Care Organizations and consists of a group of doctors, hospitals, and other health care providers, who come together voluntarily to give coordinated high-quality care to the Medicare patients they serve.

“ARV” means Anti-retroviral Medications, which is for the treatment of infection by retroviruses, primarily HIV.

“B2B” means Business-to-business.

4

“CCM” means Chronic Care Management, which encompasses the oversight and education activities conducted by health care professionals to help patients with chronic diseases and health conditions such as diabetes, high blood pressure, systemic lupus erythematosus, multiple sclerosis, and sleep apnea learn to understand their condition and live successfully with it.

“CMS” means Centers for Medicare and Medicaid Services, which is the agency within the U.S. Department of Health and Human Services (HHS) that administers the nation’s major healthcare programs. The CMS oversees programs including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), and the state and federal health insurance marketplaces. CMS collects and analyzes data, produces research reports, and works to eliminate instances of fraud and abuse within the healthcare system.

“Compounded Medications” means a drug that is specifically mixed and prepared for an individual patient, based on a prescription from their doctor.

“CPT” means Common Procedural Terminology Codes, which are numbers assigned to every task and service a medical practitioner may provide to a patient including medical, surgical, and diagnostic services.

“DEA” means the Drug Enforcement Administration, which is a United States federal law enforcement agency under the United States Department of Justice, tasked with combating drug trafficking and distribution within the United States.

“DIR Fees” means Direct and Indirect Remuneration, which are fees assessed to pharmacies by Pharmacy Benefit Managers (see “PBMs” definition in the Glossary of Terms). According to the Centers for Medicare & Medicaid Services (“CMS”), DIR fees are fees, payments or payment adjustments made after the point-of-sale that change the cost of Medicare Part D covered drugs for Part D sponsors or PBMs. DIR results from payment arrangements negotiated independent of CMS, between Part D sponsors, PBMs, network pharmacies, drug manufacturers, and other parties involved in the administration of the Part D benefit. Typically, DIR fees are charged as retroactive clawbacks of reimbursements based on factors that vary from health insurance plan to health insurance plan. Many times, DIR fees are performance-based, where PBMs compare pharmacies regardless of whether they are retail or specialty on the same scale and then base the DIR fee on which percentile the pharmacy falls in.

“EHR” means Electronic Health Record(s), is an electronic version of a patient’s medical history, that is maintained by the provider over time, and may include all of the key administrative clinical data relevant to that person’s care under a particular provider, including demographics, progress notes, problems, medications, vital signs, past medical history, immunizations, laboratory data and radiology reports.

“EQuIPP” means Electronic Quality Improvement Platform for Plans and Pharmacies, which is a performance information management platform that makes unbiased, benchmarked performance data available to both health plans and community pharmacy organizations and brings a level of standardization to the measurement of the quality of medication use, and makes this information accessible and easy to understand. By doing so, EQuIPP facilitates an environment where prescription drug plans and community pharmacies can engage in strategic relationships to address improvements in the quality of medication use.

“FDA” means the Federal Drug Administration, which is a federal agency of the United States Department of Health and Human Services, one of the United States federal executive departments. The FDA is responsible for protecting and promoting public health through the control and supervision of food safety, tobacco products, dietary supplements, prescription and over-the-counter pharmaceutical drugs (medications), vaccines, biopharmaceuticals, blood transfusions, medical devices, electromagnetic radiation emitting devices (ERED), cosmetics, animal foods & feed and veterinary products.

5

“Generic Drugs” are copies of brand-name drugs that have the same dosage, intended use, effects, side effects, route of administration, risks, safety, and strength as the original drug.

“Health Practice Risk Management” means an organized effort to identify, assess, and reduce, where appropriate, risk to patients, visitors, staff, and organizational assets.

“HEDIS Quality Measures” means Healthcare Effectiveness Data and Information Set Quality Measures, which is a comprehensive set of standardized performance measures designed to provide purchasers and consumers with the information they need for reliable comparison of health plan performance.

“HIPAA” means the Health Insurance Portability and Accountability Act, which is a US law designed to provide privacy standards to protect patients’ medical records and other health information provided to health plans, doctors, hospitals and other health care providers.

“HL7” means Health Level Seven, which is a set of international standards for transfer of clinical and administrative data between software applications used by various healthcare providers. These standards focus on the application layer, which is “layer 7” in the OSI model. The HL7 standards are produced by Health Level Seven International, an international standards organization, and are adopted by other standards issuing bodies such as the American National Standards Institute and International Organization for Standardization.

“Health Insurance Plans” means a system for the financing of medical expenses by means of contributions or taxes paid into a common fund to pay for all or part of health services specified in an insurance policy or the law. The key elements are advance payment or premiums or taxes, pooling of funds, and eligibility for benefits based on contributions or employment.

“HO” means Healthcare Organizations, which are centers that provide healthcare services such as diagnosis of diseases, surgical operations and treatment and recovery of patients.

“ICU” means Intensive Care Unit.

“IP” means Independent Providers, which are private sector healthcare companies that are contracted by the national health service in the provision of healthcare or in the support of the provision of healthcare.

“IT” means Information Technology, which involves the development, maintenance, and use of computer systems, software, and networks for the processing and distribution of data.

“LTC” means Long-term Care Facilities, which are facilities that provide rehabilitative, restorative, and/or ongoing skilled nursing care to patients or residents in need of assistance with activities of daily living.

“Medicaid” is a federal and state health insurance program in the U.S. that helps with medical costs for some people with limited income and resources. Medicaid also offers benefits not normally covered by Medicare, including nursing home care and personal care services.

“Medicare” is a national health insurance program in the U.S. It primarily provides health insurance for Americans aged 65 and older, but also for some younger people with disability status as determined by the Social Security Administration, as well as people with end stage renal disease and amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease).

“Medication adherence” is the act of filling new prescriptions or refilling prescriptions on time.

“Medication compliance” is the act of taking medication on schedule or taking medication as prescribed.

“MSO” means Management Service Organization, which is a health care specific administrative and management engine that provides a host of administrative and management functions necessary to be successful in the ever-changing healthcare environment.

“MTM” means Medication Therapy Management, which is a range of services provided to individual patients to optimize therapeutic outcomes (help patients get the most benefit from their medications) and detect and prevent costly medication problems.

6

“Network-based Marketing Strategies” means a network that enables a pharmacy to find potential patients who are linked to the pharmacies existing patient base.

“PBMs” means Pharmacy Benefit Managers, which are third-party administrators of prescription drug programs for commercial health plans, self-insured employer plans, Medicare Part D plans (prescription drug plans), the Federal Employees Health Benefits Program, and state government employee plans.

“PBM Fees” means the fees assessed to pharmacies by PBMs that are collected to offset member costs. PBM fees include the following types of fees: DIR fees (the largest by dollar amount) and various types of transaction fees, including customer service fees, administrative and network access fees, such as out-of-network fees and in-network fees.

“PHI” means Protected Health Information where the HIPAA Privacy Rule provides federal protections for personal health information held by covered entities and gives patients an array of rights with respect to that information.

“Prescription Pharmaceutical” means a pharmaceutical drug that legally requires a medical prescription to be dispensed.

“Prescription Medication” means a drug that can be obtained only by means of a physician’s prescription.

“PSAO” means Pharmacy Services Administration Organizations, which are cooperative networks for independent pharmacies.

“RX” is a doctor’s prescription.

“SaaS” means Software-as-a-Service, which is a software licensing model in which access to the software is provided on a subscription basis, with the software being located on external servers rather than on servers located in-house.

“Self-funded Organizations” is an organization in which the employer assumes the financial risk for providing health care benefits to its employees.

“SKU” means Stock Keeping Units and is a scannable bar code, most often seen printed on product labels in a retail store.

“SMS” means Short Message Service, which is a text messaging service on mobile phones.

“STD” means Sexually Transmitted Diseases.

“Tele-pharmacy Services” means the provision of pharmacist care by registered pharmacists and pharmacies using telecommunications to patients located at a distance.

“TPA” means Third Party Administration, which is a company that provides operational services such as claims processing and employee benefits management under contract to another company. Insurance companies and self-insured companies often outsource their claims processing to third parties.

“Third Party Payor” is an entity that pays medical claims on behalf of the insured.

“Unit-of-dose Packaging System” means a dose of medicine prepared in an individual packet for convenience, safety, or monitoring.

7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this information statement generally. In particular, this information statement includes statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this information statement include, but are not limited to, our expectations regarding our business strategy, ability to complete and recognize the benefits from acquisitions, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	the effect of the COVID-19 pandemic on our business;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights; and

●	other risks, including those described in the “Risk Factors” discussion of this information statement.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this information statement are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

8

INFORMATION STATEMENT SUMMARY

This summary highlights information contained in this information statement relating to us and shares of our common stock. This summary may not contain all details that may be important to you. To better understand our business and financial position, you should carefully review this entire information statement, including the risk factors, our historical financial statements, our unaudited pro forma combined financial statements, and the respective notes to those historical and pro forma financial statements.

Unless otherwise indicated, references in this information statement to fiscal 2020 and fiscal 2019 are to the fiscal years ended December 31, 2020 and 2019, respectively.

Our Company

Progressive Care Inc. was incorporated under the laws of the state of Delaware on October 31, 2006 under the name Progressive Training, Inc. We changed our name to Progressive Care Inc. in connection with a merger with Progressive Care Inc. on November 23, 2010. Progressive, through its wholly-owned subsidiaries, PharmCo, LLC (referred to as “PharmCo 901”), Touchpoint RX, LLC doing business as PharmCo Rx 1002, LLC (referred to as “PharmCo 1002”), Family Physicians RX, Inc. doing business as PharmCoRx 1103 and PharmCoRx 1204 (referred to as “FPRX” historically or “PharmCo 1103” and “PharmCo 1204 “currently) (pharmacy subsidiaries collectively referred to as “PharmCo”), and ClearMetrX Inc (collectively with all entities referred to as the “Company”, or “we”) is a personalized healthcare services and technology company which provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers. PharmCo provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long term care facilities, contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program, and health practice risk management. PharmCo also offers e-commerce of over-the-counter products, certain disease testing, and vaccinations.

We enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the medications that we dispense.

The pharmacy is rated by PBMs based on its ability to adequately supply chronic care medications to patients during a measurement period. This score is then compared to the scores of other pharmacies in the network at which point a relative rating is issued and fees are assessed to the pharmacy. In some cases, PBMs may return PBM Fees collected during the measurement period in part or in full to the pharmacies which earn a performance based incentive, while other PBMs use these scores to determine the amount of fees to collect at a later point. In 2020 and 2019, per EQuIPP performance valuation reports, our performance score was five stars with a relative ranking in the top 20% of all pharmacies.

Primary care physicians similarly are measured by Health Insurance Plans based on chronic care management, the results of which impact their annual revenue from these Plans. This potential revenue from the Health Insurance Plans may provide a possible incentive for such prescribing primary care physicians to refer patients to pharmacies that have high performance scores, though patients retain the right to have their prescriptions dispensed by a network of pharmacy of their choice.

Through our wholly-owned subsidiary, ClearMetrX, we offer data management and reporting services to support health care organizations. There are substantial restrictions in HIPAA and state laws on the use and sharing of patient data and the company is in compliance with such laws. The ClearMetrX offerings include data management and TPA services for 340B Covered Entities, Pharmacy Data Analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. We provide data access and actionable insights that providers and support organizations can use to improve their practice and patient care.

We currently deliver prescriptions throughout Florida and ship medications to residents in those states where we hold non-resident pharmacy licenses. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our PharmCo 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

9

We currently offer services in a variety of languages, including English, Spanish, French, Creole, Portuguese, and Russian. We currently have four operating pharmacies, each of which are owned and operated by wholly owned subsidiaries. The current locations of our pharmacies are as follows:

Pharmacy	Address
PharmCo 901	400 Ansin Blvd Suite A, Hallandale Beach, FL 33009
PharmCo 1002	3208 2nd Ave N. Bay 4, Palm Springs, FL 33461
PharmCo 1204 (North Miami Beach)	901 N. Miami Beach Blvd., Suite 1, North Miami Beach, FL 33162
PharmCo 1103 (Orlando)	1160 S Semoran Blvd., Suites D,E,F, Orlando, FL 32822

PharmCo pharmacies are full-service pharmacies that offer a variety of value-add services and accept walk-ins. These services are designed to provide satisfaction across all medication stakeholders and enhance loyalty and key performance metrics. These value-add services that are at no additional charge include prior authorization assistance, same-day home-medication delivery, on site provider consultation services, primary care reporting and analytics, customized packaging solutions, and patient advocacy. The pharmacies accept most major insurance plans and provide access to co-pay assistance programs to income qualified patients, discount and manufacturer coupons, and competitive cash payment options. PharmCo also offers e-commerce of over-the-counter products, certain disease testing, and vaccinations.

PharmCo provides contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, we act as a pass through for third party payor reimbursements on prescription claims adjudicated on behalf of the 340B Covered Entity and receive a dispensing fee per prescription. These dispensing fees vary by the Covered Entity and the level of service provided by us.

Our non-sterile compounding lab was designed to support those patients looking for alternative topical pain management treatments and customizable dosage forms to accommodate struggles with existing conditions. Our compounding department specializes in formularies such as non-narcotic topical pain creams, wound care creams, scar gels, hormone replacement therapies, female health, pediatrics, and sports medicine. We only use FDA approved and registered ingredients and the compound can be individually tailored for a result that fully meets the needs of each patient. In addition to these medications, PharmCo prepares psoriasis creams, wellness vitamins, weight loss formulations and holistic capsules which are 100% Kosher and Halal certified. Compounded medications require strict compliance procedures, are highly labor intensive and as of 2020 are largely not covered by insurance. However, we continue to believe that compounded options must be available for our patients as they have proven effective in improving quality of life for patients with complex conditions and treatment regimens.

For our LTC customers, PharmCo provides purchasing, repackaging and dispensing of both prescription and non-prescription pharmaceutical products. PharmCo utilizes a unit-of-dose packaging system as opposed to the traditional vials as this method of distribution is the industry best practice standard. PharmCo is equipped for various types of unit-of-dose packaging options to meet the needs of LTC patients and retail customers. PharmCo uses the same robotic packaging systems currently used by chain, mail order, and large-scale pharmacies. PharmCo also provides computerized maintenance of patient prescription histories, third party billing and consultant pharmacist services. Its consultant pharmacist services consist primarily of evaluation of monthly patient drug therapy and monitoring the LTC institution’s drug distribution system.

We also generate revenue from our work in MTM, which involves review and adjustment of prescribed drug therapies to improve patient health outcomes for patients with multiple prescriptions. This process includes several activities such as performing patient assessments, creating medication treatment plans, monitoring the effectiveness of and adherence to prescribed therapies and delivering documentation of these services to the patient’s physician to coordinate comprehensive care.

Risks Associated with Our Business

In reviewing this information statement, you should carefully consider the matters discussed under the heading “Risk Factors” beginning on page 12.

10

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section titled “Risk Factors” and elsewhere in this information statement. You should read these risks before you invest in our securities. These risks include, but are not limited to, the following:

●	We have a history of losses and may not be able to achieve or sustain profitability.

●	We derive a significant portion of our sales from prescription drug sales reimbursed by pharmacy benefit management companies.

●	A pandemic, including COVID-19, or an epidemic or outbreak of an infectious disease in the United States or Europe may adversely affect our business.

●	Efforts to reduce reimbursement levels and alter health care financing practices could adversely affect our businesses.

●	A slowdown in the frequency and rate of the introduction of new prescription drugs as well as generic alternatives to brand name prescription products could adversely affect our business, financial position, and results of operations.

●	Changes in industry pricing benchmarks could adversely affect our business, financial position and results of operations.

●	The industries in which we operate are extremely competitive and competition could adversely affect our business, financial position, and results of operations.

●	Existing and new government legislative and regulatory action could adversely affect our business, financial position, and results of operations.

●	Our industry is subject to extensive government regulation, and noncompliance by us or our suppliers could harm our business.

●	Our ability to grow our business may be constrained by our inability to obtain adequate permits and licensing for new locations, business lines, and market territories.

●	Conflicts of interest may arise between us and our directors and officers as a result of other business activities undertaken by such individuals.

●	We will incur increased costs as a result of being a public reporting company and our management will be required to devote substantial time to new compliance initiatives.

●	We will seek to raise additional funds in the future, which may be dilutive to stockholders or impose operational restrictions.

●	Our stock price is likely to be highly volatile because of several factors, including a limited public float.

●	A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to significantly decrease, even if our business is doing well.

●	We cannot assure you that our Common Stock will be liquid or that they will remain listed on a securities exchange.

Corporate Information

Our executive offices are located at 400 Ansin Boulevard, Suite A, Hallandale Beach, FL 33009, and our telephone number is (305) 760-2053. Our corporate website address is http://www.progressivecareus.com, and the website addresses of our subsidiaries are http://www.pharmcorx.com, and http://www.clearmetrx.com. The references to our websites are intended to be an inactive textual reference only. Information contained on, or accessible through, our websites are not a part of, and are not incorporated by reference into, this information statement, and you should not rely on this information in making a decision to invest in our securities in this offering.

11

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this information statement before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to our Business

We have a history of losses and may not be able to achieve or sustain profitability.

We have incurred and may continue to incur operating losses in the foreseeable future. For the years ended December 31, 2020 and December 31, 2019 we had net revenue from continuing operations of $38.9 million and $32.6 million, respectively. For the years ended December 31, 2020 and 2019, we had net losses from continuing operations of $(1.4) million and $(2.5) million, respectively. For the nine months ended September 30, 2021, we had net revenue of $29.0 million, and a net income of $0.4 million, respectively. Our ability to achieve and maintain profitability depends on our ability to have successful operations and generate and sustain sales, while maintaining reasonable expense levels.

We have a substantial amount of debt of approximately $3.1 million, and approximately $1.7 million in principal will come due in 2022.

As of December 31, 2020, and September 30, 2021, we had cash balances of $2.1 million and $2.1 million, respectively. Over the last several years, we have been substantially dependent on funding our pharmacy acquisitions and operations through the private sale of debt securities. Of the $2.3 million as of September 30, 2021, in convertible debt, including accrued interest of $0.7 million, bearing interest at 10% per annum that we have issued and outstanding, approximately $1.6 million in principal and $0.7 million of interest will come due in 2022. While these debt securities are convertible into our shares of Common Stock at variable prices based on lowest closing trading prices prior to the conversion, there can be no assurance that the holders of such securities will agree to convert amounts due into Common Stock. If we are unable to meet these obligations or default on our obligations in any other way, even if we are otherwise generating positive earnings, we could lose substantially all of our business assets as well as being held liable for any deficiency in payment. The net result of such a failure would likely be the end of our business operations and a complete loss of your investment.

There can be no assurance that holders of our debt securities will agree to convert amounts due into Common Stock.

As of December 31, 2020, and September 30, 2021, we had cash balances of $2.1 million and $2.1 million, respectively. Over the last several years, we have been substantially dependent on funding our pharmacy acquisitions and operations through the private sale of debt securities. Of the $2.3 million as of September 30, 2021, in convertible debt, including accrued interest of $0.7 million, bearing interest at 10% per annum that we have issued and outstanding, approximately $1.6 million in principal and $0.7 million of interest will come due in 2022. While these debt securities are convertible into our shares of Common Stock at variable prices based on lowest closing trading prices prior to the conversion, there can be no assurance that the holders of such securities will agree to convert amounts due into Common Stock. We are attempting to extend the maturity date of these debt securities, but can provide no assurance that the holders of such securities will agree to extend the maturity date on these securities on acceptable terms. If we are unable to meet these obligations or default on our obligations in any other way, even if we are otherwise generating positive earnings, we could lose substantially all of our business assets as well as being held liable for any deficiency in payment. The net result of such a failure would likely be the end of our business operations and a complete loss of your investment.

12

Our Series A Preferred Stock entitles the holder of such shares to a supermajority voting on all matters submitted to a stockholder vote.

The Yelena Braslavskaya 2020 Gift Trust (the “Trust”) is the owner of all outstanding shares of our Series A Preferred Stock, which entitles the holder to vote on all matters submitted or required to be submitted to a vote of the stockholders. Through its ownership of the Series A Preferred Stock, the Trust has voting power equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company. Due to such disproportionate voting power, new investors may not be able to effect a change in our business or management, and therefore, stockholders would have limited recourse as a result of decisions made by management. Moreover, this Series A Preferred Stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

As of November 3, 2021, the holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Each share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and preferred stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws. As of the Record Date, each share of Series A Preferred Stock has voting rights equal to 10,926,680 shares, and on an aggregate basis the 51 shares of Series A Preferred Stock have voting rights equal to 557,260,682 shares.

We derive a significant portion of our sales from prescription drug sales reimbursed by pharmacy benefit management companies.

We derive a significant portion of our sales from prescription drug sales reimbursed through prescription drug plans administered by PBM companies. PBM companies typically administer multiple prescription drug plans that expire at various times and provide for varying reimbursement rates. There can be no assurance that we will continue to participate in any pharmacy benefit manager network at any future time. If our participation in the prescription drug programs administered by one or more of the large PBM companies is restricted or terminated, we expect that our sales would be adversely affected, at least in the short-term. If we are unable to replace any such lost sales, either through an increase in other sales or through a resumption of participation in those plans, our operating results may be materially adversely affected. When we exit a pharmacy provider network and later resume network participation, there can be no assurance that we will achieve any level of business on any pace, or that all clients of the PBM sponsor of the network will choose to include us again in their pharmacy network initially or at all. In addition, in such circumstances we may incur increased marketing and other costs about initiatives to regain former patients and attract new patients covered by in-network plans.

13

A pandemic, including COVID-19, or an epidemic or outbreak of an infectious disease in the United States or Europe may adversely affect our business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, Europe or worldwide, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of March 2020, has spread to over 70 countries, including the U.S., The World Health Organization has declared a pandemic in March 2020 and this virus continues to spread globally. As of January 2022, the virus has spread to over 200 countries globally, including the U.S. The spread of COVID-19 has impacted the global economy and may impact our operations, including revenue from patient prescriptions. The risk is somewhat mitigated as pharmacies are considered essential businesses by federal, state, and local governments and are required to remain open during health emergencies. Nonetheless, such events may result in a period of business disruption and in reduced operations, which could materially affect our business, financial condition, and results of operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Moreover, there continues to be uncertainty around the COVID-19 pandemic, its duration, and its impact on U.S. and global economic activity and consumer behavior. The Delta variant of COVID-19, which appears to be the most transmissible and contagious variant to date, has caused a surge in COVID-19 cases globally. The impact of the Delta variant, or other variants that may emerge, cannot be predicted at this time, and could depend on numerous factors, including the availability of vaccines in different parts of the world, vaccination rates among the population, the effectiveness of COVID-19 vaccines against the Delta variant and other variants, and the response by governmental bodies to reinstate mandated business closures, orders to “shelter in place,” and travel and transportation restrictions. A significant outbreak of coronavirus and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations.

Efforts to reduce reimbursement levels and alter health care financing practices could adversely affect our businesses.

The continued efforts of health maintenance organizations, managed care organizations, other companies, government entities, and other third-party payors to reduce prescription drug costs and pharmacy reimbursement rates may impact our profitability. Increased utilization of generic pharmaceuticals, which normally yield a higher gross profit rate than equivalent brand-named drugs, has resulted in a decrease in reimbursement payments to retail and mail order pharmacies for generic drugs through the imposition by third-party payors of generic effective rates (“GERs”) that have caused a reduction in the generic profit rate. We expect pricing pressures from third-party payors to continue given the high and increasing costs of specialty drugs. As a result of this industry-wide pressure, we also may see profit margins on our contracts continue to compress, which may adversely affect our profitability.

PBM fees, including Direct and Indirect Remuneration (“DIR”) fees, transaction charges and network access fees, applied significant downward pressure on our profitability. DIR Fees are often calculated and charged several months after adjudication of a claim, which adversely impacts our profitability. These fees lack transparency and are extremely difficult to predict and accrue. DIR fees are sometimes retroactively “clawed back” by the PBMs with little or no warning at the end of a quarter, which has a significant downward effect on our gross margins.

Retroactive contractual adjustments may be imposed on the pharmacies through execution of new contracts between pharmacy services administration organizations (“PSAOs”) and PBMs with retroactive effectiveness. These contractual adjustments typically impose new lowered effective rate calculations on previously dispensed medications resulting in a PBM overpayment, which is later recouped with or without notice to the pharmacy. DIR fees and other PBM fees are generally not disclosed at adjudication and may change throughout the year. These adjustments and the resultant fees may not be predictable or avoidable and can adversely affect our revenues, cash flow, and profitability.

In addition, during the past several years, the U.S. health care industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control health care costs, including prescription drug costs, are underway at the federal and state government levels. Changing political, economic, and regulatory influences may affect health care financing and reimbursement practices. If the current health care financing and reimbursement system changes significantly, our business, financial position and results of operations could be materially adversely affected.

14

Quality measurement networks have a significant impact on our revenues. Quality measurement networks can be, but are not always, tied to DIR Fees collected by PBMs. These networks designate specific metrics through which pharmacy performance is assessed. These metrics are disclosed along with benchmark guidance for quality or superior performance, which can lead to a return of the DIR fees by the PBMs in the form of performance bonuses. Failure to meet quality measures can result in loss of DIR Fees collected and loss of PBM relationship. There is no guarantee that we will be successful in meeting quality review standards. Quality measurement networks are increasingly rigorous and can be based on comparative success against other pharmacies in the network. If other pharmacies out-perform our pharmacy or if we fail to meet quality metrics, our profitability can be adversely affected.

A slowdown in the frequency and rate of the introduction of new prescription drugs as well as generic alternatives to brand name prescription products could adversely affect our business, financial position, and results of operations.

The profitability of retail pharmacy businesses is dependent upon the utilization of prescription drug products. Generally, our pharmacies receive greater profit from generic drugs. Utilization trends are affected by the introduction of new and successful prescription pharmaceuticals as well as lower priced generic alternatives to existing brand name products. Accordingly, a slowdown in the introduction of new and successful prescription pharmaceuticals and/or generic alternatives could adversely affect our business, financial position and results of operations.

Uncertainty regarding the impact of Medicare Part D may adversely affect our business, financial position and our results of operations.

Since its inception in 2006, the Medicare drug benefit has resulted in increased utilization and decreased pharmacy gross margin rates as higher margin business, such as cash and state Medicaid customers, migrated to Medicare Part D coverage. To the extent this occurs, the adverse effects of the Medicare drug benefit may outweigh any opportunities for new business generated by the Medicare drug benefit. In addition, if the government alters Medicare program requirements or reduces funding because of the higher-than-anticipated cost to taxpayers of the Medicare drug benefit or for other reasons; or if we fail to design and maintain programs that are attractive to Medicare participants, our Medicare Part D services and the ability to expand our Medicare Part D services could be materially and adversely affected, and our business, financial position and results of operations may be adversely affected.

Unexpected safety or efficacy concerns may arise from pharmaceutical products.

Unexpected safety or efficacy concerns can arise with respect to pharmaceutical drugs dispensed at our pharmacies, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales. If we fail to or do not promptly withdraw pharmaceutical drugs upon a recall by a drug manufacturer, our business and results of operations could be negatively impacted by reversals of pharmacy billings that will result in loss of revenue.

Prescription volumes may decline, and our net revenues and ability to generate earnings may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases.

We dispense significant volumes of drugs from our pharmacies. These volumes are the basis for our net revenues. When increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our volumes, net revenues, profitability, and cash flows may decline.

15

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or eliminate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance.

We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

Changes in industry pricing benchmarks could adversely affect our business, financial position and results of operations.

Contracts in the prescription drug industry generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include average wholesale price (“AWP”), average sales price and wholesale acquisition cost.

Recent events have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry. In some circumstances, such changes could also impact the reimbursement that we receive from Medicare or Medicaid programs for drugs covered by such programs and from MCOs that contract with government health programs to provide prescription drug benefits.

The industries in which we operate are extremely competitive and competition could adversely affect our business, financial position and results of operations.

We operate in a highly competitive environment. As a pharmacy retailer, we compete with other drugstore chains, supermarkets, discount retailers, membership clubs, Internet companies and retail health clinics, as well as other mail order pharmacies. In that regard, many pharmacy benefits plans have implemented plan designs that mandate or provide incentives to fill maintenance medications through mail order pharmacies. To the extent this trend continues, our retail pharmacy business could be adversely affected. In addition, some of these competitors may offer services and pricing terms that we may not be willing or able to offer. Competition may also come from other sources in the future. Thus, competition could have an adverse effect on our business, financial position and results of operations.

Existing and new government legislative and regulatory action could adversely affect our business, financial position and results of operations.

The retail drugstore business is subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable laws and regulations could adversely affect the continued operation of our business, including, but not limited to: imposition of civil or criminal penalties; suspension of payments from government programs; loss of required government certifications or approvals; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; or loss of licensure. The regulations to which we are subject include, but are not limited to: the laws and regulations; accounting standards; tax laws and regulations; laws and regulations relating to the protection of the environment and health and safety matters, including those governing exposure to, and the management and disposal of, hazardous substances; and regulations of the FDA, the U.S. Federal Trade Commission, the Drug Enforcement Administration, and the Consumer Product Safety Commission, as well as state regulatory authorities, governing the sale, advertisement and promotion of products that we sell. In that regard, our business, financial position and results of operations could be affected by one or more of the following:

●	federal and state laws and regulations governing the purchase, distribution, management, dispensing and reimbursement of prescription drugs and related services, whether at retail or mail, and applicable licensing requirements;

●	the effect of the expiration of patents covering brand name drugs and the introduction of generic products;

16

●	the frequency and rate of approvals by the FDA of new brand named and generic drugs, or of over-the-counter status for brand name drugs;

●	FDA regulation affecting the retail pharmacy industry;

●	rules and regulations issued pursuant to the HIPAA; and other federal and state laws affecting the use, disclosure and transmission of health information, such as state security breach laws and state laws limiting the use and disclosure of prescriber information;

●	administration of the Medicare drug benefit, including legislative changes and/or CMS rulemaking and interpretation;

●	government regulation of the development, administration, review and updating of formularies and drug lists;

●	state laws and regulations establishing or changing prompt payment requirements for payments to retail pharmacies;

●	impact of network access (any willing provider) legislation on ability to manage pharmacy networks;

●	managed care reform and plan design legislation;

●	insurance licensing and other insurance regulatory requirements applicable to offering prescription drug providers (“PDP”) about the Medicare drug benefit;

●	direct regulation of pharmacies by regulatory and quasi-regulatory bodies; and

●	Federal government sequestration affecting Medicare Part B reimbursements.

Changes in the health care regulatory environment may adversely affect our business.

Future rulemaking could increase regulation of pharmacy services, result in changes to pharmacy reimbursement rates, and otherwise change the way we do business. We cannot predict the timing or impact of any future rulemaking, but any such rulemaking could have an adverse impact on our results of operations.

The sustainability of our current business model is also dependent on the availability, pricing and rules and regulations relating to the dispensing of controlled medications. Changes that affect any of these variables could greatly impact our current revenue streams as well as alter our business structure and future plans for growth and development.

Any disruption to our supply chain could materially harm our business, operating results, financial condition and cash flows.

Any disruption to our supply chain could impact our supply chain for products we sell, particularly as a result of mandatory shutdowns in locations where our products are manufactured or held for distribution. We could also see significant disruptions of the operations of our logistics, service providers, delays in shipments and negative impacts to pricing of certain of our products.

17

Efforts to reform the U.S. health care system may adversely affect our financial performance.

Congress periodically considers proposals to reform the U.S. health care system. These proposals may increase government involvement in health care and regulation of pharmacy services, or otherwise change the way we or our clients do business. Health plan sponsors may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that the combined company would provide. We cannot predict what effect, if any, these proposals may have on its retail and pharmacy services businesses. Other legislative or market-driven changes in the health care system that we cannot anticipate could also materially adversely affect our results of operations, financial position and/or cash flow from operations.

Passed in 2010, the Affordable Care Act (“ACA”) enacted a number of significant health care reforms. However, there is a significant degree of uncertainty associated with the current state of active healthcare legislation such that we cannot adequately predict how future incarnations of healthcare reform will impact the business.

If we are found to be in violation of Medicaid and Medicare reimbursement regulations, we could become subject to retroactive adjustments and recoupment, or exclusion from the Medicaid, Medicare programs, and PBM networks.

As a Medicaid and Medicare provider, we are subject to retroactive adjustments due to prior-year audits, reviews and investigations, government fraud and abuse initiatives, and other similar actions. Federal regulations provide for withholding payments to recoup amounts payable under the programs and, in certain circumstances, allow for exclusion from Medicaid and Medicare. We cannot offer any assurance that, pursuant to such audits, reviews, investigations, or other proceedings, we will be found to be complying in all respects with such reimbursement regulations. A determination that we are in violation of any such reimbursement regulation could result in retroactive adjustments and recoupment of payments and have a material adverse effect on our financial condition and results of operations. As a Medicaid and Medicare provider, we are also subject to routine, unscheduled audits, and if any such audit results in a negative finding, finding, we may be subject to exclusions from Medicaid, Medicare, and other PBM networks, which would adversely affect our results of operations and financial condition.

Our industry is subject to extensive government regulation, and noncompliance by us or our suppliers could harm our business.

The repackaging, marketing, sale, and purchase of medications are extensively regulated by federal and state governments. In addition, many of the brand name and controlled medications that we sell receive greater attention from law enforcement officials than medications that are most often dispensed by traditional pharmacies due to the high cost of these medications and the potential for diversion and fraud, waste, and abuse. We sell common blood pressure, statin and other common drugs, and dispense either brand name or generic drugs according to the doctor’s prescription. If we fail to, or are accused of failing to, comply with applicable laws and regulations, we could be subject to penalties that may include exclusion from the Medicare or Medicaid programs, fines, requirements to change our practices, and civil or criminal penalties, which could harm our business, financial condition, and results of operations. Any disqualification from participating in Medicare or the state Medicaid programs would significantly reduce our net sales and our ability to maintain profitability. Our business could also be harmed if the entities with which we contract or have business relationships, such as pharmaceutical manufacturers, distributors, physicians, clinics, or home health agencies are accused of violating laws or regulations.

While we believe that we are operating our business in substantial compliance with existing legal requirements material to the operation of our business, there are significant uncertainties involving the application of many of these legal requirements to our business. Changes in interpretation or enforcement policies could subject our current practices to allegations of impropriety or illegality. The applicable regulatory framework is complex and evolving, and the laws are very broad in scope. Many of the laws remain open to interpretation and have not been addressed by substantive court decisions to clarify their meaning. We are also unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to our business or the healthcare industry in general, or what effect any such legislation or regulation might have on us. Further, we cannot provide any assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could increase our cost of compliance with such laws or reduce our ability to remain profitable.

Federal and state investigations and enforcement actions continue to focus on the healthcare industry, scrutinizing a wide range of items such as referral and billing practices, product discount arrangements, dissemination of confidential patient information, clinical drug research trials, pharmaceutical marketing programs, and gifts for patients. It is difficult to predict how any of the laws implicated in these investigations and enforcement actions may be interpreted to apply to our business. Any future investigation may cause publicity, regardless of the eventual result of the investigation, or its underlying merits, that would cause potential patients to avoid us, reducing our net sales and profits and causing our stock price to decline.

18

Our operating results are affected by the health of the economy in general and the markets we serve.

The health of the economy in general and in the markets that we serve could adversely affect our business and our financial results. Our business is affected by the economy in general, including changes in consumer purchasing power, preferences and/or spending patterns. These changes could affect drug utilization trends as well as the financial health and number of covered lives of our clients, resulting in an adverse effect on our business and financial results.

It is possible that the state of the economy could change, and current trends could reverse in the future. A reversal of these trends will cause a decline in drug utilization and dampen demand for pharmaceutical drugs and durable medical equipment as well as consumer demand for sundry products sold in our retail store. If this were to occur, our business and financial results could be adversely affected. Further, interest rate fluctuations and changes in capital market conditions may affect our ability to obtain necessary financing on acceptable terms, our ability to secure suitable store locations under acceptable terms and our ability to execute sale or lease transactions under acceptable terms.

If the merchandise and services that we offer fail to meet customer needs, our sales may be affected.

Our success depends on our ability to offer a superior shopping experience, a quality assortment of available merchandise and superior customer service. We must identify, obtain supplies of, and offer to our customers, attractive, innovative, and high-quality merchandise on a continuous basis. Our products and services must satisfy the needs and desires of our customers, whose preferences may change in the future. If we misjudge either the demand for products and services we sell or our customers’ purchasing habits and tastes, we may be faced with excess inventories of some products and missed opportunities for products and services we chose not to offer. In addition, our sales may decline, or we may be required to sell the merchandise we have obtained at lower prices. This would have a negative effect on our business and results of operations.

We are highly dependent on one supplier for our products, and a loss of that supplier may adversely impact our ability to sell products to our customers.

We obtain pharmaceutical and other products from wholesale distributors. We maintained a relationship with a primary supplier that accounted for 95%, 95%, 95% and 91% of pharmaceutical purchases for the nine months ended September 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, respectively, and several supplementary suppliers. Our primary supplier for the nine months ended September 30, 2021 and 2020, and the years ended December 31, 2020 and 2019 was McKesson. If that supplier was to cease supplying us with products for any reason, we would be forced to find alternative sources for our products. Despite this, we believe we would be able to readily find multiple alternative sources for our products. We may not be able to quickly or effectively replace that supplier, which may lead to delays in product availability and losses of sales, which would have a negative effect on our business, results of operations and financial condition.

We derive a significant portion of our revenues from a small number of customers and a loss of one or both of those customers would have a material adverse impact on our business.

We sell to numerous customers including various managed care organizations within both the private and public sectors. Certain healthcare payors, including Medicare Part D and the State of Florida, account for more than ten percent or more of our consolidated net revenue in fiscal 2020 and fiscal 2019. Medicare Part D and the State of Florida Medicaid public assistance program are major customers of ours. However, both government programs function under several different healthcare payors, the concentration of which varies throughout the course of the year. To the extent we lost the business of one or more of these healthcare payors, our revenues would significantly decrease, having a material adverse effect on our business, results of operations and financial condition.

19

Our ability to grow our business may be constrained by our inability to find suitable new pharmacy store locations at acceptable prices.

Our ability to grow our business may be constrained if suitable new pharmacy store locations cannot be identified with lease terms or purchase prices that are acceptable to us. We compete with other retailers and businesses for suitable locations for our pharmacy stores. Local land use and other regulations applicable to the types of stores we desire to construct may impact our ability to find suitable locations and influence the cost of constructing our stores. The expiration of leases at existing store locations may adversely affect us if the renewal terms of those leases are unacceptable to us and we are forced to close or relocate stores. Further, changing local demographics at existing store locations may adversely affect revenue and profitability levels at those stores.

Our ability to grow our business may be constrained by our inability to obtain adequate permits and licensing for new locations, business lines, and market territories.

Our ability to grow our business may be constrained if new locations, business lines, and market territories are not permitted and licensed to conduct ordinary operations. Expansion initiatives can be delayed or even canceled due to a failure to acquire certain government agency approvals. Such delay or cancellation will have a negative impact on our business and results of operations.

Product liability, product recall or personal injury issues could damage our reputation and have a significant adverse effect on our businesses, operating results, cash flows and/or financial condition.

Should a product liability issue, recall or personal injury issue arise, inadequate product or other liability insurance coverage or our inability to maintain such insurance may result in a material adverse effect on our business and financial condition. Products that we sell could become subject to contamination, product tampering, mislabeling, recall or other damage. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury. Product liability or personal injury claims may be asserted against us with respect to any of the products or pharmaceuticals we sell or services we provide.

If we are not able to market our services effectively to clinics, their affiliated healthcare providers and prescription drug providers, we may not be able to grow our patient base as rapidly as we have anticipated.

Our success depends, in part, on our ability to develop and maintain relationships with clinics and their affiliated healthcare providers because each is an important patient referral source for our business. In addition, we also must maintain and continue to establish relationships with prescription drug providers so we can continue to fill prescriptions for our dual eligible customers who receive prescription drug coverage under Medicare Part D. If we are unable to market our services effectively to these clinics, healthcare providers and prescription drug providers, or if our existing relationships with clinics and providers are terminated, our ability to grow our patient base will be harmed, which could significantly reduce our net sales and our ability to maintain profitability. Additionally, Medicare Part D regulations that strictly limit our ability to market to our current and new patients may limit our ability to maintain and grow our current patient base.

If we fail to manage our growth or implement changes to our reporting systems effectively, our business could be harmed.

If we are unable to manage our growth effectively, we could incur losses. How we manage our growth will depend, among other things, on our ability to adapt our operational, financial and management controls, reporting systems and procedures to the demands of a larger business, including the demands of integrating our acquisitions. To manage the growth and increasing complexity of our business, we may make modifications to or replace computer and other reporting systems, including those that report on our financial results and on which we are substantially dependent. We may incur significant financial and resource costs because of any such modifications or replacements, and our business may be subject to transitional difficulties. The difficulties associated with any such implementation, and any failure or delay in the system implementation, could negatively affect our internal control over financial reporting and harm our business and results of operations. In addition, we may not be able to successfully hire, train and manage additional sales, marketing, customer support and pharmacists quickly enough to support our growth. To provide this support, we may need to open additional offices, which will result in additional burdens on our systems and resources and require additional capital expenditures.

20

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of the patients and physicians we serve within the health services industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

●	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

●	coordination of technology, research and development and sales and marketing functions;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

●	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our operating results in a given period;

●	liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the impairment of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize to the extent we anticipate or at all.

Conflicts of interest may arise between us and our directors and officers as a result of other business activities undertaken by such individuals.

We may be subject to various potential conflicts of interest because some of our directors and executive officers may be engaged in a range of business activities. In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

In addition, we may also become involved in other transactions which conflict with the interests of our directors and the officers who may from time to time deal with persons, firms or institutions with which we may be dealing, or which may be seeking investments similar to those we desire. The interests of these persons could conflict with our interests. In addition, from time to time, these persons may be competing with us for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws, regulations and stock market rules. In particular, in the event that such a conflict of interest arises at a meeting of our board of directors, a director who has such a conflict will abstain from voting for or against the approval of such transaction. In accordance with applicable laws, our directors are required to act honestly, in good faith and in our best interests.

21

A disruption in our telephone system or our computer system could harm our business.

We receive and take most prescription orders electronically, over the telephone and by facsimile. We also rely extensively upon our computer system to confirm payor information, patient eligibility and authorizations; to check on medication interactions and patient medication history; to facilitate filling and labeling prescriptions for delivery and billing; and to help with the collection of payments. Our success depends, in part, upon our ability to promptly fill and deliver complex prescription orders as well as on our ability to provide reimbursement management services for our patients and their healthcare providers. Any continuing disruption in our telephone, facsimile or computer systems could adversely affect our ability to receive and process prescription orders, make deliveries on a timely basis and receive reimbursement from our payors. This could adversely affect our relations with the patients and healthcare providers we serve and potentially result in a partial reduction in orders from, or a complete loss of, these patients.

We will incur increased costs as a result of becoming a reporting company, and given our limited capital resources, such additional costs may have an adverse impact on our profitability.

Following the effectiveness of this Form 10, we will be an SEC reporting company. The rules and regulations under the Exchange Act require a public company to provide periodic reports with interactive data files which will cause the Company to incur legal, accounting and auditing services, and XBRL and EDGAR service providers. The engagement of such services can be costly. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and process. The expenses incurred for filing periodic reports and implementing disclosure controls and procedures may be as high as $100,000 annually. Further, there is no guarantee that we will have sufficient resources to meet our reporting and filing obligations with the SEC as they come due.

We may fail to retain or recruit necessary personnel, and, even if we are successful, we may be unable to successfully integrate new personnel into our operations.

Our success is highly dependent on the performance of our management team and certain employees, and our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees and consultants.

We have also engaged consultants to advise us on various aspects of our business. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. While employment agreements and incentive agreements are customarily used as a primary method of retaining the services of key employees, these agreements and arrangements cannot assure the continued services of such employees. The loss of the services of any key personnel or an inability to attract other suitably qualified persons when needed, could prevent us from executing on our business plan and strategy, and we may be unable to find adequate replacements on a timely basis, or at all.

Moreover, to execute our growth plans, we expect to hire additional executive officers and key employees. Our future performance will depend in part on our ability to successfully integrate those newly hired executive officers into our management team and our ability to develop an effective working relationship among senior management.

22

Risks Related to the Pharmacy Industry

There is substantial competition in our industry, and we may not be able to compete successfully.

The pharmacy industry is highly competitive and is continuing to become more competitive. All medications, supplies and services that we provide are also available from our competitors. Our current and potential competitors may include:

●	Other pharmacy distributors;

●	Specialty pharmacy divisions of wholesale drug distributors;

●	Not for profit organizations with pharmacies;

●	Hospital-based pharmacies;

●	Local infusion providers;

●	Sterile and non-sterile compounding pharmacies;

●	Other retail pharmacies;

●	Provider dispensaries;

●	Manufacturers that sell their products both to distributors and directly to clinics and physicians’ offices;

●	Hospital-based care centers and other alternate-site healthcare providers;

●	Insurance companies with proprietary pharmacy services;

●	Customers of ours who decide to open their own pharmacies;

●	Chain pharmacies; and

●	Mail-order pharmacies.

Many specialty patients are currently receiving prescription benefits from federally funded programs such as the Ryan White CARE Act. These payors only use non-profit providers to dispense medications to their enrollees.

Many of our competitors have substantially greater resources and marketing staffs and more established operations and infrastructure than we have. A significant factor in effective competition will be our ability to maintain and expand our relationships with patients, healthcare providers and government and private payors.

If demand for our products and services is reduced, our business and ability to grow would be harmed.

A reduction in demand for specialty medications would significantly harm our business, as we would not be able to quickly shift our business to provide medications for other diseases or disorders. Reduced demand for our products and services could be caused by several circumstances, such as:

●	A cure or vaccine for chronic care conditions;

●	The emergence of new diseases resistant to available medications;

●	Shifts to treatment regimens other than those we offer;

●	New methods of delivery of existing medications or of injectable or infusible medications that do not require our specialty pharmacy and disease management services;

●	Recalls of the medications we sell;

●	Adverse reactions caused by the medications we sell; and

●	The expiration of or challenge to the drug patents on the medications we sell.

23

Our revenues could be adversely affected if new drugs or combination therapies are developed and prescribed to our patients that have a reimbursement rate less than that of the current drug therapies our patients receive.

If our patients switch medications to those with lower reimbursement rates or to combination therapies, which combine multiple drugs into a single medication, our net sales could decline. Combination therapies reduce the number of total prescriptions received by our patients, resulting in reduced average revenues and a decrease in dispensing fees per patient.

If our credit terms with vendors become unfavorable or our relationship with them is terminated, our business could be adversely affected.

We depend on existing credit terms from vendors to meet our working capital needs between the times we purchased medications from vendors and when we received reimbursement or payment from third-party payors. Our ability to grow has been limited in part by our inability to negotiate favorable credit terms from our suppliers. If our position changes and we are unable to maintain adequate credit terms or sufficient financing from third-party lenders, we may become limited in our ability to continue to increase the volume of medications we need to fill prescriptions.

There are only a few wholesale distributors from which we can purchase the high cost medications we offer. If any of our vendor agreements terminate or are not renewed, we might not be able to enter a new agreement with another wholesale distributor on a timely basis or on terms favorable to us. Our inability to enter a new supply agreement may cause a shortage of the supply of medications we keep in stock, or we may be required to accept pricing and credit terms from a vendor that are less favorable to us than those we currently have.

There are several additional business risks which could adversely affect our financial results.

Many other factors could adversely affect our financial results, including:

●	If we are unsuccessful in establishing effective advertising, marketing and promotional programs, our sales or sales margins could be negatively affected.

●	Our success depends on our continued ability to attract and retain store, management and other professional personnel, and the loss of key personnel could have an adverse effect on the results of our operations, financial condition or cash flow.

●	We rely on sales and marketing personnel to bring new sales and maintain relationships with current clients. If we fail to retain these individuals or fail to recruit new sales staff, it could have a material adverse effect on sales and our ability to meet operational needs.

●	We may not be able to successfully and timely implement new computer systems and technology or business processes, or may experience disruptions or delays to the computer systems we depend on to manage our ordering, pricing, point-of-sale, inventory replenishment and other processes, which could adversely impact our operations and our ability to attract and retain customers.

●	Severe weather conditions, terrorist activities, health epidemics or pandemics or the prospect of these events can impact our store operations or damage our facilities in affected areas or have an adverse impact on consumer confidence levels and spending in our store.

●	The long-term effects of climate change on general economic conditions and the pharmacy industry in particular are unclear, and changes in the supply, demand or available sources of energy may affect the availability or cost of goods and services, including natural resources, necessary to run our business.

●	The products we sell are sourced from a wide variety of domestic and international vendors, and any future inability to find qualified vendors and access products in a timely and efficient manner could adversely impact our business.

24

Mr. Weisberg is involved in outside businesses, which may interfere with his ability to devote time and attention to our business and affairs.

We rely on our senior management team, including Mr. Weisberg, for the day-to-day operations of our business. Our employment agreement with Mr. Weisberg requires him to devote a substantial portion of his business time and attention to our business. Mr. Weisberg continues to serve as chairman of the board of directors and CEO of Progressive Care Inc. and principal of Weisberg and Company. As such, Mr. Weisberg has certain ongoing duties to Progressive Care Inc. and Weisberg and Company that could require a substantial portion of his time and attention. Although we expect that Mr. Weisberg will continue to devote a substantial portion of his business time and attention to us, we cannot accurately predict the amount of time and attention that will be required of Mr. Weisberg to perform such ongoing duties. To the extent that Mr. Weisberg is required to dedicate time and attention to Progressive Care Inc. and/or Weisberg and Company, his ability to devote a substantial portion of his business time and attention to our business and affairs may be limited and could adversely affect our operations.

Risks Relating to Our Data Management Services

Competition with some customers, or decisions by customers to perform internally some of the same solutions or services that we offer, could harm our business, results of operations or financial condition.

Some of our existing customers compete with us, or may do so in the future, and some customers belong to alliances that compete with us, or may do so in the future, either with respect to the solutions or services we provide to them now, or with respect to other lines of business. To the extent that customers elect to perform internally any of the business processes our solutions address, either because they believe they can provide such processes more efficiently internally or otherwise, we may lose such customers, or the volume of our business with such customers may be reduced, which could harm our business, results of operations or financial condition.

If our solutions do not interoperate with our customers’ or their vendors’ networks and infrastructures, or if customers or their vendors implement new system updates that are incompatible with our solutions, sales of those solutions could be adversely affected.

Our solutions must interoperate with our customers’ and their vendors’ existing infrastructures, which often have different specifications, rapidly evolve, utilize multiple protocol standards, and applications from multiple vendors, and contain multiple generations of products that have been added to that infrastructure over time. Some of the technologies supporting our customers and their vendors are changing rapidly and we must continue to adapt to these changes in a timely and effective manner at an acceptable cost. In addition, our customers and their vendors may implement new technologies into their existing networks and systems infrastructures that may not immediately interoperate with our solutions.

Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our services in response to changing customer and industry demands. If we encounter complications related to network configurations or settings, we may have to modify our solutions to enable them to interoperate with customers’ and their vendors’ networks and manage customers’ transactions in the manner intended.

25

Our ability to generate revenue could suffer if we do not continue to update and improve existing solutions and develop new ones.

We must continually improve the functionality of our existing solutions in a timely manner and introduce new and valuable healthcare IT and service solutions in order to respond to technological and regulatory developments and customer demands and, thereby, retain existing customers and attract new ones. For example, from time to time, government agencies may alter format and data code requirements applicable to electronic transactions. In addition, customers may request that solutions be customized to satisfy particular security protocols, modifications, and other contractual terms in excess of industry norms and standard configurations. We may not be successful in responding to technological and regulatory developments or changing customer needs. In addition, these regulatory or customer-imposed requirements may impact the profitability of particular solutions and customer engagements. The pace of change in the markets served by us is rapid, and there are frequent new product and service introductions by competitors in their offerings. If we do not respond successfully to technological and regulatory changes, as well as evolving industry standards and customer demands, our solutions may become obsolete. Technological changes also may result in the offering of competitive solutions at lower prices than we are charging for our solutions, which could result in us losing sales unless we lower the prices we charge or provide additional efficiencies or capabilities to the customer. If we lower our prices on some of our solutions, we will need to increase margins on other solutions in order to maintain overall profitability.

There are increased risks of performance problems and breaches during times when we are making significant changes to our solutions or systems we use to provide our solutions. In addition, changes to our solutions or systems, including cost savings initiatives, may cost more than anticipated, may not provide the benefits expected, may take longer than anticipated to develop and implement or may increase the risk of performance problems.

In order to respond to technological changes, such as continuing development in the areas of data analytics as well as regulatory changes and evolving security risks and industry standards, our solutions and the software and systems we use to provide our solutions must be continually updated and enhanced. We cannot be certain that errors will not arise in connection with any such changes, updates, enhancements or new versions, especially when first introduced. Even if our new, updated or enhanced solutions do not have performance problems, technical and customer service personnel may have difficulties installing them or providing any necessary training and support to customers, and customers may not follow our guidance on appropriate training, support and implementation for such new, updated or enhanced solutions. In addition, changes in technology and systems may not provide the additional functionality or other benefits that were expected.

Implementation of changes in our technology and systems may cost more or take longer than originally expected and may require more testing than initially anticipated. While new, updated or enhanced solutions will be tested before they are used in production, we cannot be sure that the testing will uncover all problems that may occur in actual use.

If significant problems occur as a result of these changes, we may fail to meet our contractual obligations to customers, which could result in claims being made against us or in the loss of customer relationships.

Breaches and failures of our IT systems and the security measures protecting them, and the sensitive information we transmit, use and store, expose us to potential liability and reputational harm.

Our business relies on sophisticated information systems to obtain, rapidly process, analyze, and manage data, affecting our ability to provide services. To the extent our IT systems are not successfully implemented or fail, our business and results of operations may be adversely affected.

Our business and results of operations may also be adversely affected if a vendor servicing our IT systems does not perform satisfactorily, or if the IT systems are interrupted or damaged by unforeseen events, including the actions of third parties. Further, our business relies to a significant degree upon the secure transmission, use and storage of sensitive information, including protected health information and other personally identifiable information, financial information and other confidential information and data within these systems. To protect this information, we seek to implement commercially reasonable security measures and maintain information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, hosted and processed. Despite our security management efforts with respect to physical and technological infrastructure, employee training, vendor controls and contractual relationships, our infrastructure, data or other operation centers and systems used in connection with our business operations, including the internet and related systems of our vendors are vulnerable to, and from time to time experience, unauthorized access to data and/or breaches of confidential information due to criminal conduct, physical break-ins, hackers, employee or insider malfeasance and/or improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, ransomware events, phishing schemes, fraud, terrorist attacks, human error or other breaches by insiders or third parties or similar disruptive problems. It is not possible to prevent all security threats to our systems and data. Techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and may be difficult to detect for long periods of time.

26

Because our products and services involve the storage, use and transmission of personal information of consumers, we and other industry participants have been and expect to routinely be the target of attempted cyber and other security threats by outside third parties, including technically sophisticated and well-resourced bad actors attempting to access or steal the data we store. Vendor, insider or employee cyber and security threats also occur and are a significant concern for all companies, including us. While we maintain liability insurance coverage including coverage for errors and omissions and cyber-liability, claims may not be covered or could exceed the amount of our applicable insurance coverage, if any, or such coverage may not continue to be available on acceptable terms or in sufficient amounts.

We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results.

We collect, process, store, share, disclose and use personal information and other data provided by patients and healthcare providers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by patients and healthcare providers could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could harm our business and operating results. In addition, from time to time, it is possible that concerns will be expressed about whether our products, services, or processes compromise the privacy of our users. Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy related matters, even if unfounded, could harm our business and operating results.

There are numerous federal, state and local laws around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with and may be inconsistent between countries and jurisdictions or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other user data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause consumers and power/rec vehicle dealers to lose trust in us, which could have an adverse effect on our business. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put consumer or dealer information at risk and could in turn harm our reputation, business and operating results.

If we are unable to successfully execute on cross-selling opportunities of our solutions the growth of our business and financial performance could be harmed.

Our ability to generate growth partly depends on our ability to cross-sell solutions to existing customers and new customers. We have identified our ability to successfully cross-sell our solutions as a key part of our business strategy and therefore one of the most significant factors influencing growth. We may not be successful in cross-selling our solutions because customers may find additional solutions unnecessary, unattractive or cost-ineffective. Failure to sell additional solutions to existing and new customers could negatively affect our ability to grow our business.

We rely on internet infrastructure, bandwidth providers, other third parties and our own systems in providing certain of our solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the internet and other telecommunications services by third parties. This includes maintenance of a reliable network connection with the necessary speed, data capacity and security for providing reliable internet access and services and reliable telephone and facsimile services. As a result, our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information technology, emerging cybersecurity risks and threats, evolving industry and regulatory standards and changing preferences of our customers.

27

Our solutions are designed to operate without interruption in accordance with our service level commitments. However, we have experienced limited interruptions in these systems in the past, including server failures that temporarily slow down the performance of our solutions, and we may experience more significant interruptions in the future. We rely on internal systems as well as vendors, including bandwidth and telecommunications equipment providers, to provide our solutions. We do not maintain redundant systems or facilities for some of these services. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or other catastrophic events, could affect the security or availability of our solutions and prevent or inhibit the ability of our customers to access our solutions.

If a catastrophic event were to occur with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could result in substantial costs to remedy those problems or negatively impact our relationship with our partners, our business, results of operations and financial condition. To operate without interruption, both we and our vendors must guard against:

●	damage from fire, power loss, tornado and other natural disasters;

●	telecommunications failures;

●	software and hardware errors, failures and crashes;

●	security breaches, computer viruses and similar disruptive problems; and

●	other potential interruptions.

Any disruption in the network access, telecommunications or co-location services provided by vendors, or any failure of or by vendors’ systems or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over these vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to liabilities. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

Risks Relating to Our Common Stock

We expect to seek to raise additional funds in the future, which may be dilutive to stockholders or impose operational restrictions.

We are currently seeking additional funding through equity and/or debt financing arrangements and we expect to raise additional capital in the future to help fund development of our future expansion plans. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced. We may also enter strategic transactions, compensate employees or consultants or settle outstanding payables using equity that may be dilutive. Our stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our Common Stock. If we cannot raise additional funds, we will have to delay development activities of our expansion plans.

28

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our Common Stock has been volatile in the past and is likely to be highly volatile in the future because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our Common Stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our Common Stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock, regardless of our actual operating performance.

We are an emerging growth and smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth and smaller reporting companies will make our Common Stock less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in this information statement and our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our Common Stock that is held by non-affiliates to exceed $700 million as of the prior September 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to not “opt out” of this exemption from complying with new or revised accounting standards and, therefore, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

29

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this information statement and our periodic reports and proxy statements. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We provide indemnification of our officers and directors and we may have limited recourse against these individuals.

Our Articles of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers and directors, including the limitation of liability for certain violations of fiduciary duties. If we were called upon to indemnify an officer or director, then the portion of our available funds expended for that purpose would reduce the amount otherwise available for our business. The indemnification obligations and the resultant costs associated with indemnification may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our shareholders. We would bear the expenses of such litigation for any of its directors or officers upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This could result in significant expenditures which we may be unable to recoup.

We have never paid dividends and do not anticipate paying any dividends to holders of our shares of Common Stock for the foreseeable future.

We have never paid cash dividends on our Common Stock and do not anticipate paying any for the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after considering many factors, including our earnings, operating results, financial condition and current and anticipated cash needs. As a result, investors may not receive any return on an investment in our shares of Common Stock unless they sell their shares of Common Stock for a price greater than that which such investors paid for them.

DIVIDEND POLICY

We do not currently anticipate paying any dividends to our shareholders in the foreseeable future. We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial performance and condition, capital requirements, restrictions imposed by applicable law, other factors our Board of Directors deems relevant and contractual restrictions under our debt agreements including those discussed under “Our Business—Material Agreements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in this information statement. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain from your purchase of our Common Stock for the foreseeable future.

30

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is qualified for quotation on the OTC Markets-OTCQB under the symbol “RXMD” and has been quoted on the OTCQB since March 16, 2010. Previously, our Common Stock was quoted on the OTC Markets-OTC Pink Current, under the symbol “RXMD.”

The following table sets forth the range of the high and low bid prices per share of our Common Stock for each quarter as reported in the over-the-counter markets. These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There currently is a liquid trading market for our Common Stock. There can be no assurance that a significant active trading market in our Common Stock will develop, or if such a market develops, that it will be sustained.

	2021
	High	Low
First Quarter (through March 31)	$0.195	$0.031
Second Quarter (through June 30)	0.150	0.051
Third Quarter (through September 30)	0.062	0.031
Fourth Quarter (through December 31)	0.058	0.026

	2020
	High	Low
First Quarter (through March 31)	$0.067	$0.031
Second Quarter (through June 30)	0.098	0.036
Third Quarter (through September 30)	0.075	0.036
Fourth Quarter (through December 31)	0.050	0.023

	2019
	High	Low
First Quarter (through March 31)	$0.092	$0.049
Second Quarter (through June 30)	0.071	0.055
Third Quarter (through September 30)	0.068	0.037
Fourth Quarter (through December 31)	0.069	0.030

On February 7, 2022, the closing price for our Common Stock on the OTCQB Market was $0.0560 per share with respect to an insignificant volume of shares.

The volume of shares traded on the OTCQB Market was insignificant and therefore, does not represent a reliable indication of the fair market value of these shares.

Holders

According to the records of our transfer agent, as of February 4, 2022, there were approximately 211 record holders of our Common Stock. The number of record holders does not include beneficial owners of Common Stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividends

We have never paid any cash dividends on our Common Stock. We currently anticipate that we will retain all future earnings for use in our business. Consequently, we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends in the future will depend upon our results of operations, as well as our short-term and long-term cash availability, working capital, working capital needs, and other factors as determined by our Board of Directors. Currently, except as may be provided by applicable laws, there are no contractual or other restrictions on our ability to pay dividends if we were to decide to declare and pay them.

31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the attached audited consolidated financial statements and notes thereto. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Where possible, we have tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “intends” or similar expressions. Our actual results may differ materially from those anticipated by the forward-looking statements due to important factors and risks including, but not limited to, those set forth under “Risk Related to our Business” beginning on page 12 of this Information statement.

Overview

Progressive Care Inc. was incorporated under the laws of the state of Delaware on October 31, 2006 under the name Progressive Training, Inc. We changed our name to Progressive Care Inc. in connection with a merger with Progressive Care Inc. on November 23, 2010. Progressive, through its wholly-owned subsidiaries, PharmCo, LLC (referred to as “PharmCo 901”), Touchpoint RX, LLC doing business as PharmCo Rx 1002, LLC (referred to as “PharmCo 1002”), Family Physicians RX, Inc. doing business as PharmCoRx 1103 and PharmCoRx 1204 (referred to as “FPRX” historically or “PharmCo 1103” and “PharmCo 1204” currently) (pharmacy subsidiaries collectively referred to as “PharmCo”), ClearMetrX Inc., and RXMD Therapeutics, Inc (collectively with all entities referred to as the “Company”, or “we”) is a personalized healthcare services and technology company which provides prescription pharmaceutical and risk and data management services to healthcare organizations and providers.

We provide Third Party Administration (“TPA”), data management, COVID-19 related diagnostics and vaccinations, prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long term care facilities, medication adherence packaging, contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program, and health practice risk management. We are focused on improving lives of patients with complex chronic diseases through our partnerships with patients, payors, pharmaceutical manufacturers and distributors, and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs.

In 2020 and 2019, per EQuIPP® (“ Electronic Quality Improvement Platform for Plans and Pharmacies”), a performance information management tool that provides standardized, benchmarked data to help shape strategies and guide medication-related performance improvement, our performance score was five-stars with a relative ranking in the top 20% of all pharmacies.

PharmCo provides contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, we act as a pass through for reimbursements on prescription claims adjudicated on behalf of the 340B Covered Entities in exchange for a dispensing fee per prescription. These fees vary by the covered entity and the level of service provided by us.

The COVID-19 pandemic has created several hurdles for the pharmacy industry, but our history of patient care management and same-day free home delivery resulted in more recommendations from physicians and new patients using our pharmacies. We currently own and operate four pharmacies, which generate most of our revenues. Our pharmacy revenues were 86% and 98% of total revenues for the nine months ended September 30, 2021 and 2020, respectively. Pharmacy revenues were 95% and 99% of total revenues for the years ended December 31, 2020 and 2019, respectively.

Our revenue is derived from customized care management programs we deliver to our patients, including the dispensing of their medications. We also provide patient health risk reviews and free same-day delivery.

Our focus is on complex chronic diseases that generally require multiyear or lifelong therapy, which drives recurring revenue and sustainable growth. Our pharmacy services revenue growth is from our expanding breadth of services, new drugs coming to market, new indications for existing drugs, volume growth with current clients, and addition of new customers due to our focus on higher patient engagement, benefit of free delivery to the patient, and clinical expertise. We also expect expanded revenue growth through the signing of new contract pharmacy service and data management contracts with 340B Covered Entities and expansion of data management and analytics services to healthcare organizations.

32

We formed ClearMetrX in June 2020, the Company’s first wholly-owned data management company with services designed to support health care organizations across the country. We believe Artificial Intelligence (“AI”) will improve preventive healthcare by helping physicians make informed decisions in the medication therapy management process. Through ClearMetrX, third party administrative and data management fees for the three and nine months ended September 30, 2021, was approximately $0.2 million and $0.7 million, respectively. These fees have gross margins significantly greater than those generated from our pharmacy operations. ClearMetrX focuses on providing insights and technological development. The Company has transitioned data service customers from the pharmacies to the ClearMetrX platform to better scale the products and improve the capabilities of existing analytics options.

According to data provided to Drug Channels by HRSA, discounted 340B purchases were at least $29.9 billion in 2019 with a compound average growth rate of 27.1% from 2014 through 2019. ClearMetrX includes data management and TPA services for 340B Covered Entities, pharmacy analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. We provide data access, and also deliver actionable insights that providers and support organizations can use to improve their practice and patient care. The company TPA services include management of wholesale accounts and contract pharmacies, patient eligibility with regard to the 340B drug program, development and review of 340B policies and procedures, and management of receivables.

We have isolated and prioritized key marketing methods which have yielded the lowest cost of customer acquisition and the most opportunity for growth. Social media, website maintenance, and thought leadership are being optimized to promote brand awareness and recognition, which increases the likelihood of securing physician referrals and customer loyalty. As a result, net pharmacy revenue for the three months ended September 30, 2021 and 2020 was approximately $9.8 million and $10.5 million, respectively, which included revenue from COVID-19 testing of approximately $1.3 million in 2021. We have filled approximately 106,000 and 138,000 prescriptions during the three months ended September 30, 2021 and 2020, respectively, a 23% year over year decrease in the number of prescriptions filled. Net pharmacy revenue for the nine months ended September 30, 2021, and 2020 was approximately $29.0 million and $28.8 million, respectively, which included revenue from COVID-19 testing of approximately $2.9 million in 2021. We have filled approximately 329,000 and 396,000 prescriptions during the first nine months of 2021 and 2020, respectively, a 17% year over year decrease in the number of prescriptions filled. The decrease in prescriptions filled and pharmacy revenues are due to several factors as follows:

(a) The COVID-19 pandemic had a significant impact on our workforce, as it caused a large number of employee absences due to employees contracting the virus or out of work to care for sick family members. Furthermore, a number of our employees had issues with childcare/remote schooling that prevented them from working full time hours;

(b) We experienced challenges in the labor market as it relates to hiring new employees due to fewer workers seeking employment since unemployment benefits were extended and increased, which resulted in an overall smaller selection of properly qualified workers. We have experienced competition for qualified workers from our larger competitors that provide similar services and offered higher hourly compensation and sign-on bonuses;

(c) We have implemented new pharmacy software at our PharmCo 901 location during February 2021, and our PharmCo 1103 location during March 2021. During the second quarter of 2021, we experienced multiple post implementation issues with the software that we did not anticipate and learned that the software did not function as originally presented to us when we made the decision to implement the software. Amongst other things 1) the software was not designed to accommodate our prescription volume and we have experienced continuous business interruptions due to system downtime which caused prescriptions not being received by us; 2) continuous system performance issues that resulted in patients filling prescriptions elsewhere; 3) lack of ability to synchronize patient prescription which led to an increase in the number of deliveries to one patient. As a result of all the performance issues we have experienced with the new software we made the decision to re-implement our previous pharmacy software during the third quarter of 2021, since the continuous lack of performance with the new software had a severe impact on our pharmacy operations and results that was not sustainable;

33

(d) Downtime experienced moving our PharmCo 901 operations from North Miami Beach to Hallandale Beach towards the end of 2020/beginning of 2021, and temporary closure of the North Miami Beach location during that time; and

(e) Moving of our PharmCo 1103 Orlando pharmacy to a new facility in Orlando.

It is difficult to predict whether these conditions will be recurring given recent COVID-19 pandemic conditions in Florida.

We have experienced a year over year growth in revenue from our 340B contracts with healthcare providers. Dispensing fee and third party administration revenue earned on these contracts increased over 8% for the nine months ended September 30, 2021 as compared to the same period in 2020 ($2.1 million in 2021; $2.0 million in 2020). For the three months ended September 30, 2021 we have experienced a decrease of 49% in dispensing fee and third party administration revenue earned on these contracts when compared to the same period in 2020 ($0.7 million in 2021; $1.3 million in 2020). The decrease was primarily a result of our decision to terminate a non-performing 340B contract.

Per the discussion above, the disruptions in pharmacy operations ultimately led to a downturn in customer service and negatively affected our patient retention and growth. We recognized the inefficiencies caused by the disruptions in our pharmacy operations and are actively working on improving our current processes. We have also improved our marketing efforts primarily in the Orlando area as we have greatly expanded our capacity to serve patients from our new Orlando pharmacy. We expect that our patient numbers will return to or exceed their former levels in the coming months.

We continue to experience an overall reduction in the gross profit per drug prescribed predominantly in high cost brand drugs where in many cases reimbursements are at or below dispensed drug costs. Our gross profit per prescription continued to be eroded through increases in contractual rate adjustments such as generic and brand effective rates. We continue to promote the health and well-being of the community through ensuring necessary medications are received by the patient regardless of cost to us, and we are working with physicians and patients alike to optimize medication practices to dispense drugs that do not result in losses.

We have incurred and may continue to incur operating losses in the foreseeable future. For the years ended December 31, 2020 and December 31, 2019 we had net revenue from continuing operations of $38.9 million and $32.6 million, respectively. For the years ended December 31, 2020 and 2019, we had net losses from continuing operations of $(1.4) million and $(2.5) million, respectively. For the nine months ended September 30, 2021, we had net revenue of $29.0 million, and a net income of $0.4 million, respectively. As of September 30, 2021, and December 31, 2020, we had cash balances of $2.1 million and $2.1 million, respectively. Over the last several years, we have been substantially dependent on funding our pharmacy acquisitions and operations through the private sale of debt securities. As of September 30, 2021, and December 31, 2020, the convertible debt balances issued and outstanding were $1.6 million and $2.9 million, respectively, bearing interest at 10% per annum and approximately $1.6 million will come due in 2022. These debt securities are convertible into our shares of common stock at variable prices based on the lowest closing trading prices prior to the conversion.

Management expects that future growth will be driven by new data management and virtual healthcare service lines; expansion of 340B Covered Entities Third Party Administrative services; market penetration in existing geographies; development of enhanced healthcare B2B services; development of cash based products and services; and continued implementation of Medication Therapy Management (“MTM”) protocols.

We also expect future acquisitions, which could provide continued expansion into new market territories; diversification into direct healthcare service relationships and cash based products; concentrated efforts toward developing our compliance and adherence services provided to medical providers; and enhancement of technological opportunities that boost loyalty and customer satisfaction.

Additionally, profitability and cash flow will be positively impacted by the elimination of non-recurring expenses and diversification to revenue streams outside of the third-party insurance payor model.

34

In February 2021, we entered into a service agreement with EagleForce Health, LLC to integrate its proprietary telehealth platform, called “myVax”, and develop a platform for the Company’s Digital Passport for COVID-19 testing and vaccination results. The platform was launched on July 20, 2021 and is capable of managing an individual’s COVID-19 vaccine and test records. Once a PharmcoRx myVax profile has been created, patients have a secure way to store health records, including testing records, vaccination records, medications, vitals, and passport data. It is also capable of tracking vital health data from smart watches and other smart devices. The myVax Passport will serve as an easy and secure way to store and manage verifiable COVID-19 related records for traveling or work purposes. This provides a powerful tool for various processes that the Company believes will come to depend upon accurate real-time virus spread risk abatement, including merchants such as cruise lines, airlines, sports venues, high-population-density, manufacturing, packing, or shipping facilities, and institutions such as school districts, universities, court proceedings, public transportation systems, and other service providers.

COVID-19 Pandemic

Global health concerns relating to the outbreak of COVID-19 continue to have an impact on the economies of the U.S. and around the world. We believe COVID-19’s impact on our business, financial condition and operating results primarily will be driven by the geographies impacted and the severity and duration of the pandemic, as well as the pandemic’s impact on the U.S. and global economies, consumer behavior and health care utilization patterns. In addition, the outbreak has resulted in authorities implementing numerous measures to reduce the transmission of the virus, such as travel bans and restrictions, quarantines, shelter-in-place orders, and business shutdowns. These measures may not effectively combat the severity and/or duration of the COVID-19 pandemic. The ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent further spread, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will be affected. We will continue to work diligently with our partners and stakeholders to continue supporting patient access to their prescribed medications to the extent safe to do so for patients, caregivers and healthcare practitioners, as well as ensuring the continuity of our supply chain. Specific COVID-19 related impacts on the Company during the nine months ended September 30, 2021, and 2020 are further described below.

During the third quarter of 2020, the Company launched an aggressive expansion of its COVID-19 testing service registered through the FDA under its Emergency Use Authorization (“EUA”) guidelines, featuring Polymerase Chain Reaction (“PCR”) and Antigen testing systems that produces rapid detection of the SARS-CoV-2 virus, and Antibody testing to detect the presence of IGG and IGM antibodies in the blood with market-leading accuracy in 15 to 45 minutes. The systems we use for Rapid Detection of the SARS-CoV-2 virus is a molecular test using a lab technique called PCR, an antigen-based testing system designed to detect proteins from the virus that causes COVID-19, and COVID-19 IgG/IgM Rapid Test Cassette authorized for the detection of antibodies to SARS-CoV-2 in human venous whole blood. The Company provides these new testing systems to patients at its North Miami Beach, Hallandale Beach, Palm Springs and Orlando locations. Our testing sites are equipped with analyzers capable of detecting positive or negative COVID-19 results within minutes. Each site is operated by clinically trained Pharmacy staff and administering tests on and off site. The Company has established a reputation of a reliable testing partner and currently provides testing services to international travelers and international airlines, chain restaurants, US and international production and entertainment companies, and local healthcare communities. The Company has been able to build an Ecosystem that allows a patient, employer, or coordinator in-charge to chat with the company’s support team, schedule a test, pay for the test, and at the point of arrival to the site by scanning a QR code from a mobile devise create a profile and access test results. Using the same Ecosystem, the companies support staff is able to manage the entire patients journey and provide automated reporting of the results to regulatory authorities, supervisors and coordinators in-charge. For the three and nine months ended September 30, 2021, we have earned approximately $1.3 and $2.9 million, respectively from COVID-19 testing.

During April 2021, we received a large inventory of the Moderna vaccine, which represent 2,000 doses and began distribution to customers. The Company is providing vaccinations at the pharmacy locations as well as administering vaccines at locations such as long-term care facilities, clinics, community centers and vaccination events carried out in partnership with various community organizations. We are also playing an imperative role in helping to educate our patients and the residents of our surrounding communities on the safety, importance, and value of vaccinations that protects against COVID-19.

35

Products and Services and their Markets

Pharmacy operations

We provide prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long term care facilities, contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program, and health practice risk management. We improve the lives of patients with complex chronic diseases through our partnerships with patients, payors, pharmaceutical manufacturers and distributors, and physicians. We offer a broad range of innovative solutions to address the dispensing, delivery, dosing, and reimbursement of clinically intensive, high-cost drugs. We also provide patient health risk reviews and free same-day delivery. On a trailing twelve months we fill on average approximately 39,000 prescriptions per month. We believe we are well positioned to continue expanding our market share in the pharmacy industry.

We offer a variety of value-added services for no additional charge that further encourage satisfaction across all medication stake holders and enhance loyalty and key performance metrics. These services include language support for broad demographics, prior authorization assistance, same-day home-medication delivery, on site provider consultation services, reporting and analytics, customized medication adherence packaging solutions, and patient advocacy. Our pharmacies accept most major insurance plans and provide access to co-pay assistance programs, discount and manufacturer coupons, and competitive cash payment options. We sell common blood pressure, statin and other common drugs, and dispense either brand name or generic drugs according to the doctor’s prescription. We also offer e-commerce of over-the-counter products, certain disease testing, and vaccinations.

We enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the medications that we dispense.

We have filled over 329,000 prescriptions during the nine months ended September 30, 2021, compared to 396,000 prescriptions for the same period in 2020. In 2020 and 2019, per EQuIPP®, a performance information management tool that provides standardized, benchmarked data to help shape strategies and guide medication-related performance improvement, our performance score was five stars with a relative ranking in the top 20% of all pharmacies in the U.S. Primary care physicians similarly are measured based on chronic care management, the results of which impact their annual revenue. This creates incentive for physicians to refer patients to pharmacies that have high performance scores. As a result of our pharmacy performance and value-added services, we have helped retain customers and attract new ones. This has resulted in the receipt of performance incentives from PBMs of approximately $0.9 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively.

We provide contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program. The drugs are owned by the 340B Covered Entity up until sale, so we do not incur out of pocket costs for this drug inventory. Under the terms of these agreements, we act as a pass through for reimbursements on prescription claims adjudicated on behalf of the 340B Covered Entities and receive a dispensing fee per prescription. These fees vary by the covered entity and the level of service we provide.

For our LTC customers, we provide purchasing, custom packaging and dispensing of both prescription and non-prescription pharmaceutical products. We utilize a best practice unit-of-dose packaging system as opposed to the traditional vials, using the same robotic packaging systems currently used by chain, mail order, and large-scale pharmacies. We also provide computerized maintenance of patient prescription histories, third party billing and consultant pharmacist services. Our consultant pharmacy services consist primarily of evaluation of monthly patient drug therapy, as well as monitoring the institution’s drug distribution system.

36

We currently deliver prescriptions to Florida’s diverse population and ship compounded medications to patients in states where we hold non-resident pharmacy licenses as well. We hold a community pharmacy permit in Florida and we hold non-resident pharmacy licenses that allow us to dispense to patients in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Data Management Services

Global healthcare systems have been taxed in recent years with aging populations seeking care in greater numbers. Big data and analytics have seen large increases in the market as healthcare stakeholders seek to use information to increase efficiency, lower costs, improve patient outcomes, and innovate. Frontline and independent providers have benefitted from improvements to their digital systems, but data insights are a rare commodity. Regardless of size, digitization of healthcare as global trend will encourage the usage of data analytics to improve care and allow us to compete in an intense healthcare market. Per Fortune Business Insights Report on the Healthcare Analytics Market, the healthcare analytics market size is projected to reach $80.2 billion by 2026, exhibiting a compound annual growth rate of 27.5%.

Through our wholly owned subsidiary, ClearMetrX, we offer data management and reporting services to support health care organizations. Our 340MetrX offering includes data management and TPA services for 340B Covered Entities, pharmacy analytics, and programs to manage HEDIS Quality Measures including medication adherence. These offerings address the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms driving decisions. We deliver data access and actionable insights that providers and support organizations can use to improve their practice and patient care.

Industry Overview and Market Opportunities

Pharmacy operations

The retail pharmacy and pharmaceutical wholesale industries are highly competitive and dynamic and have experienced consolidation and an evolving competitive landscape in recent years. Prescription drugs play a significant role in healthcare, constituting a first line of treatment for many medical conditions. New and innovative drugs will improve quality of life and control healthcare costs.

The U.S. retail pharmacy industry relies significantly on private and governmental third-party payors. Many private organizations throughout the healthcare industry, including PBM companies and health insurance companies, have consolidated in recent years to create larger healthcare enterprises with greater bargaining power. Third-party payors, including the Medicare Part D plans and the state-sponsored Medicaid and related managed care Medicaid agencies in the United States, can change eligibility requirements or reduce certain reimbursement rates.

Changes in law or regulation can also impact reimbursement rates and terms. The Patient Protection and Affordable Care Act was enacted to help control federal healthcare spending, including for prescription drugs. These changes at the federal and state level are generally expected to reduce Medicaid reimbursements in the U.S. When third-party payors or governmental authorities take actions that restrict eligibility or reduce prices or reimbursement rates, sales and margins in the retail pharmacy industry could be reduced. In some cases, these possible adverse effects may be partially or entirely offset by controlling inventory costs and other expenses, dispensing higher margin generics, finding new revenue streams through pharmacy services or other offerings, dispensing a greater volume of prescriptions or any combination of these actions.

Generic prescription drugs have continued to help lower overall costs for customers and third-party payors. In the U.S. in general, generic versions of drugs generate lower sales dollars per prescription, but higher gross profit percentages, as compared with patent-protected brand name drugs. In general, in the U.S., specialty prescription business is also growing and generates higher sales dollars per prescription, but lower gross margin, as compared to generic prescription drugs.

Pharmacists are on the frontlines of the healthcare delivery system, and we believe rising healthcare costs and the limited supply of primary care physicians present opportunities for pharmacists and retail pharmacies to play an even greater role in driving positive outcomes for patients and payors through expanded service offerings such as immunizations and other preventive care, healthcare clinics, pharmacist-led medication therapy management and chronic condition management.

37

Pharmaceuticals represent a significant and growing total addressable healthcare market. The pharmaceutical market experienced significant growth in recent years as complex chronic conditions, care coordination, technology-enabled patient care, biotechnology research and outcomes-based healthcare have increased in focus.

In light of accelerating usage of mail order and delivery-based services, both before and after the global COVID-19 pandemic, we believe the market for personalized and convenient care access is increasing. We have provided same-day and next-day home delivery services over the past 15 years of our operations. We are uniquely positioned in Florida to gain an increasing market share among a broad demography of patients due to our high-performance scores and value-added services. Additionally, we see value in the opportunity to create strategic partnerships, acquire synergistic operations and expand current operations to round out pharmacy capabilities which could include specialty medications, sterile compounding, and mail-order.

Virtual healthcare services and healthcare technologies

Virtual healthcare services, or Telehealth, is a growing segment of the healthcare sector. It involves remotely exchanging patient data between locations for purposes of obtaining assistance in monitoring and diagnosing. Telehealth allows the healthcare practitioner to easily offer their services on consultation, care management, diagnosis, and self-management services using information and communication technologies. These services are being offered through various modes of delivery, such as on-premise, web-based, and cloud-based delivery. A growing population over the age of 65, the increase in the number of chronic diseases, and a rise in demand for home monitoring devices are the major drivers which are likely to aid the growth of the telehealth market.

In the U.S. and globally there has been a surge in interest in digital health services as the COVID-19 pandemic upended the traditional practice of medicine. The pandemic has encouraged accelerating adoption of digital and remote health technologies by providers, and patients have seen the value in using virtual care services for routine care and consultation. Increased usage of these services has shown new methodologies for reducing healthcare spending and increasing access to patients in both rural and urban settings. CMS has recently adopted CPT codes to allow physicians to bill for virtual healthcare encounters. While those codes are initially expected to be temporarily tied to the pandemic, industry experts anticipate broader adoption of insurance acceptance of virtual healthcare claims as the broader market seeks to use the services to perform triage, lower backlogs, and increase access at lower costs than traditional healthcare encounters.

Virtual healthcare today centers on singular health encounters on an as-needed basis with limited integration into the overall care management plan of the practice or the patient. We see a widening gulf between the intent of virtual care services and actual application. Market opportunities exist for us to leverage existing core competencies in remote patient monitoring and home-based care management to enhance the quality of health services provided virtually, increase connectivity and integration, and focus on the intrinsic value of the relationship between physician and patient.

A growing trend involves the capturing of personal health data by smartphone apps and wearable technology. A patient can easily mislead a care provider on a questionnaire regarding what they ate or how much they exercised, but a wearable device can track and transmit healthcare data in real time without being manipulated. Getting access to personal health and fitness data could favorably impact follow-up care, too, as medical professionals are better able to monitor and communicate with patients after they are discharged from care. Patients may be able to address follow-up care without having to go back to the doctor’s office or hospital, saving them time and saving the clinic or hospital money. Better follow-up care is key to lowering hospital readmission rates.

In the current environment, healthcare information is increasingly fragmented with numerous electronic healthcare record platforms, virtual care systems, pharmacy software, and data silos and transmitters which lack fundamental integration. Healthcare stakeholders are often at odds about proper care techniques and this lack of alignment increases burdens on providers and patients alike and is associated with decreasing satisfaction with healthcare services and negative health outcomes. We believe our unique vision of pharmacy enabled health technology will lead the way to independent and integrated health systems.

38

Data management services

The latest trend in healthcare is to use data to improve patient outcomes and quality of life – a practice known as “Applied Health Analytics”. “Data analytics” refers to the practice of aggregating large data sets and analyzing them to draw important insights and recommendations. This process is increasingly aided by new software and technology that facilitates the examination of large volumes of data to detect hidden information.

In the context of the increasingly data-reliant health care system, data management services can help derive insights on systemic wastes of resources, track individual practitioner performance, and identify people within the population that are most at risk for chronic diseases. With this information, the healthcare system can more efficiently allocate resources to deliver individualized patient care at lower costs, improve the health of the population and maximize revenues and margin in the healthcare system.

Insurance companies and healthcare providers are also working to use medical data to identify and better manage high-risk, high-cost patients. Insurance companies and self-funded organizations want to identify these patients to provide early interventions that could keep patients in better health and reduce medical costs later. Another sophisticated use of this kind of healthcare data could be to use algorithms with ICU patients to foresee who is more at risk for readmission. Medical staff can then take different, proactive measures as necessary to try to lower that risk of readmission, such as precise discharge instructions, different prescriptions, or a specific follow-up visit schedule.

We have a different approach to data and how to incorporate it into business and professional practice. The goal of all businesses with access to large data collections should be to harness the most relevant data and use it for optimized decision making. ClearMetrX focuses on using data-driven analytic tools to identify insights targeting three key areas where we see the potential to improve patient outcome and maximize revenue and margin for our clients:

1.	Improving medication adherence. Increasing patients’ adherence to medication treatment plans means they will be healthier, reducing costly advanced treatment claims for those patients. Third party payors will see lower claim payments, and the physicians are rewarded with higher reimbursement under managed care contracts with third party payors.

2.	Improving patient engagement with their physicians. Reducing abandonment while nurturing patients to comply with their therapy through education, reminder, and medication synchronization will improve refill rates, resulting in healthier outcomes.

3.	Optimizing operational efficiency and costs.

The data that will be provided to our physicians’ practices will help doctors to meet third party payor performance goals which will improve reimbursement payments from third party payors.

RESULTS OF OPERATIONS

Results of Operations for the Three and Nine Months Ended September 30, 2021 and 2020.

The following table summarizes our results of operations for the three months ended September 30, 2021, and 2020:

	For the Three Months Ended September 30,
	2021	2020	$ Change	% Change
Total revenues, net	$9,797,523	$10,471,015	$(673,492)	-6%
Total cost of revenue	6,871,206	7,608,749	(737,543)	-10%
Total gross profit	2,926,317	2,862,266	64,051	2%
Operating expenses	2,702,382	2,767,693	(65,311)	-2%
Income from operations	223,935	94,573	129,362	137%
Other income (loss)	302,544	(357,413)	659,957	185%
Income (loss) before provision for income taxes	526,479	(262,840)	789,319	300%
Benefit from income taxes	1,920	-	1,920	100%
Net income (loss)	$528,399	$(262,840)	$791,239	301%

39

For the three months ended September 30, 2021, the Company recognized overall revenue from operations of approximately $9.8 million, which was a $0.7 million decrease over revenue for the same period in 2020. The decrease is mainly due to a decrease in pharmacy revenue of approximately $1.3 million, 340B fees earned of approximately $0.6 million, and an increase in DIR and other PBM fees of approximately $0.1 million. This was offset by an increase in COVID-19 testing and other revenue of approximately $1.3 million.

The decrease in pharmacy revenues is due to several factors as follows:

(a) The COVID-19 pandemic had a significant impact on our workforce, as it caused a large number of employee absences due to employees contracting the virus or out of work to care for sick family members. Furthermore, a number of our employees had issues with childcare/remote schooling that prevented them from working full time hours;

(b) We experienced challenges in the labor market as it relates to hiring new employees due to fewer workers seeking employment since unemployment benefits were extended and increased, which resulted in an overall smaller selection of properly qualified workers. We have experienced competition for qualified workers from our larger competitors that provide similar services and offered higher hourly compensation and sign-on bonuses; and

(c) We have implemented new pharmacy software at our PharmCo 901 location during February 2021, and our PharmCo 1103 location during March 2021. During the second quarter of 2021, we experienced multiple post implementation issues with the software that we did not anticipate and learned that the software did not function as originally presented to us when we made the decision to implement the software. Amongst other things 1) the software was not designed to accommodate our prescription volume and we have experienced continuous business interruptions due to system downtime which caused prescriptions not being received by us; 2) continuous system performance issues that resulted in patients filling prescriptions elsewhere; 3) lack of ability to synchronize patient prescription which led to an increase in the number of deliveries to one patient. As a result of all the performance issues we have experienced with the new software, we made the decision to re-implement our previous pharmacy software during the third quarter of 2021, since the continuous lack of performance with the new software had a severe impact on our pharmacy operations and results that was not sustainable.

It is difficult to predict whether these conditions will be recurring given recent COVID-19 pandemic conditions in Florida.

For the three months ended September 30, 2021 we experienced a decrease of 49% in dispensing fee and third party administration revenue earned on 340B contracts when compared to the same period in 2020 ($0.7 million in 2021; $1.3 million in 2020). The decrease was primarily a result of our decision to terminate a non-performing 340B contract.

Gross profit margins increased from 27% in 2020 to 30% in 2021. COVID-19 testing and 340B revenue continue to be the leading contributors to profitability during the quarter. Income from operations increased by approximately $0.1 million in 2021 as compared to 2020 mainly due to higher gross profit margins from 340B fees earned and COVID-19 testing.

The following table summarizes our results of operations for the nine months ended September 30, 2021 and 2020:

	For the Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Total revenues, net	$28,999,122	$28,770,960	$228,162	1%
Total cost of revenue	21,031,826	22,462,377	(1,430,551)	-6%
Total gross profit	7,967,296	6,308,583	1,658,713	26%
Operating expenses	8,572,653	7,540,194	1,032,459	14%
Loss from operations	(605,357)	(1,231,611)	626,254	51%
Other income (loss)	976,475	(203,058)	1,179,533	581%
Income (loss) before provision for income taxes	371,118	(1,434,669)	1,805,787	126%
Provision for income taxes	(7,029)	(6,780)	(249)	-4%
Net income (loss)	$364,089	$(1,441,449)	$1,805,538	125%

40

For the nine months ended September 30, 2021, we recognized overall revenue from operations of approximately $29.0 million, which was a $0.2 million year over year increase for the same period in 2020. The increase is mainly due to an increase in 340B fees earned of approximately $0.2 million, COVID-19 testing revenue of approximately $2.9 million, and a decrease in DIR and other PBM fees of approximately $0.5 million. This was offset by a decrease in pharmacy and other revenues of $3.3 million.

The decrease in pharmacy revenues is due to several factors as follows:

(a) The COVID-19 pandemic had a significant impact on our workforce, as it caused a large number of employee absences due to employees contracting the virus or out of work to care for sick family members. Furthermore, a number of our employees had issues with childcare/remote schooling that prevented them from working full time hours;

(b) We experienced challenges in the labor market as it relates to hiring new employees due to fewer workers seeking employment since unemployment benefits were extended and increased, which resulted in an overall smaller selection of properly qualified workers. We have experienced competition for qualified workers from our larger competitors that provide similar services and offered higher hourly compensation and sign-on bonuses; and,

(c) We have implemented new pharmacy software at our PharmCo 901 location during February 2021, and our PharmCo 1103 location during March 2021. During the second quarter of 2021, we experienced multiple post implementation issues with the software that we did not anticipate and learned that the software did not function as originally presented to us when we made the decision to implement the software. Amongst other things 1) the software was not designed to accommodate our prescription volume and we have experienced continuous business interruptions due to system downtime which caused prescriptions not being received by us; 2) continuous system performance issues that resulted in patients filling prescriptions elsewhere; 3) lack of ability to synchronize patient prescription which led to an increase in the number of deliveries to one patient. As a result of all the performance issues we have experienced with the new software, we made the decision to re-implement our previous pharmacy software during the third quarter of 2021, since the continuous lack of performance with the new software had a severe impact on our pharmacy operations and results that was not sustainable;

d) Downtime experienced moving our PharmCo 901 operations from North Miami Beach to Hallandale Beach towards the end of 2020/beginning of 2021, and temporary closure of the North Miami Beach location during that time; and

e) Moving of our PharmCo 1103 Orlando pharmacy to a new facility in Orlando.

It is difficult to predict whether these conditions will be recurring given recent COVID-19 pandemic conditions in Florida.

Total revenues for the nine months ended September 30, 2021, and 2020 included approximately $2.1 million and $2.0 million, respectively, of fees earned on providing TPA services and dispensing prescription medications to patients under 340B programs managed by non-profit healthcare organizations in Florida.

Gross profit margins increased from 22% for the nine months ended September 30, 2020, to 27% for the same period in 2021. COVID-19 testing and 340B revenue continue to be the leading contributors to profitability during the nine month period.

The loss from operations decreased by approximately $0.6 million for the nine months ended September 30, 2021, when compared to the same period in 2020 as a result of improved gross margin as discussed above.

Revenue

Our pharmacy revenues were as follows:

	Three Months Ended September 30,
	2021		2020
	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Prescription revenue	$8,125,834	83%	$9,401,798	90%	$(1,275,964)	-14%
340B contract revenue	670,880	7	1,318,622	13	$(647,742)	-49
Testing revenue	1,315,946	13	-	-	$1,315,946	100
Rent and other revenue	270	0	0	-	$270	100
	10,112,930	103	10,720,420	102	$(607,490)	-6
PBM Fees	(315,142)	-3	(247,710)	-2	$(67,432)	27
Sales returns	(265)	0	(1,695)	-	$1,430	-84
Revenues, net	$9,797,523	100%	$10,471,015	100%	$(673,492)	-6%

For the three months ended September 30, 2021, we recognized overall revenue from operations of approximately $9.8 million, which was a $0.7 million year over year decrease for the same period in 2020. The decrease is mainly due to a decrease in pharmacy revenue of approximately $1.3 million, 340B fees earned of approximately $0.6 million, and an increase in DIR and other PBM fees of approximately $0.1 million. This was offset by an increase in COVID-19 testing and other revenue of approximately $1.3 million.

Total prescriptions dispensed decreased to approximately 106,000 for the three months ended September 30, 2021, from approximately 138,000 during the same period in 2020, a 23% decrease.

41

The decrease in prescriptions filled and pharmacy revenues are due to several factors and as follows:

(a) The COVID-19 pandemic had a significant impact on our workforce, as it caused a large number of employee absences due to employees contracting the virus or out of work to care for sick family members. Furthermore, a number of our employees had issues with childcare/remote schooling that prevented them from working full time hours;

(b) We experienced challenges in the labor market as it relates to hiring new employees due to fewer workers seeking employment since unemployment benefits were extended and increased, which resulted in an overall smaller selection of properly qualified workers. We have experienced competition for qualified workers from our larger competitors that provide similar services and offered higher hourly compensation and sign-on bonuses; and

(c) We have implemented new pharmacy software at our PharmCo 901 location during February 2021, and our PharmCo 1103 location during March 2021. During the second quarter of 2021, we experienced multiple post implementation issues with the software that we did not anticipate and learned that the software did not function as originally presented to us when we made the decision to implement the software. Amongst other things 1) the software was not designed to accommodate our prescription volume and we have experienced continuous business interruptions due to system downtime which caused prescriptions not being received by us; 2) continuous system performance issues that resulted in patients filling prescriptions elsewhere; 3) lack of ability to synchronize patient prescription which led to an increase in the number of deliveries to one patient. As a result of all the performance issues we have experienced with the new software, we made the decision to re-implement our previous pharmacy software during the third quarter of 2021, since the continuous lack of performance with the new software had a severe impact on our pharmacy operations and results that was not sustainable.

It is difficult to predict whether these conditions will be recurring given recent COVID-19 pandemic conditions in Florida.

Pharmacy revenues exceeded 83% and 102% of all revenue for three months ended September 30, 2021, and 2020, respectively. Pharmacy revenues as a percentage of total net revenues for the three months ended September 30, 2021, have decreased when compared to the same period in 2020 due to the increase in revenue from COVID-19 testing in 2021. Revenue from 340B contracts is 7% and 13% as a percentage of total net revenues for the three months ended September 30, 2021, and 2020, respectively. The revenue from 340B contracts has decreased by $0.6 million or 49% for the three months ended September 30, 2021, when compared to 2020. The decrease was primarily a result of our decision to terminate a non-performing 340B contract.

	Nine Months Ended September 30,
	2021		2020
	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Prescription revenue	$24,929,722	86%	$28,235,462	98%	$(3,305,741)	-12%
340B contract revenue	2,120,701	7	1,958,077	7	$162,624	8
Testing revenue	2,926,452	10	-	-	$2,926,452	100
Rent and other revenue	1,575	0	13,076	0	$(11,501)	-88
	29,978,450	103	30,206,615	105	$(228,166)	-1
PBM Fees	(976,127)	-3	(1,430,993)	-5	$454,866	-32
Sales returns	(3,201)	0	(4,662)	-	$1,462	-31
Revenues, net	$28,999,122	100%	$28,770,960	100%	$228,162	1%

42

For the nine months ended September 30, 2021, we recognized overall revenue from operations of approximately $29.0 million, which was a $0.2 million year over year increase for the same period in 2020. The increase is mainly due to an increase in 340B fees earned of approximately $0.2 million, COVID-19 testing revenue of approximately $2.9 million, and a decrease in DIR and other PBM fees of approximately $0.5 million. This was offset by a decrease in pharmacy and other revenues of $3.3 million.

Total prescriptions dispensed decreased to approximately 329,000 for the nine months ended September 30, 2021, from approximately 396,000 during the same period in 2020, a 17% decrease. The decrease in prescriptions filled and pharmacy revenues are due to several factors as follows:

(a) The COVID-19 pandemic had a significant impact on our workforce, as it caused a large number of employee absences due to employees contracting the virus or out of work to care for sick family members. Furthermore, a number of our employees had issues with childcare/remote schooling that prevented them from working full time hours;

(b) We experienced challenges in the labor market as it relates to hiring new employees due to fewer workers seeking employment since unemployment benefits were extended and increased, which resulted in an overall smaller selection of properly qualified workers. We have experienced competition for qualified workers from our larger competitors that provide similar services and offered higher hourly compensation and sign-on bonuses; and

(c) We have implemented new pharmacy software at our PharmCo 901 location during February 2021, and our PharmCo 1103 location during March 2021. During the second quarter of 2021, we experienced multiple post implementation issues with the software that we did not anticipate and learned that the software did not function as originally presented to us when we made the decision to implement the software. Amongst other things 1) the software was not designed to accommodate our prescription volume and we have experienced continuous business interruptions due to system downtime which caused prescriptions not being received by us; 2) continuous system performance issues that resulted in patients filling prescriptions elsewhere; 3) lack of ability to synchronize patient prescription which led to an increase in the number of deliveries to one patient. As a result of all the performance issues we have experienced with the new software, we made the decision to re-implement our previous pharmacy software during the third quarter of 2021, since the continuous lack of performance with the new software had a severe impact on our pharmacy operations and results that was not sustainable;

d) Downtime experienced moving our PharmCo 901 operations from North Miami Beach to Hallandale Beach towards the end of 2020/beginning of 2021, and temporary closure of the North Miami Beach location during that time; and

e) Moving of our PharmCo 1103 Orlando pharmacy to a new facility in Orlando.

It is difficult to predict whether these conditions will be recurring given recent COVID-19 pandemic conditions in Florida.

Pharmacy revenues exceeded 86% and 103% of all revenue for the nine months ended September 30, 2021, and 2020, respectively. Pharmacy revenues as a percentage of total net revenues for the nine months ended September 30, 2021, have decreased when compared to the same period in 2020 due to the increase in revenue from 340B contracts and COVID-19 testing in 2021. Revenue from 340B contracts remains flat at 7% of total net revenues for the nine months ended September 30, 2021, and 2020, respectively. The revenue from 340B contracts has increased by $0.2 million or 8% for the nine months ended September 30, 2021, when compared to 2020.

Operating Expenses

Our operating expenses increased by approximately $1.0 million, or 14%, for the nine months ended September 30, 2021, as compared to the same period in 2020. The increase was mainly attributable to the additional operating costs to expand 340B program, moving of our PharmCo 901 and PharmCo 1103 Orlando into new facilities, and costs incurred implementation of new pharmacy software and re-implementation of previous pharmacy software at the PharmCo 901 and PharmCo 1103 locations.

43

Other Income (loss)

Other income (loss) increased by approximately $1.2 million for the nine months ended September 30, 2021, as compared to the same period in 2020. The increase was mainly attributable to the gain from debt extinguishment of $1.1 million from the forgiveness of the Paycheck Protection Program (“PPP”) loans that were issued during the second quarter of 2020 and first quarter of 2021 ($0.9 million) and a reduction in the Iliad Research note from the excess sales of converted common stock during the first and second quarters of 2021 ($0.2 million).

Net Income (Loss)

We had net income of $0.4 million for the nine months ended September 30, 2021, compared to a net loss of $1.4 million for the same period in 2020. As discussed above, the decrease in net loss is mainly attributable to improved gross margin due to the increase in 340B fees and COVID-19 testing, decrease in DIR and other PBM fees, gain on debt extinguishment, and gain from the change in fair value of the derivative liability.

Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by our Board and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not include:

●	depreciation expense from property and equipment or amortization expense from acquired intangible assets (and although they are non-cash charges, the assets being depreciated/amortized will often have to be replaced in the future);

●	interest expense on our debt and capital leases or interest income we earn on cash and cash equivalents;

●	the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

●	change in fair value of derivatives;

●	certain expenses associated with our acquisition activities; or

●	the impact of share-based compensation or other matters we do not consider to be indicative of our ongoing operations.

Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) attributable to us and our financial results presented in accordance with U.S. GAAP.

44

The table below presents a reconciliation of the most directly comparable U.S. GAAP measure, net income (loss) attributable to us, to Adjusted EBITDA for the periods indicated below:

	For the Three Months Ended September 30,
	2021	2020
Net income (loss)	$528,399	$(262,840)
Interest expense	335,750	357,439
Change in fair value of derivative liability	(225,130)	-
Income tax benefit	(1,920)	-
Depreciation and amortization expense	57,884	200,166
Consolidated Adjusted EBITDA	$694,983	$294,765

	For the Nine Months Ended September 30,
	2021	2020
Net income (loss)	$364,089	$(1,441,449)
Interest expense	985,163	1,084,198
Change in fair value of derivative liability	(913,640)	(881,000)
Income tax expense	7,029	6,780
Depreciation and amortization expense	324,192	486,846
Consolidated Adjusted EBITDA	$766,833	$(744,625)

Results of Operations for the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and 2019:

	For the Twelve Months Ended December 31,
	2020	2019	$ Change	% Change
Total revenues, net	$38,937,838	$32,629,127	$6,308,711	19%
Total cost of revenue	29,970,337	24,661,186	5,309,151	22%
Total gross profit	8,967,501	7,967,941	999,560	13%
Operating expenses	10,114,320	8,901,891	1,212,429	14%
Loss from operations	(1,146,819)	(933,950)	(212,869)	23%
Other expense	(296,210)	(1,569,389)	1,273,179	81%
Loss before provision for income taxes	(1,443,029)	(2,503,339)	1,060,310	42%
Provision for income taxes	(6,780)	(2,689)	(4,091)	-152%
Net loss	$(1,449,809)	$(2,506,028)	$1,056,219	42%

For the year ended December 31, 2020, we recognized overall revenue from operations of approximately $38. 9 million, which increased approximately $6.3 million when compared to the same period in 2019 due to the increase in fees earned from 340B contracts of $2.2 million, organic growth of approximately $1.0 million, the addition of our FPRX acquisition in 2019 of approximately $3.6 million (seven month in 2019 and twelve months in 2020), COVID-19 testing revenue of $0.6 million, and offset by an increase in DIR and other PBM fees of $1.0 million. Total revenues for the year ended December 31, 2020 and 2019 included approximately $2.8 million and $0.7 million, respectively, of fees earned on dispensing prescription medications and third party administration service to patients under 340B programs managed by seven non-profit healthcare organizations in Florida. Total billings collected on behalf of and remitted to these organizations was $19.2 million and $8.3 million for the years ended December 31, 2020 and 2019, respectively.

45

Gross profit margins decreased from 24% for the year ended December 31, 2019 to 23% for the same period in 2020. Gross margin for 2020 was negatively impacted by DIR and other PBM fees of approximately $1.0 million that we record as a component of net revenues, as well as continued reimbursement compression by third party payors.

The loss from operations increased by approximately $0.2 million for the year ended December 31, 2020 when compared to the same period in 2019 as a result of decreased gross margin as discussed above, as well as increased personnel costs related to new hires in pharmacy operations associated with our continued growth and development.

Revenue

Our revenues were as follows:

	Years Ended December 31,
	2020		2019
	Dollars	% of Revenue	Dollars	% of Revenue	$ Change	% Change
Prescription revenue	$36,898,020	95%	$32,314,746	99%	$4,583,274	14%
340B contract revenue	2,837,085	7	670,513	2	2,166,572	323
Testing revenue	599,851	2	-	-	599,851	100
Rent revenue	13,136	-	39,901	-	(26,765)	-67
Subtotal	40,348,092	104	33,025,160	101	7,322,932	22
PBM Fees	(1,403,966)	-4	(364,386)	-1	(1,039,580)	285
Sales returns	(6,288)	-	(31,647)	-	25,359	-80
Revenues, net	$38,937,838	100%	$32,629,127	100%	$6,308,711	19%

For the year ended December 31, 2020, we recognized overall revenue from operations of approximately $38.9 million, which was a $6.3 million or 19% year over year increase when compared to the same period in 2019. The increase is mainly due to an increase in 340B fees earned on dispensing prescription medications and third party administration service to patients under 340B programs of approximately $2.2 million, organic growth of approximately $1.0 million, revenue from addition of our FPRX acquisition in 2019 of approximately of $3.6 million (seven month in 2019 and twelve months in 2020), and COVID-19 testing revenue of approximately $0.6 million. This was offset by a year over year increase in DIR and other PBM fees of approximately $1.0 million.

Pharmacy revenues, net of PBM fess, exceeded 91% of all revenue for years ended December 31, 2020 and 2019. Pharmacy revenues as a percentage of total net revenues, for the year ended December 31, 2020, have decreased when compared to 2019 due to the increase in revenue from 340B contracts in 2020. Revenue from 340B contracts is 7% and 2% as a percentage of total net revenues for the years ended December 31, 2020 and 2019, respectively. The revenue from 340B contracts has increased by $2.2 million or 323% for the year ended December 31, 2020 when compared to 2019.

Total prescriptions dispensed increased to over 530,000 for the year ended December 31, 2020 from approximately 457,000 during the same period in 2019, a 16% increase.

Operating Expenses

Our operating expenses increased by approximately $1.2 million, or 14%, for the year ended December 2020, as compared to the same period in 2019. The increase was mainly attributable to the additional operating costs of the FPRX pharmacy acquired in June 2019 of approximately $0.5 million (seven months in 2019 and twelve months in 2020), and additional operating costs of approximately $0.7 million due to year over year revenue growth.

Other Expense

Other expense decreased by approximately $1.3 million for the year ended December 31, 2020 as compared to the same period in 2019. The decrease was mainly attributable to an increase of $1.1 million in the change in fair value of the derivative liability associated with the Chicago Venture and Iliad Research note agreements and the gain of $0.6 million recognized in November 2020 due to the forgiveness of the Paycheck Protection Program (“PPP”) loans that were issued during the second quarter of 2020, which was offset by an increase in interest expense of $0.4 million associated with notes payable.

46

Net Loss

We had net losses for both years ended December 31, 2020 and 2019. As discussed above, the net losses are mainly attributable to the increase in DIR and other PBM fees and interest expense offset by the favorable change in the fair value of our embedded derivative and the PPP loan forgiveness.

Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below). Adjusted EBITDA is a non-GAAP financial measure.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance. We present Adjusted EBITDA because it is used by our Board and management to evaluate our operating performance. It is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe it assists us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.

As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP and therefore you should not consider Adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not include:

●	depreciation expense from property and equipment or amortization expense from acquired intangible assets (and although they are non-cash charges, the assets being depreciated/amortized will often have to be replaced in the future);

●	interest expense on our debt and capital leases or interest income we earn on cash and cash equivalents;

●	the amounts we paid in taxes or other components of our tax provision (which reduces cash available to us);

●	change in fair value of derivatives;

●	certain expenses associated with our acquisition activities; or

●	the impact of share-based compensation or other matters we do not consider to be indicative of our ongoing operations.

Further, other companies in our industry may calculate Adjusted EBITDA differently than we do and these calculations may not be comparable to our Adjusted EBITDA metric. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) attributable to us and our financial results presented in accordance with U.S. GAAP.

47

The table below presents a reconciliation of the most directly comparable U.S. GAAP measure, net income (loss) attributable to us, to Adjusted EBITDA for the periods indicated below:

	For the Years Ended December, 31
	2020	2019
Net loss	$(1,449,809)	$(2,506,028)
Interest expense	1,702,858	1,245,526
Change in fair value of derivative liability	(814,000)	321,000
Income tax expense	6,780	2,689
Depreciation and amortization expense	561,183	457,830
Adjusted EBITDA	$7,012	$(478,983)

EBITDA has increased by approximately $0.5 million for the year ended December 31, 2020 when compared to the same period in 2019. The increase is mainly attributable to the increase in interest expense offset by the favorable change in the fair value of our embedded derivative and funding received to cover certain payroll expenses during the pandemic.

Cash Flows

The following table summarizes our cash flows for the Nine Months Ended September 30, 2021, and 2020.

	For the Nine Months Ended September 30,
	2021	2020
Net change in cash from:
Operating activities	$(114,569)	$462,699
Investing activities	(132,702)	(552,879)
Financing activities	247,430	960,747
Change in cash	$159	$870,567
Cash at end of the period	$2,100,854	$1,687,204

Net cash used in operating activities totaled $114,569 during the nine months ended September 30, 2021, compared to cash provided by operating activities of $462,699 for the nine months ended September 30, 2020. During the first nine months of 2021, operation cash flows were negatively impacted due to payment of the first trimester payment of DIR fees that was paid during the third quarter of 2021. During the first nine months of 2020, operational cash flow was positively impacted by the overall change in working capital which was largely due to the accrual for PBM fees during 2020 that did not exist at the end of 2019 when compared to 2020.

Net cash used in investing activities was $132,702 for the nine months ended September 30, 2021, compared to $552,879 for the same period in 2020. The cash outflow in 2020 is mainly attributable to the construction at 400 Ansin Blvd in preparation of the relocation of the North Miami Beach location that occurred at the end of 2020, equipment purchases, capital improvement costs at the various pharmacies, and leasehold improvements.

Net cash provided by financing activities was $247,430 for the nine months ended September 30, 2021, compared to $960,747 for the same period in 2020. During the first nine months of 2020, $1,013,900 in loan proceeds were received from the U.S. CARES Act compared to $421,400 loan proceeds received during the same period in 2021. The loan proceeds were offset by payments on notes payable and lease liabilities in both periods.

48

The following table summarizes our cash flows for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Net change in cash from:
Operating activities	$1,149,265	$(614,739)
Investing activities	(669,611)	(2,244,282)
Financing activities	804,404	3,588,827
Change in cash	$1,284,058	$729,806
Cash at end of year	$2,100,695	$816,637

Net cash provided by operating activities totaled $1.1 million for the year ended December 31, 2020 compared to net cash used in operating activities of $0.6 million for the year ended December 31, 2019. Operational cash flow was positively impacted by the increase in accounts payable and accrued liabilities for the year ended December 31, 2020, which was largely due to the significant increase in billing activity from the 340B contracts.

Net cash used in investing activities was $0.7 million for the year ended December 31, 2020 attributable to equipment purchases, construction in progress at the Hallandale Beach and Orlando buildings, and leasehold improvements.

Net cash provided by financing activities was $0.8 million for the year ended December 31, 2020 as a result of loan proceeds in the amount of $1.0 million received from the U.S. CARES Act loans received during the second quarter of 2020, reduced by payments on notes payable and lease liabilities.

Liquidity and Capital Resources

Current and Future Financing Needs

We have an accumulated deficit of $8.4 million through September 30, 2021. We have spent, and expect to continue to spend, additional amounts in connection with implementing our business strategy.

We believe that our cash and cash equivalents on hand on September 30, 2021, along with the cash we expect to generate from pharmacy sales and the available funding from our borrowing arrangements, will allow us to operate over the next 12 months. However, additional funding will be necessary to complete our business plan, which includes public registration with the SEC to become a fully reporting public company and an uplisting to a national stock exchange, as anticipated by this offering. We also will need additional funding for future expansion initiatives. The actual amount of funds we will need to operate and expand is subject to many factors, some of which are beyond our control. We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include public or private sales of our shares or debt and other sources. We may seek to access the public markets when conditions are favorable due to our long-term capital requirements.

Acquisitions

Acquisition of Family Physicians RX, Inc. (dba PharmCoRx 1103)

On March 8, 2019, we entered into an agreement (the “FPRX Purchase Agreement”) for the acquisition of 100% of the issued and outstanding common stock FPRX, dba PharmCoRx 1103, a Florida based pharmacy with locations in Davie and Orlando, Florida. The initial purchase price for the acquisition of FPRX was $3,000,000, whereby $2.3 million was payable in cash to the former owners over the two-year period following the closing, and $700,000 was payable in 10,000,000 shares of our common stock, valued at $0.07 per share. In addition, we also agreed to pay to the former owners consideration equal to the following, all value at the closing date: the fair value of FPRX inventory at the closing date plus an amount equal to the book value of FPRX accounts receivable minus accounts payable and all other accrued liabilities as of the closing date, plus an amount equal to the FPRX cash balances. The closing date of the acquisition was May 31, 2019.

On November 8, 2019, the FPRX Purchase Agreement was modified to include a reduced purchase price to approximately $2.5 million, which included approximately $417,000 for the fair value of FPRX inventory at the closing date and approximately $157,000 for FPRX cash balances. In connection with the amendment to the purchase agreement, the sellers agreed to the return and rescission of the common stock shares issued, and retention of net accounts receivable. The acquisition is fully closed and integrated into the operation with no further consideration due to the former owners.

49

Recent Developments

Exchange of Series A Preferred Stock

On January 7, 2021, we entered into an exchange agreement with the Yelena Braslavskaya 2020 Gift Trust, the holder of all 51 of our outstanding shares of Series A Preferred Stock, to exchange all of the 51 shares of Series A Preferred Stock into an amount equal to 4.6% of the number of shares of our Common Stock issued and outstanding as of the date immediately preceding the date of the filing of a final Amendment to Registration Statement on Form S-1/A filed with the SEC. As of November 3, 2021, the holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Each share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and preferred stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws. As of the Record Date, each share of Series A Preferred Stock has voting rights equal to 10,926,680 shares, and on an aggregate basis the 51 shares of Series A Preferred Stock have voting rights equal to 557,260,682 shares. On November 22, 2021, the parties re-executed the exchange agreement and expect to complete the exchange simultaneously with the closing of this offering which would have the effect of cancelling all shares of Series A Preferred Stock owned by the Yelena Braslavskaya 2020 Gift Trust.

Critical Accounting Policies

Revenue Recognition

We recognize pharmacy revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization to ensure payment is obtained from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company recognizes testing revenue when the tests are performed, and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

We record unearned revenue for prescriptions that are filled but not yet delivered at period-end. Billings for most prescription orders are with third-party payers, including Medicare, Medicaid and insurance carriers. Customer returns are nominal. Pharmacy revenues exceeded 83% of total revenue for all periods presented.

We accrue an estimate of fees, including DIR fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

Lease Accounting

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), to provide a new comprehensive model for lease accounting. Under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases as off-balance sheet lease arrangements. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. Topic 842 establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the condensed consolidated balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the recognition, measurement, and presentation of expenses in the income statement. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements.

50

In adopting Topic 842, a modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. We adopted the guidance in Topic 842 on January 1, 2020 (“the transition date”) and we elected to adopt the transition relief provisions from ASU 2018-11 to use this date as our date of initial application. Consequently, financial information has not been updated and the disclosures required under Topic 842 have not been provided for dates and periods before January 1, 2020. Our reporting for 2019 presented in the consolidated financial statements includes the disclosures required under ASC Topic 840. There was no cumulative effect adjustment to the opening balance of accumulated deficit required.

Topic 842 provides a number of optional practical expedients in transition. We have elected all of Topic 842’s available transition practical expedients which permit us not to reassess under Topic 842 our prior conclusions about lease identification, lease classification and initial direct costs. We did not elect the practical expedient pertaining to land easements as it is not applicable to us. We have also elected the practical expedient for short-term lease recognition exemption for two of our real estate leases. This means that for these leases we will not recognize ROU assets or lease liabilities for existing short-term leases of those assets in transition. We also elected the practical expedient to not separate lease and non-lease components for all of our leases.

Accounts Receivable and Allowances

Accounts receivable consist of amounts due from third party medical insurance carriers, pharmacy benefit management companies, patients and credit card processors. Management periodically reviews the accounts receivable to assess collectability and estimates potential uncollectible accounts. Accounts receivable are written off after collection efforts have been completed in accordance with our policies. The uncollectible accounts allowance reduces the carrying value of the account receivable.

Inventories

Inventories are located at our four pharmacy locations. Inventory consists solely of finished products (primarily prescription drugs) and is valued at the lower of first-in, first-out cost (FIFO) or market. Our inventories are maintained on a periodic basis through the performance of physical inventory counts. Our cost of sales is recorded based upon the quantity of prescription drugs dispensed for each prescription filled by our pharmacies and the corresponding unit cost of each drug.

Inventories are comprised of brand and generic pharmaceutical drugs. Our pharmacies maintain a wide variety of different drug classes, known as Schedule II, Schedule III, and Schedule IV drugs, which vary in degrees of addictiveness. Schedule II drugs, considered narcotics by the DEA, are the most addictive; hence, they are highly regulated by the DEA and are required to be segregated and secured in a separate cabinet. Schedule III and Schedule IV drugs are less addictive and are not regulated. The cost in acquiring Schedule II drugs is higher than Schedule III and IV drugs.

51

Deferred Taxes

In assessing the need for a valuation allowance, we estimate future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carry-forwards. Valuation allowances related to deferred tax assets can be affected by changes to tax laws, changes to statutory tax rates and future taxable income levels. Based on current estimates of future taxable income, we believe that we will not be able to realize the full value of deferred tax assets and has increased its valuation allowance to offset completely its deferred tax assets resulting from our net operating losses.

Off-Balance Sheet Arrangements

We do not have any unconsolidated special purpose entities and, we do not have significant exposure to any off-balance sheet arrangements. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have: (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

BUSINESS

Progressive Care Inc. was incorporated under the laws of the state of Delaware on October 31, 2006 under the name Progressive Training, Inc. We changed our name to Progressive Care Inc. in connection with a merger with Progressive Care Inc. on November 23, 2010. Progressive, through its wholly-owned subsidiaries, PharmCo, LLC (referred to as “PharmCo 901”), Touchpoint RX, LLC doing business as PharmCo Rx 1002, LLC (referred to as “PharmCo 1002”), Family Physicians RX, Inc. doing business as PharmCoRx 1103 and PharmCoRx 1204 (referred to as “FPRX” historically or “PharmCo 1103” and “PharmCo 1204 “currently) (pharmacy subsidiaries collectively referred to as “PharmCo”), and ClearMetrX Inc (collectively with all entities referred to as the “Company”, or “we”) is a personalized healthcare services and technology company which provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers. PharmCo provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long term care facilities, contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program, and health practice risk management. PharmCo also offers e-commerce of over-the-counter products, certain disease testing, and vaccinations.

We enhance patient adherence to complex drug regimens, collect and report data, and ensure effective dispensing of medications to support the needs of patients, providers, and payors. Our patient and provider support services ensure appropriate drug initiation, facilitate patient compliance and persistence, and capture important information regarding safety and effectiveness of the medications that we dispense.

The pharmacy is rated by PBMs based on its ability to adequately supply chronic care medications to patients during a measurement period. This score is then compared to the scores of other pharmacies in the network at which point a relative rating is issued and fees are assessed to the pharmacy. In some cases, PBMs may return PBM Fees collected during the measurement period in part or in full to the pharmacies which earn a performance based incentive, while other PBMs use these scores to determine the amount of fees to collect at a later point. In 2020 and 2019, per EQuIPP performance valuation reports, our performance score was five stars with a relative ranking in the top 20% of all pharmacies.

Primary care physicians similarly are measured by Health Insurance Plans based on chronic care management, the results of which impact their annual revenue from these Plans. This potential revenue from the Health Insurance Plans may provide a possible incentive for such prescribing primary care physicians to refer patients to pharmacies that have high performance scores, though patients retain the right to have their prescriptions dispensed by a network of pharmacy of their choice.

Through our wholly-owned subsidiary, ClearMetrX, we offer data management and reporting services to support health care organizations. There are substantial restrictions in HIPAA and state laws on the use and sharing of patient data and the company is in compliance with such laws. The ClearMetrX offerings include data management and TPA services for 340B Covered Entities, Pharmacy Data Analytics, and programs to manage HEDIS Quality Measures including Medication Adherence. These offerings cater to the glaring need for frontline providers to understand best practices, patient behaviors, care management processes, and the financial mechanisms behind these decisions. We provide data access and actionable insights that providers and support organizations can use to improve their practice and patient care.

52

We currently deliver prescriptions throughout Florida and ship medications to residents in those states where we hold non-resident pharmacy licenses. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our PharmCo 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

We currently offer services in a variety of languages, including English, Spanish, French, Creole, Portuguese, and Russian. We currently have four operating pharmacies, each of which are owned and operated by wholly owned subsidiaries. The current locations of our pharmacies are as follows:

Pharmacy	Address
PharmCo 901	400 Ansin Blvd Suite A, Hallandale Beach, FL 33009
PharmCo 1002	3208 2nd Ave N. Bay 4, Palm Springs, FL 33461
PharmCo 1204 (North Miami Beach)	901 N. Miami Beach Blvd., Suite 1, North Miami Beach, FL 33162
PharmCo 1103 (Orlando)	1160 S Semoran Blvd., Suites D,E,F, Orlando, FL 32822

PharmCo pharmacies are full-service pharmacies that offer a variety of value-add services and accept walk-ins. These services are designed to provide satisfaction across all medication stakeholders and enhance loyalty and key performance metrics. These value-add services that are at no additional charge include prior authorization assistance, same-day home-medication delivery, on site provider consultation services, primary care reporting and analytics, customized packaging solutions, and patient advocacy. The pharmacies accept most major insurance plans and provide access to co-pay assistance programs to income qualified patients, discount and manufacturer coupons, and competitive cash payment options. PharmCo also offers e-commerce of over-the-counter products, certain disease testing, and vaccinations.

PharmCo provides contracted pharmacy services for 340B Covered Entities under the 340B Drug Discount Pricing Program. Under the terms of these agreements, we act as a pass through for third party payor reimbursements on prescription claims adjudicated on behalf of the 340B Covered Entity and receive a dispensing fee per prescription. These dispensing fees vary by the Covered Entity and the level of service provided by us.

Our non-sterile compounding lab was designed to support those patients looking for alternative topical pain management treatments and customizable dosage forms to accommodate struggles with existing conditions. Our compounding department specializes in formularies such as non-narcotic topical pain creams, wound care creams, scar gels, hormone replacement therapies, female health, pediatrics, and sports medicine. We only use FDA approved and registered ingredients and the compound can be individually tailored for a result that fully meets the needs of each patient. In addition to these medications, PharmCo prepares psoriasis creams, wellness vitamins, weight loss formulations and holistic capsules which are 100% Kosher and Halal certified. Compounded medications require strict compliance procedures, are highly labor intensive and as of 2020 are largely not covered by insurance. However, we continue to believe that compounded options must be available for our patients as they have proven effective in improving quality of life for patients with complex conditions and treatment regimens.

For our LTC customers, PharmCo provides purchasing, repackaging and dispensing of both prescription and non-prescription pharmaceutical products. PharmCo utilizes a unit-of-dose packaging system as opposed to the traditional vials as this method of distribution is the industry best practice standard. PharmCo is equipped for various types of unit-of-dose packaging options to meet the needs of LTC patients and retail customers. PharmCo uses the same robotic packaging systems currently used by chain, mail order, and large-scale pharmacies. PharmCo also provides computerized maintenance of patient prescription histories, third party billing and consultant pharmacist services. Its consultant pharmacist services consist primarily of evaluation of monthly patient drug therapy and monitoring the LTC institution’s drug distribution system.

53

We also generate revenue from our work in MTM, which involves review and adjustment of prescribed drug therapies to improve patient health outcomes for patients with multiple prescriptions. This process includes several activities such as performing patient assessments, creating medication treatment plans, monitoring the effectiveness of and adherence to prescribed therapies and delivering documentation of these services to the patient’s physician to coordinate comprehensive care.

Distribution Method of Products and Services

Sales and marketing efforts are focused primarily on MSOs, ACOs, healthcare organizations, and independent provider practices. Though there is great competition in this market and the landscape of the industry is complicated, we believe we can capitalize on providing risk and data management services, remote patient monitoring, and adherence management. We actively promote our services to patients through traditional advertising methods, health fair sponsorship, speaking engagements, and social media. We have also been conducting market awareness campaigns of the broad extent of our services to develop our market and attract and maintain a loyal customer base. The addition of contracts with 340B Covered Entities have become an integral component for sales success.

Strategic Plan

Our plan is to develop a national footprint as a premier provider of SaaS-based healthcare services and data analytics services to healthcare practitioners in all sectors of the healthcare industry. As a pharmacy enabled health technology company we build upon our established reputation as a five-star- rated pharmacy operation capable of catering to the diverse healthcare needs of individual patients while also enhancing provider practices and healthcare organizations.

We have begun transitioning from a pharmacy centered organization to a pharmacy enabled organization that provides data analytics and health technology. We believe that data analytics for frontline and independent providers, 340B Covered Entities, and pharmacies will have increasing importance as health systems evolve to become virtual and digitized. With more electronic health data and increasing focus on performance, margins, and quality, our models and platforms will have strategic value through their roots in day-to-day care management. Data management services will become an increasing driver of growth and development for us with its higher margins, and diverse monetization pathways.

We are investing in healthcare technologies and virtual health services. Furthermore, our vision of integrated, pharmacy enabled health tech will be instrumental in reducing health information silos, closing health care gaps and lessening the burdens on providers and patients alike. Through the development of proprietary platforms, we can enter strategic partnerships with public and private health systems both domestically and abroad. The COVID-19 Pandemic has further accelerated the need for these services and hopefully entrenched the growing trend of virtual care services.

We currently have four operating pharmacies and a data management and analytics company, each of which is a wholly owned subsidiary, and our plan over the next two years is to develop a proprietary analytics platform to scale up service offerings, integrate health technology assets through in house development and acquisition of innovative patient centric organizations, and further strengthen our pharmacy operations through the acquisition of strategic pharmacies with service offerings such specialty, mail-order, and sterile compounding. The foundation for our plan to increase and leverage sales at our existing four pharmacies is based on increasing our outreach program to healthcare organizations in need to patient support and prescriptions services, data management and analytics, virtual care platforms, or customized health IT solutions.

We serve a broad range of therapeutic categories, and we believe we can expand our clinical expertise to increasingly penetrate additional markets for products such as hormone therapies, reproductive health, mental health, sexual health, and nutrition/ dietetics. We believe these categories will become increasingly important to our patient population in the coming years due to advancement of these therapies and increased incidences of chronic illness and that our platform will allow us to grow with market expansion.

54

We believe the healthcare industry is highly fragmented and provides numerous opportunities to expand through acquisitions. While we will continue to focus on growing our business organically, we believe we can opportunistically enhance our competitive position through complementary acquisitions in both existing and new markets. In June 2019, we completed the acquisition of Family Physicians RX, Inc., a pharmacy with operations in Miami-Dade, Broward, and Orange County, Florida. Management expects that future growth will be driven by future acquisitions, which will provide continued expansion into new market territories; diversification into direct healthcare service relationships and cash based products; concentrated efforts toward developing our compliance and adherence services provided to medical providers; and enhancement of technological opportunities that boost loyalty and customer satisfaction. Additionally, we plan to selectively evaluate potential acquisition opportunities in other therapeutic categories, services and technologies, with the goal of preserving our culture, optimizing patient outcomes, enhancing value to other constituents and building long-term value for our shareholders.

We also have evaluated options to reduce the costs of our corporate infrastructure, which includes executive management, centralized support services, accounting, finance, information systems, human resources, payroll and compliance to support each pharmacy’s operations. Notwithstanding these actions, the costs to support our existing corporate infrastructure are significant when allocated over the operations of just four pharmacies. Management believes that our current corporate infrastructure can efficiently support our existing pharmacies and execute on ambitious growth and development plans. However, uplisting to a national exchange, the addition of strategic partnerships, new subsidiaries, and acquisitions may require additional corporate infrastructure.

The implementation of the foregoing is dependent on ability to obtain additional financing and improve our liquidity position. If we are not able to secure additional financing, the implementation of our business plan will be delayed and our ability to expand and develop additional pharmacies will be impaired. We are currently seeking additional funding through equity and/or debt financing arrangements, but there can be no assurance that such additional financing will be available to us on acceptable terms, or at all. Our efforts to secure equity financing have been inhibited by our existing capital structure. In particular, the rights and preferences of our Series A Preferred Stock confer upon the holder of such preferred shares significant control over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and this has been an impediment to securing equity financing. Management intends to register its class of Common Stock under the Securities Exchange Act of 1934, as amended, and believes that filing periodic public reports with the SEC will enhance our ability to raise capital and under acceptable terms.

Our business is highly leveraged and the successful implementation of the foregoing plan necessitates that we reach an agreement with our existing debt holders or identify other investors to refinance the debt securities with other equity and/or debt financing arrangements that contain more favorable market based repayment and interest terms. As of September 30, 2021, we have approximately $1.8 million in convertible debt securities all of which will come due in the year 2022. Our past experience with these debt holders has been that the debt securities have been converted into equity based on the variable conversion terms in each debt agreement; however, our debt holders have no obligation to convert their debt into shares. If our debt holders choose not to convert certain of these securities into equity, we will need to repay such debt, or reach an agreement with the debt holders to extend the terms thereof. If we are forced to repay the debt, this need for funds would have a material adverse impact on our business operations, financial condition and prospects, would threaten our ability to operate as a going concern and may force us to seek bankruptcy protection.

Management believes that the foregoing plan and outlined steps to improve our liquidity position will have a positive impact on our efforts to generate earnings and positive cash flow, but the implementation of such plan is dependent on our ability to secure additional financing and restructure our outstanding debt.

55

Competitive Business Conditions, Competitive Position and Methods of Competition

We compete with national and independent retail drug stores, supermarkets, convenience stores, mail order prescription providers, discount merchandisers, membership clubs, health clinics, provider dispensaries, and internet pharmacies. Competition is based on several factors including store location and convenience, customer service and satisfaction, product selection and variety, and price. Our competitive advantage lies in providing superior personalized service to the patients and facility operators, selectively adding labor saving and compliance enhancing technologies and carrying inventory to provide rapid delivery of all pharmaceutical needs, free home delivery services, data management and analytics.

In the United States, the provision of healthcare services of any kind is highly competitive. Our ability to recruit qualified personnel, attract new institutional and retail clients, expand the reach of our pharmacy operations relies on our ability to quickly adapt to changing societal attitudes, market pressure and government regulation.

We face substantial competition within the pharmaceutical healthcare services industry and in the past year have seen even more consolidation. We expect to see this trend continue in the coming year and it is uncertain what effect, if any, these consolidations will have on us or the industry. The industry also includes several large, well-capitalized companies with nationwide operations and capabilities in the specialty services and PBM services arenas, such as CVS Caremark, Express Scripts, Humana, Walgreens, Optum, MedImpact Healthcare Systems and many smaller organizations that typically operate on a local or regional basis. In the Specialty Pharmacy Services segment, we compete with several national and regional specialty pharmacy companies that have substantial financial resources and which also provide products and services to the chronically ill, such as CVS Caremark, Express Scripts, Humana, Optum and Walgreens.

Some of our Pharmacy Services competitors are under common control with, or are owned by, pharmaceutical wholesalers and distributors or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. Some of our primary competitors, such as Omnicare and Walgreens, have a substantially larger market share than our existing market share. Moreover, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. Because of such advantageous pricing, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products. However, we do not believe that we compete strictly on the selling price of products or services in either business segment; rather, we offer patients the opportunity to receive high quality care through a wide range of value added services and for physicians to be unburdened by pharmacy measurement metrics including in their rating by utilizing our five-star-rated pharmacies, reporting tools, and data analytics services.

Suppliers

We obtain pharmaceutical and other products from wholesale drug distributors. We have maintained a relationship with a primary supplier that accounted for 95%, 95%, 95%, and 91% of pharmaceutical purchases for the nine months ended September 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, respectively, and several supplementary suppliers. Our primary supplier for the nine months ended September 30, 2021 and 2020, and the years ended December 31, 2020 and 2019 was McKesson. The loss of a supplier could adversely affect our business if alternate sources of drug supply are unavailable. We believe that our relationships with our suppliers, overall, are good, and that there are alternative suppliers in the marketplace.

Dependence on One or Few Major Customers

We sell to numerous customers including various managed care organizations within both the private and public sectors. Certain healthcare payors account for more than ten percent or more of our consolidated net revenue for the nine months ended September 30, 2021 and years ended December 31, 2020 and 2019, respectively. Medicare Part D and the State of Florida Medicaid public assistance program are major sources of revenue. However, both government programs are privatized and are managed under several different healthcare payors, the concentration of which varies throughout the course of the year. We depend on these healthcare payors and a loss of one or more would have a major impact on the business.

56

Patents and Trademarks

We currently have no registered patents or trademarks that we either own or lease.

Need for Governmental Approval of Principal Products or Services

Government approval is necessary to open any new pharmacy or other health services location.

Government contracts

We fill prescriptions for Medicare Part D and the State of Florida Medicaid public assistance program. Both government programs are privatized and are managed under several different private healthcare payors, the concentration of our business with which varies throughout the course of the year. However, while we do not rely on maintaining active contracts with government entities themselves other than the Florida Medicaid Program, the loss of Florida Medicaid or one or more private healthcare payors would have a major impact on our business.

Effect of Existing or Probable Governmental Regulation

As a participant in the healthcare industry, our operations and relationships are subject to Federal and state laws and regulations and enforcement by Federal and state governmental agencies. Various Federal and state laws and regulations govern the purchase, dispensing or distribution, and management of prescription drugs and related services we provide and may affect us. We believe that we are in substantial compliance with all legal requirements material to our operations.

We conduct ongoing educational programs to inform employees regarding compliance with relevant laws and regulations and maintain a formal reporting procedure to disclose possible violations of these laws and regulations to the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services.

Professional Licensure. Pharmacists, pharmacy technicians and certain other health care professionals employed by us are required to be individually licensed or certified under applicable state law. We perform criminal, federal and state exclusion lists, and other background checks on employees and are required under state licensure to ensure that our employees possess all necessary licenses and certifications. We believe that our employees comply in all material respects with applicable licensure laws.

State laws require that each pharmacy location be licensed as an in-state or non-resident pharmacy to dispense pharmaceuticals in that state. State controlled substance laws require registration and compliance with state pharmacy licensure, registration or permit standards promulgated by the state’s pharmacy licensing authority. Such standards often address the qualification of an applicant’s personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. We believe that our pharmacies’ present and future locations comply with all state licensing laws applicable to these businesses. If our pharmacy location becomes subject to additional licensure requirements, are unable to maintain their required licenses or if states place burdensome restrictions or limitations on pharmacies, our ability to operate in the state would be limited, which could have an adverse impact on our business.

Other Laws Affecting Pharmacy Operations. We are subject to Federal and state statutes and regulations governing the operation of pharmacies, repackaging of drug products, wholesale distribution, dispensing of controlled substances, medical waste disposal, and clinical trials. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. Federal controlled substance laws require us to register our pharmacies’ with the U.S. Drug Enforcement Administration (“DEA”) and to comply with security, record keeping, inventory control, labeling standards and other requirements to dispense controlled substances.

Food, Drug and Cosmetic Act. Certain provisions of the Federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements if they are not adulterated or misbranded and are dispensed in accordance with, and pursuant to, a valid prescription. We believe that we comply in all material respects with all applicable requirements.

57

Anti-Kickback Laws. Subject to certain statutory and regulatory exceptions (including exceptions relating to certain managed care, discount, bona fide employment arrangements, group purchasing and personal services arrangements), the Federal “anti-kickback” law prohibits the knowing and willful offer or payment of any remuneration to induce the referral of an individual or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for in whole or in part by Medicare, Medicaid or other government-funded healthcare programs (including both traditional Medicaid fee-for-service programs as well as Medicaid managed care programs). Violation of the Federal anti-kickback statute could subject us to criminal and/or civil penalties including suspension or exclusion from Medicare and Medicaid programs and other government-funded healthcare programs for not less than five years, or the imposition of civil monetary penalties. Exclusion from any of these programs or sanctions of civil monetary penalties could have a material adverse impact on our operations and financial condition.

The Federal anti-kickback law has been interpreted broadly by courts, the Office of the Inspector General (“OIG”) of the U.S. Department of Health and Human Services (“HHS”), and other administrative bodies. Because of the broad scope of those statutes, Federal regulations establish certain safe harbors from liability. Safe harbors exist for certain properly reported discounts received from vendors, certain investment interests held by a person or entity, and certain properly disclosed payments made by vendors to group purchasing organizations, as well as for other transactions or relationships. Nonetheless, a practice that does not fall within a safe harbor is not necessarily unlawful but may be subject to scrutiny and challenge. In the absence of an applicable exception or safe harbor, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are certain “product conversion” or “switching” programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription (or recommending or requesting such a change) from one drug to another. Anti-kickback laws have been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies about such programs.

Several states also have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than federal law. Management carefully considers the importance of such anti-kickback laws when structuring our operations and believes that we are complying therewith.

The Stark Laws. The Federal self-referral law, commonly known as the “Stark Law”, prohibits physicians from referring Medicare patients for “designated health services” (which include, among other things, outpatient prescription drugs, durable medical equipment and supplies and home health services) to an entity with which the physician, or an immediate family member of the physician, has a direct or indirect financial relationship, unless the financial relationship is structured to meet an applicable exception. Possible penalties for violation of the Stark Law include denial of payment, refund of amounts collected in violation of the statute, civil monetary penalties and program exclusion. Management carefully considers the Stark Law and its accompanying regulations in structuring our relationships with physicians and believes that we are complying therewith.

58

Self-Referral Laws. We are subject to state statutes and regulations that prohibit payments for the referral of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. Some state statutes and regulations apply to services reimbursed by governmental as well as private payors. Violation of these laws may result in prohibition of payment for services rendered, loss of pharmacy or health provider licenses, fines and criminal penalties. The laws and exceptions or safe harbors may vary from the Federal Stark Law and vary significantly from state to state. Certain of these state statutes mirror the Federal Stark Law while others may be more restrictive. The laws are often vague, and in many cases, have not been widely interpreted by courts or regulatory agencies; however, we believe we are following such laws.

Statutes Prohibiting False Claims and Fraudulent Billing Activities. A range of Federal civil and criminal laws target false claims and fraudulent billing activities. One of the most significant is the Federal False Claims Act (the “False Claims Act”), which imposes civil penalties for knowingly making or causing to be made false claims to secure a reimbursement from government-sponsored programs, such as Medicare and Medicaid. Investigations or actions commenced under the False Claims Act may be brought either by the government or by private individuals on behalf of the government, through a “whistleblower” or “qui tam” action. The False Claims Act authorizes the payment of a portion of any recovery to the individual suing. Such actions are initially required to be filed under seal pending their review by the Department of Justice. If the government intervenes in the lawsuit and prevails, the whistleblower (or plaintiff filing the initial complaint) may share with the Federal government in any settlement or judgment. If the government does not intervene in the lawsuit, the whistleblower plaintiff may pursue the action independently. The False Claims Act generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in many claims, as each individual claim could be deemed to be a separate violation of the False Claims Act.

Some states also have enacted statutes like the False Claims Act which may include criminal penalties, substantial fines, and treble damages. In recent years, Federal and state governments have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws. Under Section 1909 of the Social Security Act, if a state false claim act meets certain requirements as determined by the OIG in consultation with the U.S. Attorney General, the state is entitled to an increase of ten percentage points in the state medical assistance percentage with respect to any amounts recovered under a state action brought under such a law. Some of the larger states in terms of population that have had the OIG review such laws include California, Florida, Illinois, Indiana, Massachusetts, Michigan, Nevada, Tennessee and Texas. We operate in several of these states and submit claims for Medicaid reimbursement to the respective state Medicaid agency. This legislation has led to increased auditing activities by state healthcare regulators. As such, we have been the subject of an increased number of audits. While we believe that we are following Medicaid and Medicare billing rules and requirements, there can be no assurance that regulators would agree with the methodology employed by us in billing for our products and services and a material disagreement between us and these governmental agencies on the way we provide products or services could have a material adverse effect on our business and operations, our financial position and our results of operations.

The False Claims Act also has been used by the Federal government and private whistleblowers to bring enforcement actions under so-called “fraud and abuse” laws like the Federal anti-kickback statute and the Stark Law. Such actions are not based on a contention that an entity has submitted claims that are facially invalid. Instead, such actions are based on the theory that when an entity submits a claim, it either expressly or impliedly certifies that it has provided the underlying services in compliance with applicable laws, and therefore that services provided and billed for during an anti-kickback statute or Stark Law violation result in false claims, even if such claims are billed accurately for appropriate and medically necessary services. The availability of the False Claims Act to enforce alleged fraud and abuse violations has increased the potential for such actions to be brought, and which often are costly and time-consuming to defend.

Confidentiality, Privacy and HIPAA. Most of our activities involve the receipt, use and disclosure of confidential medical, pharmacy or other health-related information concerning individual members, including the disclosure of the confidential information to the member’s health benefit plan.

59

On April 14, 2003, the final regulations issued by HHS, regarding the privacy of individually identifiable health information (the “Privacy Regulations”) pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) took effect. The Privacy Regulations are designed to protect the medical information of a healthcare patient or health plan enrollee that could be used to identify the individual.

The requirements imposed by the Privacy Regulations, the Transactions Standards, and the Security Standards are extensive and can require substantial cost and effort to assess and implement. We have taken and will continue to take steps that we believe are reasonable to ensure that our policies and procedures are following the Privacy Regulations, the Transactions Standards and the Security Standards. The requirements imposed by HIPAA have increased our burden and costs of regulatory compliance, altered our reporting to Plan Sponsors and reduced the amount of information we can use or disclose if members do not authorize such uses or disclosures.

Medicare Part D. The Medicare Part D program, which makes prescription drug coverage available to eligible Medicare beneficiaries, regulates various aspects of the provision of Medicare drug coverage, including enrollment, formularies, pharmacy networks, marketing and claims processing. The Centers for Medicare & Medicaid Services (“CMS”) imposed restrictions and consent requirements for automatic prescription delivery programs, and further limited the circumstances under which Medicare Part D plans may recoup payments to pharmacies for claims that are subsequently determined not payable under Medicare Part D. CMS sanctions for non-compliance may include suspension of enrollment and even termination from the program.

The Medicare Part D program has undergone significant legislative and regulatory changes since its inception. Medicare Part D continues to attract a high degree of legislative and regulatory scrutiny, and applicable government rules and regulations continue to evolve. For example, CMS may issue regulations that limit the ability of Medicare Part D plans to establish preferred pharmacy networks.

Any Willing Provider Statutes and Narrow Networks. Any willing provider statutes are laws that require health insurance carriers to permit providers to join those networks so long as the provider is willing to accept the terms and conditions of that carrier’s plan. Numerous states have some form of any willing provider law, though nearly all prohibit insurance carriers from limiting membership within their provider networks based on geography or other characteristics. The laws in each state addressing the legality of narrow networks vary widely. Some laws address plans only. Some laws address non-insurers (like a PBM). Some laws address all types of health benefits. Some laws only address a single type of benefit, like pharmacy. The risk to a pharmacy would be in those states that do not have an applicable any willing provider statute, a provider can be excluded from a narrow network.

While the offering of narrow and preferred networks is common across the country, there have been many lawsuits challenging the use of these type of arrangements due to the fact that they exclude certain providers from participating. The outcome of the challenges has varied, primarily based upon the interpretation of the state laws under which the challenges are made. This is an evolving area of law. Given the intense scrutiny of drug pricing and arrangements, and the ongoing lawsuits that are being filed in response to narrow networks, there remains risk in developing narrow networks, which will vary by state, depending on each state’s laws and legal precedent. Additionally, state laws are subject to change at any time, resulting in uncertainty for pharmacy operations in a given state.

Health Reform Legislation. Congress passed major health reform legislation, including the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010 (the “Health Reform Laws”), which enacted a number of significant healthcare reforms. President Donald Trump has stated his intentions to support the repeal and possible replacement of the Health Reform Laws during his term of office. While Congress has not passed repeal legislation, the Tax Cuts and Jobs Act of 2017 included a provision that repealed the tax-based shared responsibility payment imposed by the Health Reform Laws on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Congress may consider other legislation to repeal or replace elements of the Health Reform Laws. While not all of these reforms, or their repeal or replacement, affect our business directly, they could affect the coverage and plan designs that are or will be provided by many of our health plan clients. As a result, these reforms, or their repeal or replacement, could impact many of our services and business practices. There is considerable uncertainty as to the continuation of these reforms, their repeal, or their replacement.

60

21st Century Cures Act. The 21st Century Cures Act (“Cures Act”), enacted in December 2016, among other things implemented Average Sales Price pricing for Part B DME infusion drugs in January 2017 and delayed payment for the home infusion services necessary to administer these drugs until January 2021. Given our current understanding of the Cures Act, we do not believe that it will have a significant impact on our business.

Estimate of the Amount Spent on Research and Development

Research and development expenses were $0 for each of the years 2020 and 2019.

Costs and effects of environmental compliance

Our environmental compliance costs are minimal. We engage recycling companies for the disposal of all paper products and standard recyclable materials amounting to approximately $500 per month.

Properties

PharmCo 901

We purchased an approximately 11,000 sq. ft. facility at 400 Ansin Blvd, Bay A, Hallandale, Florida. The monthly mortgage payment is approximately $12,000.

During December 2020, PharmCo 901 moved a majority of its pharmacy operations from their North Miami Beach, Florida location to the new 11,000 square foot pharmacy facility in our administrative offices in Ansin Blvd., Hallandale Beach, Florida.

PharmCo 1002

We rent pharmacy space at 3208 2nd Avenue North, Bays 2, 3 and 4, Palm Springs, FL 33461. The original lease expired in March 2021 and automatically renewed for an additional 36 months through March 2024. The lease agreement calls for monthly payments of approximately $4,300, with an escalating payment schedule each year thereafter.

PharmCo 1103

We rent pharmacy space at 1160 South Semoran Blvd, Suites D, E, F, Orlando, Florida. The lease was entered into and commenced on August 1, 2020 with a 66-month term and expires on February 1, 2026. The lease agreement calls for monthly payments beginning February 1, 2021 of $4,310, with an escalating payment schedule each year thereafter.

PharmCo 1204

Our PharmCo 1204 Davie location moved to North Miami Beach, Florida during August 2021. We rent approximately 2,200 square foot of retail and pharmacy space. The lease is for five years and commenced on September 1, 2021. The lease agreement calls for monthly payments of approximately $4,800, with an escalating payment schedule each year thereafter.

We believe that our existing office facilities are adequate for current and presently foreseeable operations. In general, our properties are well maintained and are being utilized for their intended purposes. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining additional facilities if deemed necessary.

61

Employees

As of November 12, 2021, we have approximately 114 employees, none of which are subject to a collective bargaining agreement. Approximately 97 of these employees are full time.

Legal Proceedings

From time to time we may be subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

On January 20, 2022, Progressive Care entered into an agreement with two investors, Iliad Research and Chicago Ventures Partners, L.P. (“CVP”) (“the Settlement Agreement”) wherein the parties agreed to resolve various demands and complaints related to the note agreements with the two investors (“the Iliad Note” and “the Chicago Note”). Progressive Care filed a demand (“the Company Demand”) with the two investors on December 14, 2021, that alleged breaches of the volume limitation provisions of the Iliad Note and Chicago Note. On January 7, 2022, in response to the Company Demand, Iliad Research and CVP filed a complaint with the Third Judicial District Court of Salt Lake County, State of Utah, as well as an Arbitration Notice pursuant to the CVP and Iliad Purchase Agreements. For more information, please see Note 14 to our unaudited consolidated financial statements for the three and nine months ended September 30, 2021 and 2020.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names of our directors and executive officer employees and their ages, positions and biographical information as of the date of this information statement. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Our directors will hold office until our next annual meeting of shareholders, or until their earlier resignation or removal.

Name	Position	Age
Alan Jay Weisberg	Chairman of the Board of Directors and Chief Executive Officer	75
Cecile Munnik	Chief Financial Officer	44
Birute Norkute	Chief Operating Officer	40
Jervis Bennett Hough	Director	45
Oleg Firer	Director	44
Joseph Ziegler	Director	48

Alan Jay Weisberg: Mr. Weisberg has served as the Chairman of the Board of Progressive Care since October 2010 and Chief Executive Officer of Progressive Care since August 2020. Also Mr. Weisberg served as CFO of Progressive Care from January 2016 to October 2020. Mr. Weisberg has more than thirty years of accounting experience and has been the CFO of several publicly traded companies. Mr. Weisberg is also a partner in Weisberg & Company, a Boca Raton, Florida accounting firm and has been in that role since July 1987. Mr. Weisberg has served as an adjunct professor of introductory finance at Florida International University and as an instructor of introductory accounting at the American Institute of Banking. He has also lectured to community groups on tax and estate planning. Mr. Weisberg is a graduate of Penn State University where he earned his Bachelor of Science in Accounting and a graduate of Florida International University where he earned his Master of Business Administration. Mr. Weisberg is also a registered Certified Public Accountant in the state of Florida. Mr. Weisberg was selected to serve as a director on our Board due to his expertise in public company accounting.

62

Cecile Munnik: Ms. Munnik has served as the Chief Financial Officer of Progressive Care since October 2020. She has over fifteen years of accounting and finance experience. She has served in finance and accounting leadership positions for companies and business units with annual revenues ranging from $100M to $3B, and demonstrated expertise in US GAAP, SEC Reporting (10-K, 10-Q), Sarbanes-Oxley, Public Accounting, Mergers & Acquisitions, Internal Controls/Process Efficiencies, ERPs, and Strategy Planning for private and public entities. Prior to joining Progressive Care, she has held several senior management positions. Ms. Munnik served as Director of Asset Management at Unified Women’s Healthcare, a single-specialty management services organization to support Ob-Gyn practices from November 2018 through April 2020. She joined The Service Companies as Director of Finance in May 2017 through October 2018. Prior to The Service Companies, she worked at Lennox International for eleven years. She joined Lennox in June 2006 as Sr. Internal Auditor and left in May 2017 as Manager of Financial Planning and Analysis. Ms. Munnik has a bachelor’s degree in accounting from the University of Pretoria (South Africa) and is a Certified Public Accountant (CPA) and Chartered Accountant (CA). She serves on the board of Damascus Road Partners, which is a group of social enterprise investors who invest charitable capital to sustainably address human suffering.

Birute Norkute: Mrs. Norkute has served as the Chief Operating Officer of Progressive Care since January 2020 and a director since December 2021. Mrs. Norkute has over fifteen years of experience in the healthcare industry, working in medical equipment, compliance, and operations management. She started her career with PharmCo in 2008 to establish the durable medical equipment department. Through strong performance and fostering organic growth in her department, she earned her path into the pharmacy operations in 2013 where she played a vital part in their growth overseeing the compliance, credentialing, licensing, and integration of PharmCo’s two acquisitions in 2018 and 2019. She was promoted to COO in January 2020. Before ascending to her current role as COO, Mrs. Norkute controlled budgetary compliance for PharmCo locations leading to efficiencies that were often superior to those of automated systems. She also has strong experience managing the Company’s IT infrastructure to ensure current protocols are in place for HIPAA compliance and technological efficiency. Mrs. Norkute graduated from Kaunas University of Technology in 2003 with a bachelor’s degree in Business Administration. Her expertise lies in the healthcare industry, insurance relations, and compliance. Mrs. Norkute was appointed to the Board because of her operating, practical experience and in-depth expertise in healthcare regulations and processes.

Jervis Bennet Hough: Mr. Hough has served as a Director of Progressive Care since August 2017. Mr. Hough has worked in the capital markets and financial services industry in various compliance and management capacities. His regulatory background provides valuable perspective when assisting firms in the development and implementation of managerial plans and developing business. Mr. Hough currently serves at the nation’s oldest African-American Investment Banking Firm Blaylock Van, LLC as Chief Operations Officer and Chief Compliance Officer. Prior to Blaylock, Mr. Hough served as Chief Compliance Officer for IFS Securities, Inc from 2014 to 2018. Prior to 2014, Mr. Hough has also served in several executive positions at various companies including: President at Fund America Securities; CEO and COO at J&C Global Securities; and CEO and President at Capital & Credit International Inc. Having begun his career with the Financial Industry Regulatory Authority (FINRA), Mr. Hough has gone on to amass experience is various sectors of the industry including corporate investment and public finance. Mr. Hough holds a B.S. Degree in Economics and an M.S. Degree in Agricultural and Applied Economics from Clemson University. He has earned the Certified Securities Compliance Professional Certification from the National Society of Compliance Professionals. Mr. Hough holds the Series 7, 24, 53, 63, 79, and 99 licenses from FINRA (Financial Industrial Regulatory Authority). Mr. Hough is a Founding Board Member of the Georgia Crowdfunding Association and Past Board Member of the U.S.A. Jamaica Chamber of Commerce.

Oleg Firer: Mr. Firer has served as a Director of Progressive Care since October 2017. Mr. Firer is an experienced leader and a visionary with knowledge in international relations, corporate transactions, financial services, wireless technology, and logistics. Mr. Firer served as the Executive Chairman of Unified Payments since January 2011 and led the company from inception until its acquisition by Net Element (NASDAQ: NETE) in April of 2013, where he serves currently as CEO and Executive Chairman and is responsible for the overall vision, strategy, and execution of the company’s mission of developing and providing value-added technologies for mobile payments and transactional services as well as powering global commerce. Prior to Net Elements and Unified Payments, Mr. Firer held senior executive positions as Managing Partner and Director of Star Capital Management, and President and CEO of Acies Corporation. Mr. Firer serves as the Executive Chairman of Net Element and a board/advisory member of various companies including: World Health Organization (WHO), Eastern Caribbean Blockchain Association, E2Exchange, Star Capital, Progressive Care, PharmCo, SarTeleMed and Gainfy Foundation. Mr. Firer also holds a diplomatic rank of the Ambassador Extraordinary and Plenipotentiary. Mr. Firer further supports the initiatives of the Firer Family Charitable Foundation, the charitable family fund focused on helping families and children in need.

63

Joseph Ziegler: Mr. Ziegler has served as a Director of Progressive Care since December 2021. Mr. Ziegler is currently the Chief Financial Officer of DAS Health, a private equity owned provider of IT Services to healthcare providers. Mr. Ziegler previously served as CFO for Encompass Onsite, where he led a team through a period of rapid growth driven by acquisitions and new customer onboarding while improving the financial infrastructure of the business. Prior to joining Encompass, he held multiple roles as a CFO in the healthcare industry, including Private Equity backed specialty pharmacy Biomatrix, successfully driving top line growth from $60 million to $500 million during his tenure with the company. Prior to serving as CFO of Biometrix, Mr. Ziegler served as CFO of Novis Pharmaceuticals, driving company’s growth from $60 million to $200 million during his tenure and led the company’s sales process to strategic acquirer Cardinal Health. He graduated from Florida Atlantic University with an MBA following a BS in finance. Mr. Ziegler was appointed to the Board because of his deep knowledge in healthcare, finance and accounting with strong regulatory oversight.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in our Corporate Governance Principles. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles are available on www.progressivecareus.com. You also may obtain without charge a printed copy of the Code of Ethics and Corporate Governance Principles by sending a written request to:   , Progressive Care Inc., 400 Ansin Blvd, Suite A, Hallandale Beach, Florida 33009. Amendments or waivers of the Code of Business Conduct and Ethics will be provided on our website within four business days following the date of the amendment or waiver.

Board of Directors

The business and affairs of our company are managed by or under the direction of the Board. The Board is currently composed of three members Alan Jay Weisberg, Jervis Bennett Hough, and Oleg Firer. The Board has not appointed a lead independent director; instead the presiding director for each executive session is rotated among the Chairmen of the committees of our Board.

Board Committees

Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. The charters for our Board committees were adopted by the Board in October 2020. You may obtain a printed copy of any of these charters by sending a written request to: Attn: Chief Executive Officer, Progressive Care Inc., 400 Ansin Blvd, Suite A, Hallandale Beach, Florida 33009.

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alan Jay Weisberg(1)
Jervis Bennett Hough	X	M	M	M
Oleg Firer	X	M	M	M

(1)		Chairman of Board of Directors.
C	-	Chairman of Committee.
M	-	Member.

In December 2021, we added Birute Norkute and Joseph Ziegler to our board of directors. They have not yet been appointed to serve on any committees.

64

Audit Committee.

The current members of the Audit Committee are Messrs. Hough and Firer, each of whom qualifies as an “independent” director in accordance with the listing requirements of Nasdaq and the SEC. The Board has determined that Mr. Firer is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K and is the Chairman of the Audit Committee. Prior to the completion of this offering, we will appoint a third independent director to serve on our audit committee in accordance with the rules of Nasdaq. The Audit Committee is responsible for, among other things:

●	appointing, retaining and compensating the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	approving audit and non-audit services and fees;

●	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

●	reviewing reports and communications from the independent registered public accounting firm;

●	reviewing earnings press releases and earnings guidance;

●	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related party transactions;

●	establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

●	reviewing and monitoring actual and potential conflicts of interest.

For a complete description of the Audit Committee’s responsibilities, you should refer to the Audit Committee Charter.

65

Compensation Committee.

The current members of the Compensation Committee are Messrs. Hough and Firer, each of whom qualifies as an “independent” director in accordance with the listing requirements of Nasdaq. Our compensation committee will be responsible for, among other things:

●	reviewing and approving our general compensation strategy;

●	reviewing and approving the compensation of our other executive officers;

●	making recommendations to our board of directors regarding the compensation of our directors;

●	reviewing and approving our incentive compensation and equity-based plans and arrangements; and

●	appointing and overseeing any compensation consultants.

For a complete description of the Compensation Committee’s responsibilities, you should refer to the Compensation Committee Charter.

Nominating and Corporate Governance Committee.

The current members of the Nominating and Corporate Governance Committee are Messrs. Hough and Firer, each of whom qualifies as an “independent” director in accordance with the listing requirements of Nasdaq. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof; recommending nominees for election as directors at each annual stockholder meeting; recommending candidates to fill any vacancies on the Board or any committee thereof; and overseeing the evaluation of the Board. For a complete description of the Nominating and Corporate Governance Committee’s responsibilities, you should refer to the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors.

While there are no specific minimum requirements that the Nominating and Corporate Governance Committee believes must be met by a prospective director nominee, the Nominating and Corporate Governance Committee does believe that director nominees should possess personal and professional integrity, have good business judgment, have relevant experience and skills, and be willing and able to commit the necessary time for Board and Board committee service. The Company does not have a formal diversity policy. However, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in various areas. We believe our current directors possess diverse professional experiences, skills and backgrounds, in addition to (among other characteristics) high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and our industry.

Board Leadership

The Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. The positions of Chairman of the Board and Chief Executive Officer are currently held by Alan Jay Weisberg. The Board believes the Chief Executive Officer is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its stockholders. As a result, the Company does not have a lead independent director. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and Chief Executive Officer.

66

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

Our Board determines which directors qualify as “independent” directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Jervis Bennett Hough and Oleg Firer have qualified as independent and that they have no material relationship with us that might interfere with his or her exercise of independent judgment. Prior to the completion of this offering, we will appoint an additional independent director.

Legal Proceedings

On July 22, 2016, Jervis Hough entered into a letter of acceptance, waiver and consent (No. 2015046056404) with the Financial Industry Regulatory Authority (“FINRA”) with respect to alleged violations of NASD Rule 3010 and FINRA Rule 2010 relating to insufficient due diligence conducted in a private placement. Mr. Hough was fined $5,000 and given a 15 business day suspension from associating with any FINRA registered firm in a principal capacity.

Except as set forth above, during the past ten years, none of our current directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, officers or affiliates, or any beneficial owner of 5% or more of our common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

67

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation earned by or paid to Shital Parikh Mars, our former Chief Executive Officer, for services provided for the fiscal years ended December 31, 2020 and 2019. Other than Ms. Mars, no person serving as an executive officer for any part of the fiscal year ended December 31, 2019 received compensation of $100,000 or more in that fiscal year.

	Summary Compensation Table
		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Shital Parikh Mars(1)	2020	130,000	-	-	-	-	130,000
Chief Executive Officer	2019	120,000	2,300	-	-	-	122,300

Alan Jay Weisberg(2)	2020	100,000	4,900	-	-	-	104,900
Chairman of the Board of Directors, Chief Executive Office	2019	24,000	-	-	-	-	24,000

Cecile Munnik, Chief Financial Officer (3)	2020	150,000	6,000	-	-	-	156,000

Birute Norkute	2020	105,000	10,800	-	-	-	115,800
Chief Operating Officer	2019	79,500	6,900	-	-	-	86,400

(1)	Ms. Mars resigned on August 13, 2020. Ms. Mars did not hold any unexercised options, unvested stock or other contingent equity awards as of December 31, 2020
(2)	Alan Jay Weisberg has earned $55,200 for the fiscal year ended December 31, 2020.
(3)	Cecile Munnik joined our Company on October 15, 2020 and has earned $71,200 for the fiscal year ended December 31, 2020.

Compensation Components

Salary. We compensate our executive officers for their service by payment of salary, which is set in each of the named executive officer’s employment agreement discussed below.

Discretionary Bonuses. Our board of directors has the authority and discretion to award performance-based compensation to our executives if it determined that a particular executive has exceeded his or her objectives and goals or made a unique contribution to us during the year, or other circumstances warrant.

Stock Awards. Stock awards are determined by the board of directors based on numerous factors, some of which include responsibilities incumbent with the role of each executive and tenure with us.

On January 5, 2018, we issued shares of our Common Stock as stock-based compensation, including a grant of 10,000,000 shares to Ms. Mars in consideration of services to be provided. The stock grants were subject to a one year vesting period, and fully vested on January 5, 2019.

68

Employment Agreements

Employment Agreement by and between Shital Parikh Mars and the Company, dated as of August 27, 2012

We entered into an executive employment agreement with Ms. Mars on August 27, 2012. The term of the employment agreement was initially three years and was renewed by oral agreement for one year renewal terms each year thereafter. Ms. Mars terminated her employment on August 13, 2020. For the year ended December 31, 2019, we agreed to pay Ms. Mars a base annual salary of $120,000. Prior to the termination of her employment, the Board reviewed the base salary for annual increases, and bonuses were determined by the Board based upon corporate profitability and cash flow. Ms. Mars’ employment agreement contained covenants restricting her ability to compete with us in the United States, and to solicit our customers or employees, for a period of two years following her termination of employment, as well as covenants with respect to the protection of our confidential information. On September 22, 2020, we entered into a severance agreement with Ms. Mars, pursuant to which we agreed to pay Ms. Mars a severance amount of $100,000, plus up to $10,000 for outplacement employment services and under which Ms. Mars released us from all claims, known or unknown, arising from her employment.

Employment Agreement by and between Alan Jay Weisberg and the Company dated as of November 22, 2021

We entered into an executive employment agreement with Mr. Weisberg on October 15, 2020 which was amended on July 19, 2021 and amended and restated on November 22, 2021 pursuant to which Mr. Weisberg will serve as the Chief Executive Officer of the Company. The initial term of the employment agreement shall be for three years and shall automatically renew for successive one year periods unless either the Company or Mr. Weisberg provide the other party with written notice of non-renewal at least sixty days before the end of each term. We agreed to pay Mr. Weisberg a base annual salary of $100,000. Mr. Weisberg will receive options to purchase up to fourteen million one hundred thousand (14,100,000) shares upon a qualified offering pursuant to the provisions of an option agreement and up to fifteen million (15,000,000) restricted stock units pursuant to the provisions of a restricted stock unit agreement. Should the current offering be completed, it will be considered a qualified offering pursuant to the terms of the employment agreement The employment agreement contains covenants restricting Mr. Weisberg’s ability to compete with us, and to solicit our customers or employees, for a period of 12 months following termination of his employment, as well as covenants with respect to the protection of our confidential information. The employment agreement also requires us to indemnify Mr. Weisberg against certain claims made against him arising from services he provides us in good faith. The employment agreement provides for severance pay in certain circumstances consisting of twelve (12) months of continued payment of base salary on a bi-weekly basis and payment of health insurance premiums for up to twelve (12) months. To be eligible for severance payments, Mr. Weisberg must have entered into a full and complete general release of any and all claims against the Company and related persons and entities. Please refer to the text of the employment agreement filed as an exhibit to this registration statement.

Employment Agreement by and between Cecile Munnik and the Company dated as of November 22, 2021

We entered into an executive employment agreement with Ms. Munnik October 15, 2020 which was amended and restated on November 22, 2021 pursuant to which Ms. Munnik will serve as the Chief Financial Officer of the Company. The initial term of the employment agreement shall be for three years and shall automatically renew for successive one year periods unless either the Company or Ms. Munnik provide the other party with written notice of non-renewal at least sixty days before the end of each term. We agreed to pay Ms. Munnik a base annual salary of $180,000. Ms. Munnik will receive options to purchase up to five million (5,000,000) shares upon a qualified offering pursuant to the provisions of an option agreement and is eligible for a cash incentive bonus in an amount to be approved by the board. Should the current offering be completed, it will be considered a qualified offering pursuant to the terms of the employment agreement. The employment agreement contains covenants restricting Ms. Munnik’s ability to compete with us, and to solicit our customers or employees, for a period of 12 months following termination of her employment, as well as covenants with respect to the protection of our confidential information. The employment agreement also requires us to indemnify Ms. Munnik against certain claims made against her arising from services she provides us in good faith. The employment agreement provides for severance pay in certain circumstances consisting of six (6) months of continued payment of base salary on a bi-weekly basis and payment of health insurance premiums for up to six (6) months. To be eligible for severance payments, Ms. Munnik must have entered into a full and complete general release of any and all claims against the Company and related persons and entities. Please refer to the text of the employment agreement filed as an exhibit to this registration statement.

69

Employment Agreement by and between Birute Norkute and the Company dated as of November 22, 2021

We entered into an executive employment agreement with Mrs. Norkute on January 3, 2020 which was amended and restated on November 22, 2021 pursuant to which Mrs. Norkute will serve as the Chief Operating Officer of the Company. The initial term of the employment agreement shall be for three years and shall automatically renew for successive one year periods unless either the Company or Mrs. Norkute provide the other party with written notice of non-renewal at least sixty days before the end of each term. We agreed to pay Mrs. Norkute a base annual salary of $125,000. Mrs. Norkute will receive options to purchase up to five million (5,000,000) shares upon a qualified offering pursuant to the provisions of an option agreement and up to five million (5,000,000) restricted stock units pursuant to the provisions of a restricted stock unit agreement. Should the current offering be completed, it will be considered a qualified offering pursuant to the terms of the agreement. The Board will review the base salary for annual increases after the conclusion of the initial term, and bonuses will be determined by the Board based upon corporate profitability and cash flow. Mrs. Norkute’s employment agreement contains covenants restricting her ability to compete with us in the United States, and to solicit our customers or employees, for a period of two years following her termination of employment, as well as covenants with respect to the protection of our confidential information. The employment agreement also requires us to indemnify Mrs. Norkute against certain claims made against her arising from services she provides us in good faith. The employment agreement provides for severance pay in certain circumstances consisting of six (6) months of continued payment of base salary on a bi-weekly basis and payment of health insurance premiums for up to six (6) months. To be eligible for severance payments, Mrs. Norkute must have entered into a full and complete general release of any and all claims against the Company and related persons and entities. Please refer to the text of the employment agreement filed as an exhibit to this registration statement.

Employment Agreement by and between Armen Karapetyan and the Company dated as of November 22, 2021

We entered into an executive employment agreement with Mr. Karapetyan on July 19, 2021 which was amended and restated on November 22, 2021 pursuant to which Mr. Karapetyan will serve as the General Manager and Director of Business Development and Marketing of the Company. The initial term of the employment agreement shall be for three years and shall automatically renew for successive one year periods unless either the Company or Mr. Karapetyan provide the other party with written notice of non-renewal at least sixty days before the end of each term. We agreed to pay Mr. Karapetyan a base annual salary of $320,000. Mr. Karapetyan will receive options to purchase up to fourteen million one hundred thousand (14,100,000) shares upon a qualified offering pursuant to the provisions of an option agreement and up to fifteen million (15,000,000) restricted stock units pursuant to the provisions of a restricted stock unit agreement. Should the current offering be completed, it will be considered a qualified offering pursuant to the terms of the agreement. The employment agreement contains covenants restricting Mr. Karapetyan’s ability to compete with us, and to solicit our customers or employees, for a period of 12 months following termination of his employment, as well as covenants with respect to the protection of our confidential information. The employment agreement also requires us to indemnify Mr. Karapetyan against certain claims made against him arising from services he provides us in good faith. The employment agreement provides for severance pay in certain circumstances consisting of twelve (12) months of continued payment of base salary on a bi-weekly basis and payment of health insurance premiums for up to twelve (12) months. To be eligible for severance payments, Mr. Karapetyan must have entered into a full and complete general release of any and all claims against the Company and related persons and entities. Please refer to the text of the employment agreement filed as an exhibit to this registration statement.

Employment Agreement by and between Carlos Rangel and the Company dated as of November 22, 2021

We entered into an executive employment agreement with Mr. Rangel on November 22, 2021 pursuant to which Mr. Rangel will serve as the Head of Digital Transformation of the Company. The initial term of the employment agreement shall be for three years and shall automatically renew for successive one year periods unless either the Company or Mr. Rangel provide the other party with written notice of non-renewal at least sixty days before the end of each term. We agreed to pay Mr. Rangel a base annual salary of $100,000. Mr. Rangel will receive options to purchase up to three million (3,000,000) shares upon a qualified offering pursuant to the provisions of an option agreement and is eligible for a cash incentive bonus in an amount to be approved by the board. Should the current offering be completed, it will be considered a qualified offering pursuant to the terms of the agreement. The employment agreement contains covenants restricting Mr. Rangel’s ability to compete with us, and to solicit our customers or employees, for a period of 12 months following termination of her employment, as well as covenants with respect to the protection of our confidential information. The employment agreement also requires us to indemnify Mr. Rangel against certain claims made against him arising from services he provides us in good faith. The employment agreement provides for severance pay in certain circumstances consisting of three (3) months of continued payment of base salary on a bi-weekly basis and payment of health insurance premiums for up to three (3) months. To be eligible for severance payments, Mr. Rangel must have entered into a full and complete general release of any and all claims against the Company and related persons and entities. Please refer to the text of the employment agreement filed as an exhibit to this registration statement.

70

Compensation of Directors

For the years ended December 31, 2020 and 2019, we did not compensate our directors for their services to the Board. Effective July 21, 2021, our three directors were issued $50,000 in shares of the Company’s Common Stock in exchange for services, and annually thereafter, provided each director remains a member of the Board as of such date, shall be issued the equivalent of $50,000 in shares of the Company’s Common Stock as determined based on the average closing price on the three trading days immediately preceding the last day of such anniversary date. We intend to continue compensating directors following this offering.

Stock options: Incentive stock options and nonstatutory stock options are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Incentive Stock Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Incentive Stock Plan vest based on vesting criteria specified in the stock option agreement as determined by the plan administrator.

Restricted stock unit awards: RSUs are granted under restricted stock unit award agreements adopted by the plan administrator. An RSU may be settled by cash, delivery of stock or a combination of cash and stock as deemed appropriate by the plan administrator. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU. RSUs granted under the Incentive Stock Plan vest based on vesting criteria specified in the restricted stock unit award agreement as determined by the plan administrator.

CHANGE IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 22, 2020, (the “Dismissal Date”) the Company dismissed Berkowitz Pollack Brant Advisors + CPAs (“Berkowitz”) from its role as the independent registered public accounting firm for the Company. On June 22, 2020, the Company engaged Daszkal Bolton LLP (“Daszkal”) as its new independent registered public accounting firm. The change of the Company’s independent registered public accounting firm from Berkowitz to Daszkal was approved unanimously by the Audit Committee of our Board of Directors.

Berkowitz audited the Company’s financial statements as of and for the year ended December 31, 2019. Berkowitz’s reports on the Company’s financial statements as of and for the year ended December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with Berkowitz’s audits of the Company’s financial statements as of and for the year ended December 31, 2019, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Berkowitz on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Berkowitz, would have caused Berkowitz to make a reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such years and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

The Company provided Berkowitz with a copy of this Information Statement and requested that Berkowitz furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Berkowitz agrees with the above statements. A copy of such letter, dated October 8, 2021, is attached as Exhibit 16.1 to the Registration Statement of which this Information Statement forms a part.

71

During the year ended December 31, 2019, neither the Company, nor any party on its behalf, consulted with Daszkal regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s financial statements, and no written reports or oral advice was provided to the Company by Daszkal that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation” beginning on page 68, the following describes transactions since January 1, 2018, to which we have been a participant, in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year end and in which any of our directors, executive officer or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

We have a consulting agreement with Spark Financial Consulting (“Spark”), which is a consulting company owned by Armen Karapetyan, who, as of the date of this information statement, owns approximately 8.7% of our issued and outstanding Common Stock. Spark provides business development services including but not limited to recruiting, targeting and evaluation of potential mergers and acquisitions, finding third party contractors and assisting with related negotiations in exchange for a monthly fee of $16,000. Additionally, Spark may be entitled to additional fees for additional consulting services. During the nine months ended September 30, 2021, and the years ended December 31, 2020, 2019 and 2018, we paid Spark $96,000, $224,400, $238,158, and $238,275, respectively. We had accrued balances payable to Spark on our Consolidated Balance Sheets for the nine months ended September 30, 2021, and for the years ended December 31, 2020, 2019 and 2018 of $0, $0, $400, and $0, respectively. The agreement was terminated during the third quarter of 2021.

Policies and Procedures for Transactions with Related Persons

Our CEO and CFO are responsible for reviewing and assessing the relevance of proposed relationships and transactions with related parties and ratify agreements for execution on our behalf. We do not currently have a formal policy with respect to approval of transactions with related persons but intend on adopting one in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2021, certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated.

This table is prepared based on information supplied to us by the listed security holders.

Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table below. Unless provided otherwise, the addresses for each of the individuals below is 400 Ansin Blvd, Suite A, Hallandale Beach, Florida 33009.

72

Name and Address of Beneficial Owner	Common Stock Owned Beneficially	Percent of Class		Series A Preferred Stock Owned Beneficially	Percent of Class
Directors and Named Executive Officers:
Alan Jay Weisberg, Chairman of the Board of Directors and Chief Executive Officer(1)	8,570,487	1.57%		-	-
Birute Norkute, Chief Operating Officer(2)	1,550,000	*	%	-	-
Jervis Bennett Hough, Director(3)	1,943,396	*	%	-	-
Oleg Firer, Director(4)	1,943,396	*	%
Cecile Munnik, Chief Financial Officer(8)	1,000,000	*	%
All directors and officers as a group (4 persons)	15,007,279	2.76%		-	-
Greater than 5% Stockholders:
Armen Karapetyan(5) 3742 NE 208th Street, Aventura, FL, 333180	37,169,210	6.83%		-	-
Yelena Braslavskaya 2020 Gift Trust(6)(7)	-	-		51	100%
Total	52,176,489	9.59%		51	100%

*	Less than 1%

(1)	Includes 8,570,487 shares of Common Stock owned directly by Mr. Weisberg. Does not include options to purchase up to fourteen million one hundred thousand (14,100,000) shares of Common Stock pursuant to his employment agreement with the Company if this offering is completed.

(2)	Includes 1,550,000 shares of Common Stock owned directly by Mrs. Norkute. Does not include options to purchase up to five million (5,000,000) shares of Common Stock pursuant to her employment agreement with the Company if this offering is completed.

(3)	Includes 1,943,396 shares of Common Stock owned directly by Mr. Hough.

(4)	Includes 1,943,396 shares of Common Stock owned directly by Mr. Firer.

(5)	Includes (i) 31,304,694 shares of Common Stock owned directly by Mr. Karapetyan and (ii) 5,864,516 shares of Common Stock owned by Spark Consulting, which is owned by Mr. Karapetyan. Does not include options to purchase up to fourteen million one hundred thousand (14,100,000) shares of Common Stock pursuant to his employment agreement with the Company if this offering is completed.

(6)	The beneficiary of the Yelena Braslavskaya 2020 Gift Trust (the “Trust”) is Yelena Braslavskaya. Ms. Braslaskava does not maintain any dispositive power over the shares in the Trust. Dmitry Kristal serves as the trustee of the Trust and has no pecuniary interest in the Trust. See “Preferred Stock – Voting Rights” below.

(7)	Does not reflect voting power conferred by ownership of Series A Preferred Stock.

(8)	Includes 1,000,000 shares of Common Stock owned directly by Ms. Munnik. Does not include options to purchase up to five million (5,000,000) shares of Common Stock pursuant to her employment agreement with the Company if this offering is completed.

There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

As of December 30, 2021, we have a formal equity compensation plan in effect which was approved by our stockholders at our shareholders meeting in November 2020, however, no issuances have been made under the plan.

73

DESCRIPTION OF SECURITIES TO BE REGISTERED

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law (“DGCL”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue an aggregate number of 1,010,000,000 shares of capital stock of which 10,000,000 shares are blank check Series A Super-Voting preferred stock, $0.001 par value per share and 1,000,000,000 shares are Common Stock, $0.0001 par value per share.

On September 23, 2019, our board of directors and stockholders approved an amendment to our certificate of incorporation wherein the total number of shares of all classes of capital stock which we shall have the authority to issue is 1,010,000,000 shares, of which 1,000,000,000 shares are designated as common stock, par value $0.0001 per share, and 10,000,000 shares are designated as Series A preferred stock, par value $0.001 per share.

Common Stock

We are authorized to issue 1,000,000,000 shares of Common Stock, $0.0001 par value per share. As of September 30, 2021 and December 31, 2020, we had 527,871,715 and 485,768,076, respectively, shares of Common Stock issued and outstanding.

Dividend Rights

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, our net assets shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interest.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights. The holders of Common Stock are entitled to dividends if declared by the Board of Directors. There are no redemption or sinking fund provisions applicable to the Common Stock, and holders of common stock are not entitled to any preemptive rights with respect to additional issuances of Common Stock by the Company.

Preferred Stock

We are authorized to issue 10,000,000 shares of Series A Super-Voting preferred stock, $0.001 par value per share.

As of the date of this information statement, we have 51 shares of Series A Super-Voting preferred stock issued and outstanding, all of which are owned by the Yelena Braslavskaya 2020 Gift Trust.

Dividend Rights

The Series A Super-Voting preferred stock is a non-dividend producing instrument that ranks superior to our Common Stock.

74

Voting Rights

Each one (1) share of the Series A Super-Voting preferred stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A preferred stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

Liquidation Rights

The Series A Super-Voting preferred stock ranks senior to our Common Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Upon the occurrence of a Liquidation Event (as defined in our certificate of incorporation, as amended), the holders of Series A Super-Voting Preferred Stock are entitled to receive net assets on a pro rata basis.

Registration Rights

None of the holders of securities hold any rights to require us to register any unregistered shares of our Common Stock.

Transfer Agent

The transfer agent and registrar for our Common Stock is ClearTrust, LLC, 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, subject to certain exceptions.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

75

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

WHERE YOU CAN FIND MORE INFORMATION

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We maintain a website at www.progressivecareus.com. We will make available, free of charge, on our website, our annual reports, quarterly reports, current reports, and amendments to any of those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this information statement.

This information statement is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this information statement in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this information statement. For further information with respect to us and the securities offered in this information statement, we refer you to the registration statement and the accompanying exhibits.

76

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We shall indemnify our officers and directors under the circumstances and to the full extent permitted by law. A director of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this paragraph by our stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers, and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

77

RECENT SALES OF UNREGISTERED SECURITIES

All sales of unregistered securities in transactions that were exempt from the requirements of the Securities Act in the last three years are set forth below.

Issuances of Common Stock

On July 22, 2016, we entered into a Securities Purchase Agreement with Chicago Venture. Pursuant the Securities Purchase Agreement, Chicago Venture purchased from us 10% convertible promissory notes in the aggregate principal amount of $2,205,000, including a 10% OID and $5,000 attorney’s fee. The notes were convertible into shares of common stock at the lesser of market price on the date of conversion or $0.05 per share. The notes were delivered in eight (8) tranches each in the principal amount of $250,000 and matured on October 18, 2018. We issued 35,367,266 shares of our common stock to Chicago Venture pursuant to the convertible promissory notes through the maturity date of the notes as follows:

●	On January 3, 2018, we issued 3,090,553 shares of our common stock to Chicago Venture at a conversion price of $0.009707 per share.

●	On January 24, 2018, we issued 3,113,002 shares of our common stock to Chicago Venture at a conversion price of $0.009637 per share.

●	On January 29, 2018, we issued 4,150,669 shares of our common stock to Chicago Venture at a conversion price of $0.009637 per share

●	On February 8, 2018, we issued 2,739,398 shares of our common stock to Chicago Venture at a conversion price of $0.011013 per share.

●	On March 7, 2018, we issued 2,488,800 shares of our common stock to Chicago Venture at a conversion price of $0.020090 per share.

●	On April 2, 2018, we issued 2,000,000 shares of our common stock to Chicago Venture at a conversion price of $0.050000 per share.

●	On April 11, 2018, we issued 2,000,000 shares of our common stock to Chicago Venture at a conversion price of $0.050000 per share

●	On April 18, 2018, we issued 2,000,000 shares of our common stock to Chicago Venture at a conversion price of $0.050000 per share

●	On May 10, 2018, we issued 2,184,360 shares of our common stock to Chicago Venture at a conversion price of $0.045780 per share.

●	On June 5, 2018, we issued 1,077,354 shares of our common stock to Chicago Venture at a conversion price of $0.046410 per share

●	On July 2, 2018, we issued 1,778,811 shares of our common stock to Chicago Venture at a conversion price of $0.042163 per share.

●	On August 2, 2018, we issued 1,974,279 shares of our common stock to Chicago Venture at a conversion price of $0.038523 per share.

78

On January 5, 2018, we issued 41,843,571 shares of our common stock to our officers, directors and employees as stock-based compensation. The shares were issued in consideration of services to be provided to us and were valued on the grant date at an aggregate of $577,629, or $0.013804 per share. The requisite service period for vesting of the stock grants was one year.

On March 15, 2018, we issued 1,000,000 shares of our common stock to two directors in satisfaction of an accrued compensation liability from 2017. The shares were issued in consideration of director services provided to us in 2017 and valued at an aggregate of $14,000 or $0.014000 per share.

On March 15, 2018, we issued 1,625,000 shares of our common stock to First Look Equities, LLC in satisfaction of an accrued compensation liability from 2017. The shares were issued in consideration of investor and public relations services provided to us in 2017 and valued at an aggregate of $22,750, or $0.014000 per share.

On August 16, 2018, we issued 250,000 shares of our common stock to Mass Ventures Corp. for website development services performed during the third quarter 2018. The shares were valued at an aggregate of $14,250, or $0.057000 per share.

On July 1, 2019, we issued 400,000 shares of our common stock to Made Consulting in satisfaction of an accrued compensation liability from the second quarter of 2019. The shares were issued in consideration of investor and public relations services provided to us and valued at an aggregate of $28,000, or $0.070000 per share.

On July 1, 2019, we issued 250,000 shares of our common stock to Mass Ventures Corp. in satisfaction of an accrued compensation liability from the second quarter 2019. The shares were issued in consideration of website development services provided to us and valued at an aggregate of $15,000, or $0.060000 per share.

On December 14, 2019, mortgage note principal and accrued but unpaid interest at an aggregate of $330,000, or $0.048300 per share, was converted by 400 Ansin LLC, the noteholder, into 6,832,299 shares of our common stock. The shares were issued on January 4, 2020.

On January 2, 2019, we entered into a Securities Purchase Agreement (the “Chicago Venture Purchase Agreement”) with Chicago Venture for the sale of convertible promissory note in the amount of $2,710,000, which included a $200,000 OID and $10,000 in debt issuance costs for the transaction. The note is convertible into shares of common stock ($0.0001 par value per share) in 1 year at the average of the five lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion at the redemption requests of Chicago Venture. Through the date of this information statement, Chicago Venture made partial redemption requests to convert the note into common stock on the convertible note resulting in the following conversions to common stock:

●	On January 7, 2020, Chicago Venture converted an aggregate of $50,000 of note principal into 1,288,527 shares of our common stock at a redemption rate of $0.038804 per share.

●	On January 29, 2020, Chicago Venture converted an aggregate of $100,000 of note principal into 2,536,526 shares of our common stock at a redemption rate of $0.039424 per share.

●	On February 24, 2020, Chicago Venture converted an aggregate of $100,000 of note principal into 2,570,958 shares of our common stock at a redemption rate of $0.038896 per share.

●	On April 1, 2020, Chicago Venture converted an aggregate of $100,000 of note principal into 3,794,778 shares of our common stock at a redemption rate of $0.026352 per share.

●	On May 14, 2020, Chicago Venture converted an aggregate of $200,000 of note principal into 6,650,705 shares of our common stock at a redemption rate of $0.030072 per share.

●	On June 30, 2020, Chicago Venture converted an aggregate of $450,000 of note principal into 13,567,294 shares of our common stock at a redemption rate of $0.033168 per share.

●	On August 6, 2020, Chicago Venture converted an aggregate of $230,079.24 of note principal into 5,750,831 shares of our common stock at a redemption rate of $0.040008 per share.

●	On November 3, 2020, Chicago Venture converted an aggregate of $177,579.79 of note principal into 6,043,418 shares of our common stock at a redemption rate of $0.029384 per share.

79

As of the date of this information statement the outstanding amount under the Chicago Venture Purchase Agreement is $0.

On June 30, 2020, we issued 1,000,000 shares of our common stock valued at an aggregate of $48,200, or $0.048200 per share, to Victoria Shuster, an independent contractor, as payment of a commission on the purchase of the 400 Ansin Blvd. building.

On March 6, 2019, Progressive entered a Securities Purchase Agreement (the “Iliad Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad Research”), a Utah limited partnership, in the amount of $3,310,000, which included a $300,000 Original Interest Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note is convertible into shares of common stock ($0.0001 par value per share) in 1 year at the average of the two lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. The note matures on March 6, 2022 (the “Maturity Date”). The note accrues interest at the rate of 10% per annum and the entire unpaid principal balance plus all accrued and unpaid interest are due on the Maturity Date. Through the date of this information statement, Iliad Research made partial redemption requests to convert the note into common stock on the convertible note resulting in the following conversions to common stock:

●	On December 3, 2020, Iliad Research converted an aggregate of $200,000 of note principal into 9,451,796 shares of our common stock at a redemption rate of $0.021160 per share.

●	On January 29, 2021, Iliad Research converted an aggregate of $200,000 of note principal into 8,138,683 shares of our common stock at a redemption rate of $0.024574 per share.

●	On February 12, 2021, Iliad Research converted an aggregate of $200,000 of note principal into 8,038,585 shares of our common stock at a redemption rate of $0.024880 per share.

●	On March 1, 2021, Iliad Research converted an aggregate of $380,880 of note principal into 10,580,000 shares of our common stock at a redemption rate of $0.036000 per share.

●	On March 8, 2021, Iliad Research converted an aggregate of $119,250 of note principal into 2,922,794 shares of our common stock at a redemption rate of $0.04080 per share.

●	On March 15, 2021, Iliad Research converted an aggregate of $141,850 of note principal into 1,989,390 shares of our common stock at a redemption rate of $0.037700 per share.

●	On August 3, 2021, Iliad Research converted an aggregate of $200,000 of note principal into 4,945,598 shares of our common stock at a redemption rate of $0.040440 per share.

●	On October 12, 2021, Iliad Research converted $200,000 of note principal into 7,558,579 shares of our common stock at a redemption rate of $0.026460 per share.

●	On December 15, 2021, Iliad Research converted $200,000 of note principal into 8,912,656 shares of our common stock at a redemption rate of $0.022440 per share.

80

As of December 31, 2021, the outstanding principal amount under the Iliad Securities Purchase Agreement is $1,310,744.

On February 8, 2021, we issued 1,989,390 shares of our common stock valued at an aggregate of $75,000, or $0.03770 per share, to Stanley Campbell, CEO of EagleForce Health, LLC under a service agreement dated February 8, 2021.

On April 22, 2021, we issued 107,142 shares of our common stock valued at an aggregate of $5,679, or $0.05300 per share, to Luther Campbell under a representative agreement dated March 25, 2021.

On August 19, 2021, we issued 943,396 shares of our common stock valued at an aggregate of $50,000, or $0.053000 to Alan Jay Weisberg under a directors’ agreement dated July 21, 2021.

On August 19, 2021, we issued 943,396 shares of our common stock valued at an aggregate of $50,000, or $0.053000 to Jervis Hough under a directors’ agreement dated July 21, 2021.

On August 19, 2021, we issued 943,396 shares of our common stock valued at and aggregate of $50,000, or $0.053000 to Oleg Firer under a directors’ agreement dated July 21, 2021.

On November 24, 2021, the Company issued 296,736 shares of our common stock valued at an aggregate of $10,000, or $0.033700 to Bassam Alsyed, an employee of PharmCo 901, for services rendered during 2021.

On December 16, 2021, the Company issued 225,806 shares of our common stock valued at an aggregate of $7,000, or $0.031000 to Tysadco Partners under a service agreement dated November 24, 2021.

All the securities described above were issued in transactions exempt from registration under the Securities Act, as transactions not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

81

INDEX TO FINANCIAL STATEMENTS

PROGRESSIVE CARE INC.

INDEX TO FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2021 and 2020

A-1

Progressive Care Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020 (1)
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,100,854	$2,100,695
Accounts receivable – trade, net	2,667,288	2,580,509
Accounts receivable - other	679,653	811,235
Inventory, net	1,157,250	945,274
Prepaid expenses	652,081	466,490
Total Current Assets	7,257,126	6,904,203
Property and equipment, net	2,543,755	2,532,433
Other Assets
Goodwill	1,387,860	1,387,860
Intangible assets, net	83,907	247,142
Right of use assets, net	727,604	436,368
Deposits	38,637	36,401
Total Other Assets	2,238,008	2,107,771
Total Assets	$12,038,889	$11,544,407
Liabilities and Stockholders’ Equity (Deficiency)
Current Liabilities
Accounts payable and accrued liabilities	$7,021,133	$6,551,230
Notes payable, net of unamortized debt discount and debt issuance costs, current portion	1,792,386	570,914
Lease liabilities - current portion	217,134	197,975
Unearned revenue	408,362	450,155
Derivative liability	1,129,360	2,043,000
Total Current Liabilities	10,568,375	9,813,274
Long-term Liabilities
Notes payable, net of current portion	784,155	3,130,622
Lease liabilities - net of current portion	569,664	320,563
Total Liabilities	11,922,194	13,264,459

Commitments and Contingencies

Stockholders’ Equity (Deficiency)
Preferred Stock, Series A par value $0.001; 10,000,000 shares authorized, 51 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Common stock, par value $0.0001; 1,000,000,000 shares authorized, 527,871,715 and 485,768,076 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	52,787	48,577
Additional paid-in capital	8,446,749	6,978,301
Accumulated Deficit	(8,382,841)	(8,746,930)
Total Stockholders’ Equity (Deficiency)	116,695	(1,720,052)
Total Liabilities and Stockholders’ Equity (Deficiency)	$12,038,889	$11,544,407

(1)	The information in this column was derived from the Company’s audited consolidated financial statements as of December 31, 2020.

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

A-2

Progressive Care Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2021 and 2020 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues, net	$9,797,523	$10,471,015	$28,999,122	$28,770,960

Cost of revenue	6,871,206	7,608,749	21,031,826	22,462,377

Gross profit	2,926,317	2,862,266	7,967,296	6,308,583

Selling, general and administrative expenses
Bad debt expense	30,904	133,000	152,953	192,485
Share-based compensation	41,667	-	189,012	-
Other selling, general and administrative expenses	2,629,811	2,634,693	8,230,688	7,347,709
Total selling, general and administrative expenses	2,702,382	2,767,693	8,572,653	7,540,194

Income (loss) from operations	223,935	94,573	(605,357)	(1,231,611)

Other income (expense)
Change in fair value of derivative liability	225,130	-	913,640	881,000
Gain on debt extinguishment	421,400	-	1,056,225	-
Loss on disposal of fixed assets	(8,237)	-	(8,237)	-
Interest income	1	26	10	140
Interest expense	(335,750)	(357,439)	(985,163)	(1,084,198)
Total other income (expense)	302,544	(357,413)	976,475	(203,058)
Income (loss) before provision for income taxes	526,479	(262,840)	371,118	(1,434,669)
Benefit from (provision for) income taxes	1,920	-	(7,029)	(6,780)
Net income (loss)	$528,399	$(262,840)	$364,089	$(1,441,449)
Basic and diluted net income (loss) per common share	$-	$-	$-	$-
Weighted average number of common shares outstanding during the period - basic	516,284,388	459,508,465	515,389,061	457,224,832
Weighted average number of common shares outstanding during the period - diluted	603,756,129	459,508,465	604,651,456	457,224,832

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements

A-3

Progressive Care Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity (Deficiency)

For the Three and Nine Months Ended September 30, 2021 (Unaudited)

	Preferred Series A $0.001 Par Value		Common Stock $0.0001 Par Value		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance, December 31, 2020	51	$-	485,768,076	$48,577	$6,978,301	$(8,746,930)	$(1,720,052)
Issuance of common stock for settlement of debt principal and interest			32,231,321	3,223	1,038,756		1,041,979
Issuance of common stock for services rendered			1,989,390	199	74,801		75,000
Net income for the three months ended March 31, 2021						26,852	26,852
Balance March 31, 2021	51	$-	519,988,787	$51,999	$8,091,858	$(8,720,078)	$(576,221)
Issuance of common stock for services rendered			107,142	11	5,668		5,679
Net income for the three months ended June 30, 2021						(191,162)	(191,162)
Balance June 30, 2021	51	$-	520,095,929	$52,010	$8,097,526	$(8,911,240)	$(761,704)
Issuance of common stock for settlement of debt principal and interest			4,945,598	495	199,505		200,000
Issuance of common stock for services rendered			2,830,188	282	149,718		150,000
Net income for the three months ended September 30, 2021						528,399	528,399
Balance September 30, 2021	51	$-	527,871,715	$52,787	$8,446,749	$(8,382,841)	$116,695

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

A-4

Progressive Care Inc. and Subsidiaries

Condensed Consolidated Statements of Deficiency in Stockholders’ Equity

For the Three and Nine months Ended September 30, 2020 (Unaudited)

	Preferred Series A $0.001 Par Value		Common Stock $0.0001 Par Value		Additional Paid-in	Accumulated	Total Deficiency In Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	51	$-	436,280,944	$43,628	$4,997,391	$(7,297,121)	$(2,256,102)
Issuance of common stock for settlement of debt principal and interest			13,228,310	1,323	578,677		580,000
Net loss for the three months ended March 31, 2020						(604,065)	(604,065)
Balance March 31, 2020	51	$-	449,509,254	$44,951	$5,576,068	$(7,901,186)	$(2,280,167)
Issuance of common stock for settlement of debt principal and interest			24,012,777	2,401	747,599		750,000
Issuance of common stock for services rendered			1,000,000	100	48,100		48,200
Net loss for the three months ended June 30, 2020						(574,544)	(574,544)
Balance June 30, 2020	51	$-	474,522,031	$47,452	$6,371,767	$(8,475,730)	$(2,056,511)
Issuance of common stock for consulting services			5,750,831	575	229,504		230,079
Issuance of common stock for business acquisition			(10,000,000)	(1,000)	1,000		-
Net loss for the three months ended September 30, 2020						(262,840)	(262,840)
Balance September 30, 2020	51	$-	470,272,862	$47,027	$6,602,271	$(8,738,570)	$(2,089,272)

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

A-5

Progressive Care Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)

	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$364,089	$(1,441,449)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	135,949	168,028
Change in provision for doubtful accounts	45,700	185,660
Share-based compensation	189,012	48,200
Amortization of debt issuance costs and debt discounts	729,280	742,303
Gain on debt extinguishment	(1,056,225)	-
Amortization of right of use assets-Finance leases	25,008	62,168
Amortization of right of use assets-Operating leases	148,986	84,533
Change in fair value of derivative liability	(913,640)	(881,000)
Amortization of intangible assets	163,235	256,650

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(897)	(532,794)
Inventory	(211,976)	99,473
Prepaid expenses	(17,611)	(102,229)
Deposits	(2,236)	(14,584)
Increase (decrease) in:
Accounts payable and accrued liabilities	469,903	1,866,274
Operating lease liabilities	(141,353)	(182,600)
Unearned revenue	(41,793)	72,371
Deferred rent payable	-	31,695
Net cash (used in) provided by operating activities	(114,569)	462,699
Cash Flows from Investing Activities:
Purchase of property and equipment	(132,702)	(552,879)
Net Cash (Used in) Investing Activities	(132,702)	(552,879)
Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	421,400	1,013,900
Payments of notes payable	(126,190)	(35,053)
Payments on lease liabilities	(47,780)	(18,100)
Net Cash Provided by Financing Activities	247,430	960,747

Net increase in cash and cash equivalents	159	870,567

Cash and cash equivalents at beginning of period	2,100,695	816,637
Cash and cash equivalents at end of period	$2,100,854	$1,687,204
Supplemental disclosures of cash flow information:
Cash paid for interest	$57,303	$202,165
Cash paid for income taxes	$7,029	$6,780
Supplemental Schedule of non-cash investing and financing activities:

Debt principal and interest repaid through conversion into common stock shares	$1,241,979	$-

Issuance of common stock for services rendered	$230,397	$48,200

Adoption of ASC topic for operating lease obligations:

Right of use asset	$-	$171,420

Right of use liability	$-	$239,400

Insurance premiums financed through issuance of note payable	$126,313	$-

Equipment purchase financed through issuance of note payable	$14,569	$-

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

A-6

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Note 1 Organization & Nature of Operations

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, PharmCo, LLC (referred to as “PharmCo 901”), Touchpoint RX, LLC doing business as PharmCo Rx 1002, LLC (referred to as “PharmCo 1002”), Family Physicians RX, Inc. doing business as PharmCoRx 1103 and PharmCoRx 1204 (referred to as “FPRX” historically or “PharmCo 1103” and “PharmCo 1204” currently) (pharmacy subsidiaries collectively referred to as “PharmCo”), ClearMetrX Inc. and RXMD Therapeutics, Inc (collectively with all entities referred to as the “Company”, or “we”) is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

PharmCo 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive. PharmCo 901 was acquired by Progressive on October 21, 2010. We currently deliver prescriptions to Florida’s diverse population and ship medications to patients in states where we hold non-resident pharmacy licenses as well. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our PharmCo 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

FPRX is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides PharmCo’s pharmacy services to Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all of the ownership interests in FPRX in a purchase agreement entered into on June 1, 2019.

PharmCo 1002 is a pharmacy located in Palm Springs, Florida that provides PharmCo’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all of the ownership interests in PharmCo 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third party administration services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics had no operating activity to date.

Note 2 Basis of Presentation

The Company’s fiscal year end is December 31. The Company uses the accrual method of accounting. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements. The December 31, 2020, balance sheet has been derived from audited consolidated financial statements.

A-7

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

The accompanying unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2021, and 2020 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements.

The unaudited financial information included in this report includes all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods. The results of operations for the three and nine months ended September 30, 2021, are not necessarily indicative of the results of the full fiscal year.

The unaudited condensed consolidated financial statements included in this report should be read in conjunction with the financial statements and notes thereto included in the Company’s financial statements for the fiscal year ended December 31, 2020.

Note 3 Summary of Significant Accounting

Policies

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Progressive and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Such estimates and assumptions impact both assets and liabilities, including but not limited to: net realizable value of accounts receivable and inventories, estimated useful lives and potential impairment of long lived assets and goodwill, estimated fair value of derivative liabilities using the Monte Carlo simulation model, fair value of assets acquired and liabilities assumed in business combinations, and estimates of current and deferred tax assets and liabilities.

Making estimates requires management to exercise significant judgment. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, and reserves and allowances, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, and national customers and markets. We have made estimates of the impact of COVID-19 within our unaudited condensed consolidated financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company had $1,058,097 of cash in excess of insured amounts at September 30, 2021. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk associated with its cash and cash equivalent balances, since our deposits are held with high quality financial institutions that are well capitalized.

A-8

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Cash Equivalents: The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of September 30, 2021 and December 31, 2020, the Company’s cash equivalents consist of a money market account.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. The Company recorded an allowance for doubtful accounts for estimated differences between the expected and actual payment of accounts receivable. These reductions were made based upon reasonable and reliable estimates that were determined by reference to historical experience, contractual terms, and current conditions. Each quarter, the Company reevaluates its estimates to assess the adequacy of its allowance and adjusts the amounts as necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Risks and Uncertainties

The Company’s operations are subject to intense competition, risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

Billing Concentrations

The Company’s primary trade receivables are primarily from prescription medications billed to various insurance providers. Ultimately, the insured is responsible for payment should the insurance company not reimburse the Company. The Company generated reimbursements from three significant insurance providers for the nine months ended September 30, 2021:

Payors
A	36%
B	31%
C	12%

The Company generated reimbursements from three significant pharmacy benefit managers (PBMs) for the nine months ended September 30, 2021:

PBMs
A	59%
B	31%
C	5%

Inventory

Inventory is valued on a lower of first-in, first-out (FIFO) cost or net realizable value basis. Inventory primarily consists of prescription medications, pharmacy supplies, and retail items. The Company provides a valuation allowance for obsolescence and slow-moving items. The Company recorded an allowance for obsolescence of approximately $40,000 as of September 30, 2021 and December 31, 2020.

A-9

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Property and Equipment

Property and equipment are recorded at cost or fair value if acquired as part of a business combination. Property and equipment are depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Expenditures for maintenance and repairs are charged to expense as incurred. Estimated useful lives of property and equipment as follows:

Description	Estimated Useful Life
Building	40 years
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease
Furniture and equipment	5 years
Computer equipment and software	3 years
Vehicles	3-5 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges for the three and nine months ended September 30, 2021, and 2020.

Business acquisitions

The Company records business acquisitions using the acquisition method of accounting. All of the assets acquired, liabilities assumed, and contractual contingencies are recognized at their fair value on the acquisition date. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized and goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price of FPRX and PharmCo 1002 over the value assigned to their net tangible and identifiable intangible assets. FPRX and PharmCo 1002 are considered to be the reporting units for goodwill. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired.

For both reporting units for the nine months ended September 30, 2021, we qualitatively assessed whether it is more likely than not that the respective fair values of the reporting units are less than their carrying amounts, including goodwill. Based on that assessment, we determined that this condition for the FPRX and PharmCo 1002 reporting units does not exist. As such, performing the first step of the two-step impairment test for the FPRX and PharmCo 1002 reporting units was not necessary, and no goodwill impairment loss was recorded for the nine months ended September 30, 2021.

Intangible Assets

The amortization of identifiable intangible assets generally represent the cost of client relationships and trade names acquired, as well as non-compete agreements to which the Company is a party. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. The Company periodically reviews its identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of those assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment losses, if any.

A-10

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Fair Value Measurements

Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 820 establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities (both common stock and preferred stock) that are traded in an active exchange market, as well as U.S. Treasury securities.

Level 2: Unadjusted observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments. This category generally includes certain U.S. Government, agency mortgage-backed debt securities, non-agency structured securities, corporate debt securities and preferred stocks.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of September 30, 2021, and December 31, 2020:

Description	Level 1	Level 2	Level 3	Balance at September 30, 2021
Derivative Liabilities	$-	$-	$1,129,360	$1,129,360

Description	Level 1	Level 2	Level 3	Balance at December 31, 2020
Derivative Liabilities	$-	$-	$2,043,000	$2,043,000

The following table is a roll forward of the opening and closing balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	September 30, 2021 Derivative Liabilities	December 31, 2020 Derivative Liabilities
Beginning balance	$2,043,000	2,857,000
Transfers into (out of) Level 3
Total (gains) or losses for the period
Included in net income for the period	(913,640)	(814,000)
Ending balance	$1,129,360	2,043,000

Total gains for the three and nine months ended September 30, 2021 are included in net income (loss) for the period.

A-11

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Fair Value of Financial Instruments

The Company’s financial instruments consisted of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, lease liabilities, and notes payable. The carrying amounts of the Company’s financial instruments other than notes payable and capital lease obligations generally approximate their fair values at September 30, 2021 and December 31, 2020 due to the short-term nature of these instruments. The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximate fair value due to the implicit rate in the leases in relation to the Company’s borrowing rate and the duration of the leases.

Derivative Liabilities

U.S. GAAP requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and their measurement at fair value. In assessing the convertible debt instruments, management determines if the conversion feature requires bifurcation from the host instrument and recording of the bifurcated derivative instrument at fair value.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. The fair value of these derivative instruments is determined using the Monte Carlo Simulation Model.

Revenue Recognition

The Company recognizes pharmacy revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third party medical insurance and other claims, authorization to ensure payment is obtained from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company recognizes testing revenue when the tests are performed, and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

The Company records unearned revenue for prescriptions that are filled but not yet delivered at period-end. Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal. Pharmacy revenues exceeded 83% of total revenue for the three and nine months ended September 30, 2021, and 2020.

The Company accrues an estimate of fees, including direct and indirect remuneration fees (“DIR fees”), which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

A-12

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

The following table disaggregates net revenue by categories for the nine months ended September 30, 2021, and 2020

	2021	2020
Prescription revenue	$24,929,722	$28,235,462
340B contract revenue	2,120,701	1,958,077
Testing revenue	2,926,452	-
Rent and other revenue	1,575	13,076
Subtotal	29,978,450	30,206,615
PBM fees	(976,127)	(1,430,993)
Sales returns	(3,201)	(4,662)
Revenues, net	$28,999,122	$28,770,960

Cost of Revenue

Cost of pharmacy revenue is derived based upon vendor purchases relating to prescriptions sold and point-of-sale scanning information for non-prescription sales and is adjusted based on periodic inventories. All other costs related to revenues are expensed as incurred.

DIR Fees

The Company reports Direct and Indirect Remuneration (“DIR”) fees as a reduction of revenue on the accompanying unaudited condensed consolidated statement of operations. DIR Fees are fees charged by Pharmacy Benefit Managers (“PBMs”) to pharmacies for network participation as well as periodic reimbursement reconciliations. For some PBMs, DIR fees are charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company 2-3 months after the end of the trimester (e.g., DIR fees for January – April 2021 claims were charged by these PBMs in July – August 2021). For DIR fees that are not collected at the time of claim settlement, the Company records an accrued liability at each reporting date for estimated DIR fees that are expected to be collected by the PBMs in a future period. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM.

Vendor Concentrations

For the nine months ended September 30, 2021, the Company had a significant vendor concentration with one vendor. The purchases from this significant vendor were 95% of total vendor purchases for the nine months ended September 30, 2021.

Selling, General and Administrative Expenses

Selling expenses primarily consist of store salaries, contract labor, occupancy costs, and expenses directly related to the stores. General and administrative costs include advertising, insurance, professional fees, and depreciation and amortization.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred. Advertising expense was $145,973 and $138,666 for the nine months ended September 30, 2021, and 2020, respectively.

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including warrants, are measured at their fair value on the awards’ grant date typically using a Black-Scholes pricing model, based on the estimated number of awards that are ultimately expected to vest. The costs associated with share-based compensation awards to employees and non-employee directors are measured at the grant date based on the calculated fair value of the award and recognized as an expense ratably over the recipient’s requisite service period during which that award vests or becomes unrestricted. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments is recorded in selling, general and administrative expenses in the unaudited condensed consolidated statements of operations.

A-13

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Progressive Care Inc., RXMD Therapeutics and PharmCoRx 1103 are taxed as C corporations. PharmCo 901 and PharmCo 1002 are taxed as partnerships, wherein each member is responsible for the tax liability, if any, related to its proportionate share of PharmCo 901 and PharmCo 1002’s taxable income. Progressive Care Inc. has a 100% ownership interest in PharmCo 901 and PharmCo 1002; therefore, all of PharmCo 901 and PharmCo 1002’s taxable income attributable to the period of ownership is included in Progressive Care Inc.’s taxable income.

The provision for income taxes for the three and nine months ended September 30, 2021, and 2020 on the unaudited condensed consolidated statements of operations represents the minimum state corporate tax payments. There was no current tax provision for the three and nine months ended September 30, 2021, and 2020, because the Company did not have taxable income during those periods. Total available net operating losses to be carried forward to future taxable years was approximately $11 million as of September 30, 2021, $6 million of which will expire in various years through 2038. The temporary differences giving rise to deferred income taxes principally relate to accelerated depreciation on property and equipment and amortization of goodwill recorded for tax purposes, reserves for estimated doubtful accounts and inventory obsolescence and net operating losses recorded for financial reporting purposes. The Company’s net deferred tax asset on September 30, 2021 and December 31, 2020 was fully offset by a 100% valuation allowance as it was not more likely than not that the tax benefits of the net deferred tax asset would be realized. The change in the valuation allowance was approximately $32,000 for the nine months ended September 30, 2021.

The Company accounts for uncertainty in income taxes by recognizing a tax position in the unaudited condensed consolidated financial statements only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the unaudited consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company records interest and penalties related to tax uncertainties, if any, as income tax expense. Based on management’s evaluation, the Company does not believe it has any uncertain tax positions during the nine months ended September 30, 2021, and 2020.

Income (Loss) per Share

Basic income (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock warrants), and convertible debt, using the if converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

Paycheck Protection Program Loan

The Company records Paycheck Protection Program (“PPP”) loan proceeds in accordance with Accounting Standards Codification (“ASC”) 470, Debt. The Company treats the PPP loan as indebtedness, which is extinguished and recorded as a gain on debt extinguishment when legally released by the primary obligor.

A-14

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Accounting Standards Issued but Not Yet Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)—simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is required to be adopted for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

Debt

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which among other things, simplifies the accounting models for the allocation of proceeds attributable to the issuance of a convertible debt instrument. As a result, after adopting the ASU’s guidance, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (i) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (ii) a convertible debt instrument was issued at a substantial premium. The standard becomes effective for the Company in the first quarter of 2022 and early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements.

Note 4. Accounts Receivable – Trade, net

Accounts receivable consisted of the following on September 30, 2021, and December 31, 2020:

	September 30, 2021	December 31, 2020
Gross accounts receivable - trade	$2,818,488	$2,686,009
Less: Allowance for doubtful accounts	(151,200)	(105,500)
Accounts receivable – trade, net	$2,667,288	$2,580,509

For the nine months ended September 30, 2021 and 2020, the Company recognized bad debt expense in the amount of $152,953 and $192,485, respectively.

A-15

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Note 5. Property and Equipment, net

Property and equipment, net consisted of the following on September 30, 2021, and December 31, 2020:

	September 30, 2021	December 31, 2020
Building	$1,651,069	$1,651,069
Building improvements	507,238	437,733
Land	184,000	184,000
Leasehold improvements and fixtures	276,614	385,902
Furniture and equipment	330,291	330,291
Computer equipment and software	101,230	101,230
Vehicles	94,431	108,011
Website	67,933	67,933
Total	3,212,806	3,266,169
Less: accumulated depreciation and amortization	(745,475)	(872,198)
	2,467,331	2,393,971
Construction in progress	-	108,362
Software not in service	76,424	30,100
Property and equipment, net	$2,543,755	$2,532,433

Depreciation and amortization expense for the nine months ended September 30, 2021, and 2020 was $135,949 and $168,028, respectively.

Note 6. Intangible Assets

Intangible assets consisted of the following:

	September 30, 2021	December 31, 2020
Trade names	$362,000	$362,000
Pharmacy records	263,000	263,000
Non-compete agreements	166,000	166,000
Subtotal	791,000	791,000
Less accumulated amortization	(707,093)	(543,858)
Net intangible assets	$83,907	$247,142

Amortization of intangible assets amounted to $163,235 and $256,650 for the nine months ended September 30, 2021, and 2020, respectively. The following table represents the total estimated amortization of intangible assets for the five succeeding years:

Year	Amount
2021 (three months)	$7,898
2022	31,452
2023	31,452
2024	13,105
Total	$83,907

A-16

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Note 7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	September 30, 2021	December 31, 2020
Accounts payable - trade	$5,005,536	$5,157,472
Accrued payroll and payroll taxes	199,000	114,851
Accrued interest payable	773,091	574,512
Accrued DIR fees	635,537	477,053
Other accrued liabilities	407,969	227,342
Totals	$7,021,133	$6,551,230

Note 8. Notes Payable

Notes payable consisted of the following:

	September 30, 2021	December 31, 2020
A. Convertible notes payable - collateralized	$1,559,700	$2,878,619
B. Mortgage note payable – commercial bank - collateralized	1,327,782	1,376,826
C. Note payable – uncollateralized	25,000	25,000
D. Note payable - collateralized	56,579	59,094
E. U.S. CARES Act PPP Loans - uncollateralized	-	421,400
Insurance premium financing	105,071	31,148
Subtotal	3,074,132	4,792,087
Less Unamortized debt discount	(388,978)	(953,846)
Less Unamortized debt issuance costs	(1,419)	(3,909)
Less Unamortized investment length premium	(107,194)	(132,796)
Total	2,576,541	3,701,536
Less: Current portion of notes payable	(1,792,386)	(570,914)
Long-term portion of notes payable	$784,155	$3,130,622

The corresponding notes payable above are more fully discussed below:

(A)	Convertible Notes Payable – collateralized

Chicago Ventures Partners, L.P.

On January 2, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Chicago Venture Partners, L.P. (“Chicago Venture”), a Utah limited partnership, in the amount of $2,710,000, which included a $200,000 Original Issue Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note balance was satisfied through a series of redemption notices for conversion of note principal and accrued interest into shares of Progressive common stock at various conversion rates. The last redemption request and conversion of note principal and accrued interest was completed on November 3, 2020.

The Company has identified conversion features embedded within the Chicago Venture note. The Company has determined that the conversion features represent an embedded derivative. Accordingly, the embedded conversion feature was bifurcated from the debt host and accounted for as a derivative liability. On January 2, 2019, the Company recorded a derivative liability on the note in the amount of $571,000. The fair value of the embedded derivative liability was determined using the Monte Carlo Simulation model on the issuance date. For the nine months ended September 30, 2021, and 2020, the Company recorded a Change in Fair Value of the Derivative Liability in the amount of $0 and $586,000, respectively, which was recorded as other income or expenses on the accompanying unaudited condensed consolidated statements of operations.

Debt Issuance Costs and Debt Discount:

Debt Issuance Costs consist of fees incurred through securing financing from Chicago Venture on January 2, 2019. Debt Discount consists of the discount recorded upon recognition of the derivative liability upon issuance of the first tranche. Debt issuance costs and debt discount are amortized to interest expense over the term of the related debt using the effective interest method. Total amortization expense for the nine months ended September 30, 2021, and 2020 was $0 and $168,404, respectively.

A-17

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Iliad Research and Trading, L.P.

On March 6, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad Research”), a Utah limited partnership, in the amount of $3,310,000, which included a $300,000 Original Issue Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note is comprised of two tranches consisting of an initial tranche in the amount of $2,425,000 and a second tranche in the amount of $885,000. The initial tranche consisted of the initial cash purchase price of $2,425,000, $115,000 of the OID and the debt issuance costs of $10,000. The remaining OID of $185,000 has been allocated to the second tranche. The note is convertible into shares of common stock ($0.0001 par value per share) in 1 year at the average of the two lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. The note matures on March 6, 2022 (the “Maturity Date”). The note accrues interest at the rate of 10% per annum and the entire unpaid principal balance plus all accrued and unpaid interest are due on the Maturity Date.

Progressive received the initial tranche of $2,425,000 at the closing of the transaction, which included $115,000 of OID and legal costs. Progressive granted the Investor a security interest in all right, title, interest and claims of Progressive. PharmCo 901 has agreed to guarantee Progressive’s obligations under the Purchase Agreement, the note and the Security Agreement by entering into a Guaranty Agreement in favor of Iliad Research. Pursuant to the Guaranty Agreement, Progressive has agreed to pay to PharmCo 901 10% of all proceeds it received from Iliad Research, as consideration to secure Progressive’s obligations. Progressive used the net proceeds as part of the total purchase price of the acquisition of 100% of the FPRX ownership interests.

The first tranche of $2,425,000 less the OID and debt issuance costs was disbursed and held in escrow by Iliad Research on March 6, 2019. $1 million of the escrow deposit was disbursed to the owners of FPRX at the purchase closing date, June 1, 2019. The second tranche of $885,000 less the OID was disbursed to Progressive on June 4, 2019, and was used to complete the total purchase price of the FPRX acquisition. On November 8, 2019, the Company entered into an amendment of the FPRX Purchase Agreement, which in part included a reduction of the purchase price. As a result of the amended Purchase Agreement, the Company returned $400,000 of the second tranche to Iliad Research and Trading, L.P. on November 12, 2019.

An investment length premium in the amount of $168,619 was applied to the outstanding balance of the Iliad Research note in September 2020, and another investment length premium in the amount of $136,486 was applied to the outstanding balance in March 2021. The investment length premium was calculated at a 5% premium on the outstanding note balance when the note was still outstanding at (a) eighteen months from the effective date, (b) twenty-four months from the effective date, and (c) thirty months from the effective date.

The Iliad Research promissory note includes a provision that limits the volume of sales of common stock shares received by Iliad from note conversions (“Conversion Shares”). Iliad Research agreed that, with respect to the sale of Conversion Shares, in any given calendar week its net sales of Conversion Shares shall not exceed the greater of (i) ten percent (10%) of Progressive’s Common Stock dollar trading volume (the “Trading Volume”) in such week (which, for purposes hereof, means the number of shares traded during such calendar week multiplied by the volume weighted average price per share for such week), and (ii) $100,000.00 (the “Volume Limitation”); provided; however, that if Lender’s Net Sales are less than the Volume Limitation for any given week, then in the following week (or two (2) weeks in the case of any week where the Closing Trade Price on any given day during that week is 25% greater than the previous week’s VWAP) Lender shall be allowed to sell an additional amount of Conversion Shares equal to the difference between the amount Lender was allowed to sell and the amount Lender actually sold.

In the event Iliad Research breaches the Volume Limitation where its Net Sales of Conversion Shares during any calendar week exceed the dollar volume it is permitted to sell during such week pursuant to the Volume Limitation (such excess, the “Excess Sales”), then in such event Progressive shall be entitled to reduce the Outstanding Balance of the Iliad Research note by an amount equal to such Excess Sales upon delivery of written notice to Iliad Research setting forth its basis for such reduction (the “Outstanding Balance Reduction”).

A-18

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

The volume of Conversion Shares sales exceeded the Volume Limitation in June 2021, which resulted in Excess Sales of $213,425 and a corresponding Outstanding Balance Reduction in the Iliad Research note carrying value of $213,425 as of September 30, 2021. The Company reported the Outstanding Balance Reduction as a Gain on Debt Extinguishment in the amount of $213,425 on the Company’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021.

The balance outstanding on the Iliad Research note payable was $1,559,700 and $2,878,619 at September 30, 2021 and December 31, 2020, respectively. Accrued interest on the note payable at September 30, 2021 and December 31, 2020 was $773,190 and $574,512, respectively, and such amounts are included in accounts payable and accrued liabilities in the accompanying unaudited condensed consolidated balance sheets.

The Company has identified conversion features embedded within the Iliad Research note. The Company has determined that the conversion features represent an embedded derivative. Accordingly, the embedded conversion feature was bifurcated from the debt host and accounted for as a derivative liability. On March 6, 2019, the Company recorded a derivative liability on the first tranche in the amount of $1,351,000. On June 4, 2019, the Company recorded a derivative liability on the second tranche in the amount of $614,000. For the nine months ended September 30, 2021, and 2020, the Company recorded a Change in Fair Value of the Derivative Liability in the amount of $913,640 and $295,000, respectively. The derivative liability balance on the Iliad Research note at September 30, 2021 and December 31, 2020 was $1,129,360 and $2,043,000, respectively.

At inception, the fair value of the derivative instrument has been recorded as a liability on the unaudited condensed consolidated balance sheets with the corresponding amount recorded as a discount to the note. The discount was accreted from the issuance date to September 30, 2021, with a corresponding charge to interest expense. The change in the fair value of the derivative liability was recorded in other income or expenses on the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2021 and 2020, with the offset to the derivative liability on the unaudited condensed consolidated balance sheets. The fair value of the embedded derivative liability was determined using the Monte Carlo Simulation model on the issuance and subsequent balance sheet dates.

Debt Issuance Costs, Debt Discount and Investment Length Premium:

Debt Issuance Costs consist of fees incurred through securing financing from Iliad Research on March 6, 2019. Debt Discount consists of the discount recorded upon recognition of the derivative liability at the issuance of the first and second tranches. Investment length premium is calculated at a 5% premium on the outstanding balance when the note is still outstanding at (a) eighteen months from the effective date, (b) twenty-four months from the effective date, and (c) thirty months from the effective date.

Debt issuance costs, debt discount and investment length premium are amortized to interest expense over the term of the related debt using the effective interest method. Total amortization expense for the nine months ended September 30, 2021 and 2020 was $729,280 and $569,269, respectively.

(B)	Mortgage Note Payable – collateralized

In 2018, PharmCo 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028, and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc. The balance outstanding on the mortgage payable was $1,327,782 and $1,376,826 at September 30, 2021 and December 31, 2020, respectively.

A-19

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

(C)	Note Payable – Uncollateralized

As of September 30, 2021 and December 31, 2020, the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(D)	Note Payable – Collateralized

In September 2019, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to pay off a capital lease obligation on pharmacy equipment in the amount of $85,429. The terms of the promissory note payable require 48 monthly payments of $2,015, including interest at 6.5%. The balance outstanding on the note payable was $43,488 and $59,094 at September 30, 2021 and December 31, 2020, respectively. The promissory note is secured by equipment with a net book value of $40,601 and $55,217 at September 30, 2021 and December 31, 2020, respectively.

In April 2021, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of $29,657. During September 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding at September 30, 2021 on the note payable was $13,091. The remaining equipment was written off during September 2021.

(E)	U.S. CARES Act PPP Loans – Uncollateralized

The Paycheck Protection Program (“PPP”), established as part of the Coronavirus Aid, Relief and Economic Security Act (“U.S. CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight-weeks or twenty-four-weeks as long as the borrower used the loan proceeds for eligible purposes, including payroll, mortgage interest payments, employee benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week or twenty-four week periods. The unforgiven portion of the PPP loans are payable over two or five years at an interest rate of 1%, with a deferral of payments for the first nine months. Thereafter, any unforgiven principal and interest are payable in 18 equal monthly installments.

On various dates in April and May 2020, the Company received loan proceeds in the amount of $1,013,900 under the PPP. During the period from March 2020 to August 2020, the Company used the entire proceeds for qualifying expenses. Therefore, the Company applied for forgiveness of the PPP loans. On November 10, 2020, the Company received notification from the lender that the U.S. Small Business Administration approved the forgiveness of the U.S. CARES Act PPP Loans for PharmCo 901 in the amount of $511,000 and PharmCo 1002 in the amount of $81,500. The total debt forgiveness in the amount of $592,500 was recorded as a gain on debt extinguishment in the Company’s consolidated statements of operations for the year ended December 31, 2020.

The Company applied for forgiveness of the PPP loan received by PharmCo 1103 in April 2020 in the amount of $421,400 and on January 7, 2021, received notification from the lender that the U.S. Small Business Administration approved the forgiveness of the U.S. CARES Act PPP Loan for PharmCo 1103. On December 27, 2020, a supplemental appropriations bill was signed into law that provided additional COVID-19 relief in the form of added PPP funds for businesses and organizations needing either a first loan or a second round of funding. We applied for an additional PPP loan in the amount of $421,400 under the new law for PharmCo 1103. The loan was approved, and we received the funds on February 16, 2021. The funds were used for eligible purposes, including payroll, mortgage interest payments, employee benefits, rent and utilities, and to maintain payroll levels. The Company applied for forgiveness of the additional PPP loan received by PharmCo 1103 in February 2021 in the amount of $421,400 and on August 2, 2021, received notification from the lender that the U.S. Small Business Administration approved the forgiveness of the U.S. CARES Act PPP Loan for PharmCo 1103. The total debt forgiveness in the amount of $842,800 is recorded as a Gain on Debt Extinguishment in the Company’s unaudited condensed consolidated statements of operations during the nine months ended September 30, 2021.

A-20

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Future maturities of notes payable are as follows:

Year	Amount
2021 (three months)	$88,267
2022	1,735,090
2023	104,836
2024	93,408
2025	96,228
Thereafter	956,303
Total	$3,074,132

Interest expense on these notes payable was $250,333 and $339,958 for the nine months ended September 30, 2021 and 2020, respectively.

Note 9. Lease Obligations

The Company has entered into a number of lease arrangements under which we are the lessee. Three of our leases are classified as finance leases and three of our leases are classified as operating leases. In addition, we have elected the short-term lease practical expedient in ASC Topic 842 related to real estate leases with terms of one year or less and short-term leases of equipment used in our pharmacy locations. The following is a summary of our lease arrangements.

Finance Leases

In May 2018, the Company entered into a finance lease obligation to purchase pharmacy equipment with a cost of $114,897. The terms of the lease agreement require monthly payments of $1,678 plus applicable tax over 84 months ending March 2025 including interest at the rate of 6%. The finance lease obligation is secured by equipment with a net book value of $58,809 as of September 30, 2021.

The Company assumed an equipment finance lease obligation for medication dispensing equipment from the acquisition of PharmCo 1002 in July 2018. The lease expires in March 2022 and required monthly installments of $2,855 including interest at the rate of 2.36%. The finance lease obligation was secured by equipment with a net book value of $0 as of September 30, 2021.

In December 2020, the Company entered into an interest-free finance lease obligation to purchase computer servers with a cost of $50,793. The terms of the lease agreement require monthly payments of $1,411 plus applicable tax over 36 months ending November 2023. The finance lease obligation is secured by equipment with a net book value of $36,684 as of September 30, 2021.

Operating Leases

The Company entered into a lease agreement for its Orlando pharmacy on August 1, 2020 (the lease commencement date). The term of the lease is 66 months with a termination date of February 1, 2026. The lease agreement calls for monthly payments that began on February 1, 2021, of $4,310, with an escalating payment schedule each year thereafter.

The Company leases its North Miami Beach pharmacy locations under an operating lease agreement with a lease commencement date on September 1, 2021. The term of the lease is 60 months with a termination date of August 31, 2026. The lease calls for monthly payments of $5,327, with an escalating payment schedule each year thereafter.

A-21

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

The Company also leases its Palm Beach County pharmacy locations under operating lease agreements expiring in March 2024.

The Company recognized lease costs associated with all leases as follows:

	For the Nine Months Ended September 30,
	2021	2020
Operating lease cost:
Fixed rent expense	$324,174	$337,894
Finance lease cost:
Amortization of right of use assets (included in depreciation expense)	25,008	62,168
Interest expense	5,550	7,575
Total Lease Costs	$354,732	$407,637

Supplemental cash flow information related to leases was as follows:

	For the Nine Months Ended September 30,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$141,353	$182,600
Financing cash flows from finance leases	47,780	18,100
Total cash paid for lease liabilities	$189,133	$200,700

Supplemental balance sheet information related to leases was as follows:

	September 30, 2021	December 31, 2020
Operating leases:
Operating lease right-of-use assets, net	$628,008	$315,868

Operating lease liabilities:
Current portion	149,850	112,210
Long-term portion	504,786	228,772

Finance leases:
Finance lease right-of-use assets, net	99,596	120,500

Finance lease liabilities:
Current portion	67,284	85,765
Long-term portion	64,878	91,791

A-22

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

Maturities of lease liabilities were as follows:

Year Ending December 31,:	Finance Lease	Operating Lease	Total Future Lease Commitments
2021 (three months)	$40,437	$33,548	$73,985
2022	37,073	175,710	212,783
2023	35,662	181,787	217,449
2024	20,142	144,583	164,725
2025	5,035	134,933	139,968
Thereafter	-	53,459	53,459
Total lease payments to be paid	138,349	724,020	862,369
Less: Future interest expense	(6,187)	(69,384)	(75,571)
Lease liabilities	132,162	654,636	786,798
Less: current maturities	(67,284)	(149,850)	(217,134)
Long-term portion of lease liabilities	$64,878	$504,786	$569,664

Note 10. Stockholders’ Equity (Deficiency)

Preferred Stock

The Series A preferred stock is a non-dividend producing instrument that ranks superior to the Company’s common stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

On July 11, 2014, the board of directors approved the issuance of 51 shares of the Company’s Series A Preferred Stock to a certain employee of the Company, which is equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company in satisfaction of $20,000 in past due debt. These issued shares of preferred stock are outstanding as of September 30, 2021, and December 31, 2020. On January 7, 2021, the preferred shares were transferred to a trust whose beneficiary is related to the employee.

Note 11. Commitments and Contingencies

Legal Matters

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. In the opinion of management, the disposition or ultimate resolution of currently known claims and lawsuits will not have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or liquidity.

Note 12. Related Party Transactions

During the nine months ended September 30, 2021, and 2020, the Company had a consulting arrangement with Spark Financial Consulting (“Spark”), which is a consulting company owned by an employee and beneficial shareholder of the Company. Spark provides business development services including but not limited to recruiting, targeting and evaluation of potential mergers and acquisitions, finding third party contractors and assisting with related negotiations in exchange for a monthly fee of $16,000 in 2021 and 2020. Additionally, Spark may be entitled to additional fees for additional consulting services. During the nine months ended September 30, 2021, and 2020, the Company paid Spark $96,000 and $176,400, respectively. The agreement was terminated during the third quarter of 2021.

A-23

Progressive Care Inc. and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Three and Nine Months Ended September 30, 2021, and 2020

The Company has an employment agreement (the “Agreement”) with a certain pharmacist, Head of the Compounding Department, who is the first paternal cousin to the beneficial shareholder and employee of the Company. In consideration for duties performed including but not limited to marketing, patient consultation, formulary development, patient and physician education, training, recruitment, sales management, as well as pharmacist responsibilities, the Company agreed to provide monthly compensation of $15,000 or $10,000 per month plus 5% commission on monthly gross profits generated by the Compounding Department, whichever is greater. During the nine months ended September 30, 2021, and 2020, payments to the pharmacist were $63,495 and $106,550, respectively. The agreement was terminated during the third quarter of 2021.

Note 13. Retirement Plan

The Company sponsors a 401(k) retirement plan (“the Plan”) covering qualified employees of PharmCo 901, PharmCo 1002 and FPRX, as defined. Employees who have been employed more than one year are eligible to participate in the Plan. Through March 31, 2021, the Company matched the employee’s contribution up to a maximum of 3% of the eligible employee’s compensation. The Company contributed approximately $2,200 and $15,800 in matching contributions for the nine months ended September 30, 2021, and 2020, respectively.

Note 14. Subsequent Events

On October 12, 2021 and December 15, 2021, Iliad Research made partial redemption requests on its note agreement with Progressive Care. The redemption requests resulted in two conversions of $200,000 of note principal into 7,558,579 and 8,912,656 shares of Progressive Care common stock, respectively.

On November 24, 2021, the Company issued 296,736 shares of our common stock valued at an aggregate of $10,000, or $0.033700 to Bassam Alsyed, an employee of PharmCo 901, for services rendered during 2021.

On December 16, 2021, the Company issued 225,806 shares of our common stock valued at an aggregate of $7,000, or $0.031000 to Tysadco Partners under a service agreement dated November 24, 2021.

On January 20, 2022, Progressive Care entered into an agreement with two investors, Iliad Research and Chicago Ventures Partners, L.P. (“CVP”) (“the Settlement Agreement”) wherein the parties agreed to resolve various demands and complaints related to the note agreements with the two investors (“the Iliad Note” and “the Chicago Note”). Progressive Care filed a demand (“the Company Demand”) with the two investors on December 14, 2021, that alleged breaches of the volume limitation provisions of the Iliad Note and Chicago Note. On January 7, 2022, in response to the Company Demand, Iliad Research and CVP filed a complaint with the Third Judicial District Court of Salt Lake County, State of Utah, as well as an Arbitration Notice pursuant to the CVP and Iliad Purchase Agreements.

In the Settlement Agreement, the parties agreed to the following:

1.	The maturity date of the Iliad Note was extended to April 15, 2022. Progressive Care also was granted the right to extend the maturity date for an additional month to May 15, 2022 at its election by providing written notice of such election to Iliad Research. In the event Progressive Care elects to extend the maturity date to May 15, 2022, then the outstanding balance of the Iliad Note will increase by two percent (2%).
2.	Iliad Research and any entity affiliated with Iliad Research agreed not to sell any shares of Progressive Care common stock for the period (“the Standstill Period”) beginning on January 20, 2022 (“the Effective Date” of the Settlement Agreement) and ending on the maturity date of the Iliad Note, as amended by the Settlement Agreement. In addition, Iliad Research agreed not to submit any Redemption Notices under the Iliad Note during the Standstill Period, so long as no event of default occurs under the Iliad Note.
3.	CVP agreed to pay $175,000 via wire transfer within two (2) business days of the Effective Date as settlement of the alleged breaches of the volume limitation provisions of the Chicago Note. Upon receipt of the payment, the Securities Purchase agreement between Progressive Care and CVP and all other documents entered into in connection therewith, were deemed to be terminated and of not further force or effect.
4.	Iliad Research agreed to a decrease in the balance of the Iliad Note, effective as of May 31, 2021 of $180,000 as settlement of the alleged breaches of the volume limitation provisions of the Iliad Note. In the event the Iliad Note is not repaid by February 16, 2022, the outstanding balance of the Iliad Note will increase in the amount of $100,000.
5.	If Progressive Care exercises its right to prepay the Iliad Note, then it will make a payment to Iliad Research in an amount in cash equal to 105% of the portion of the Outstanding Balance that it elected to repay (“the Prepayment Amount”). Progressive Care also has the right to treat up to ten percent (10%) of the Prepayment Amount as a Conversion and satisfy such portion of the Prepayment Amount by delivering common stock shares to Iliad Research.

A-24

PROGRESSIVE CARE INC.

B-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Stockholders of Progressive Care, Inc.

Hallandale Beach, FL

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Progressive Care, Inc. (the “Company”) at December 31, 2020, and the related consolidated statement operations, deficiency in stockholders equity and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the consolidate financial statements). In our opinion, the consolidate financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error ort fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatements of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimated made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

B-2

Continued from previous page

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or require to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit mattes or on the accounts or disclosures to which they relate.

Intangible Assets Impairment Assessments

As described in Notes 3 and 6 the consolidated financial statements, the Company has intangible assets and goodwill at December 31, 2020. In most cases, no directly observable market inputs are available to measure the fair value less costs of disposal that is used to determine if the asset is impaired. Therefore, an estimate is derived indirectly and is based on net present value techniques utilizing post-tax cash flows and discount rates. The estimates that management used in calculating the net present values depend on assumptions specific to the nature of the managements service activities with regard to the amount and timing of projected future cash flows; long-term professional service forecasts; actions of competitors (competing services), future tax discount rates.

The principal consideration for our determination that performing procedures relating to the intangible assets impairment assessments is a critical audit matter is the significant judgement by management when developing the net present value of the intangible assets. This in turn led to a high degree of auditor judgement, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the amount and timing of projected future cash flows and the discount rate. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the net present value techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the amount and timing of projected future cash flows and the discount rate. Evaluating management’s assumptions related to the amount and timing of projected future cash flows and the discount rate involved evaluating whether the assumptions used by management were reasonable considering the current and past performance of the intangible assets, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

We have served as the Company’s auditor since 2020

/s/ Daszkal Bolton LLP

Boca Raton, Florida
March 31, 2021

B-3

Progressive Care Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2020

Assets
Current Assets
Cash and cash equivalents	$2,100,695
Accounts receivable – trade, net	2,580,509
Accounts receivable - other	811,235
Inventory, net	945,274
Prepaid expenses	466,490
Total Current Assets	6,904,203
Property and equipment, net	2,532,433
Other Assets
Goodwill	1,387,860
Intangible assets, net	247,142
Right of use assets, net	436,368
Deposits	36,401
Total Other Assets	2,107,771
Total Assets	$11,544,407
Liabilities and Deficiency in Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$6,551,230
Notes payable, net of unamortized debt discount and debt issuance costs	570,914
Lease liabilities - current portion	197,975
Unearned revenue	450,155
Derivative liability	2,043,000
Total Current Liabilities	9,813,274
Long-term Liabilities
Notes payable, net of current portion	3,130,622
Lease liabilities - net of current portion	320,563
Total Liabilities	13,264,459

Commitments and Contingencies

Deficiency in Shareholders’ Equity
Preferred Stock, Series A par value $0.001; 10,000,000 shares authorized, 51 shares issued and outstanding as of December 31, 2020	-
Common stock, par value $0.0001; 1,000,000,000 shares authorized, 485,768,076 issued and outstanding as of December 31, 2020	48,577
Additional paid-in capital	6,978,301
Accumulated Deficit	(8,746,930)
Total Deficiency in Shareholder’ Equity	(1,720,052)
Total Liabilities and Deficiency in Shareholders’ Equity	$11,544,407

See Accompanying Notes to Consolidated Financial Statements

B-4

Progressive Care Inc. and Subsidiaries

Consolidated Statement of Operations

Year Ended December 31, 2020

Revenues, net	$38,937,838

Cost of revenue	29,970,337

Gross profit	8,967,501

Selling, general and administrative expenses
Bad debt expense	130,792
Other selling, general and administrative expense	9,983,528
Total Selling, general and administrative expenses	10,114,320

Loss from operations	(1,146,819)

Other Income (Expense)
Change in fair value of derivative liability	814,000
Gain on debt extinguishment	592,500
Interest income	148
Interest expense	(1,702,858)
Total other income (expense) - net	(296,210)
Loss before provision for income taxes	(1,443,029)
Provision for income taxes	(6,780)
Net loss	$(1,449,809)
Basic and diluted net loss per share of common stock	$-
Weighted average number of shares of common stock outstanding during the year - basic and diluted	462,185,453

See Accompanying Notes to Consolidated Financial Statements.

B-5

Progressive Care Inc. and Subsidiaries

Consolidated Statement of Deficiency in Shareholders’ Equity

Year Ended December 31, 2020

	Preferred Series A $0.001 Par Value		Common Stock $0.0001 Par Value		Additional Paid-in	Accumulated	Total Deficiency In Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	51	$-	436,280,944	$43,628	$4,997,391	$(7,297,121)	$(2,256,102)
Issuance of common stock for settlement of debt principal and interest			58,487,132	5,849	1,931,810		1,937,659
Issuance of common stock for services rendered			1,000,000	100	48,100		48,200
Rescission of common stock previously issued in business acquisition			(10,000,000)	(1,000)	1,000
Net loss for the year ended December 31, 2020						(1,449,809)	(1,449,809)
Balance December 31, 2020	51	$-	485,768,076	$48,577	$6,978,301	$(8,746,930)	$(1,720,052)

See Accompanying Notes to Consolidated Financial Statements

B-6

Progressive Care Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 31,

2020
Cash Flows from Operating Activities:
Net loss	$(1,449,809)

Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	188,551
Change in provision for doubtful accounts	20,200
Share-based compensation	48,200
Amortization of debt issuance costs and debt discounts	1,247,752
Gain on debt extinguishment	(592,500)
Amortization of right of use assets-Finance leases	30,432
Amortization of right of use assets-Operating leases	291,437
Change in fair value of derivative liability	(814,000)
Amortization of intangible assets	342,200
Accrued interest on lease liabilities	20,647
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(596,008)
Inventory	(223,130)
Prepaid expenses	(312,107)
Deposits	(14,585)
Increase (decrease) in:
Accounts payable and accrued liabilities	3,027,357
Operating lease liabilities	(353,273)
Unearned revenue	287,901
Net Cash Provided by Operating Activities	1,149,265
Cash Flows from Investing Activities:
Purchase of property and equipment	(669,611)
Net Cash (Used in) Investing Activities	(669,611)
Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	1,013,900
Payments of notes payable	(161,249)
Payments on lease liabilities	(48,247)
Net Cash Provided by Financing Activities	804,404

Net increase in cash and cash equivalents	1,284,058

Cash and cash equivalents at beginning of year	816,637
Cash and cash equivalents at end of year	$2,100,695
Supplemental disclosures of cash flow information:
Cash paid for interest	$241,781
Cash paid for income taxes	$6,780

Supplemental Schedule of non-cash investing and financing activities:

Adoption of ASC Topic 842 for operating lease obligations:

Right of use assets	$694,383
Lease liabilities	$728,828
Equipment under capital lease	$(136,486)
Accumulated depreciation	$(65,368)
Deferred rent liability	$(36,285)
Debt principal and interest repaid through conversion into common stock shares	$1,937,659
Issuance of common stock for services rendered	$48,200
Insurance premiums financed through issuance of note payable	$72,115

See Accompanying Notes to Consolidated Financial Statements

B-7

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Note 1 Organization & Nature of Operations

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, PharmCo, LLC (referred to as “PharmCo 901”), Touchpoint RX, LLC doing business as PharmCo Rx 1002, LLC (referred to as “PharmCo 1002”), Family Physicians RX, Inc. doing business as PharmCoRx 1103 (referred to as “FPRX” historically or “PharmCo 1103” currently) (pharmacy subsidiaries collectively referred to as “PharmCo”), and ClearMetrX Inc. (collectively with all entities referred to as the “Company”, or “we”) is a personalized healthcare services and technology company that provides prescription pharmaceutical and risk and data management services to healthcare organizations and providers.

During December 2020, PharmCo 901 moved the majority of its pharmacy operations from its North Miami Beach, Florida location to a new 11,000 square foot pharmacy facility in Hallandale Beach, Florida. PharmCo 901 will continue to operate an approximately 1,050 square foot pharmacy at the North Miami Beach, Florida location. PharmCo 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive. PharmCo 901 was acquired by Progressive on October 21, 2010. We currently deliver prescriptions to Florida’s diverse population and ship compounded medications to patients in states where we hold non-resident pharmacy licenses as well. We hold a community pharmacy permit in Florida and we hold non-resident pharmacy licenses that allow us to dispense to patients in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Massachusetts, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. In addition to its retail pharmacy license, PharmCo 901 is licensed as a closed door pharmacy, which will enable it to obtain additional contracts with long-term care facilities.

FPRX is a pharmacy with locations in Davie and Orlando, Florida that provides PharmCo’s pharmacy services to Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all of the ownership interests in FPRX in a purchase agreement entered into on June 1, 2019.

PharmCo 1002 is a pharmacy located in Palm Springs, Florida that provides PharmCo’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all of the ownership interests in PharmCo 1002 in a purchase agreement entered into on July 1, 2018.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics had no operating activity in 2020.

ClearMetrX was formed on June 10, 2020 and provides data analytics and reporting services to support and improve care management for health care organizations across the country. ClearMetrX also provides third party administration services to 340B covered entities.

Note 2 Basis of Presentation

The Company’s fiscal year end is December 31. The Company uses the accrual method of accounting.

Note 3 Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Progressive and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact both assets and liabilities, including but not limited to: net realizable value of accounts receivable and inventories, estimated useful lives and potential impairment of property and equipment, estimated fair value of derivative liabilities using the Monte Carlo simulation model, fair value of assets acquired and liabilities assumed in business combinations, and estimates of current and deferred tax assets and liabilities.

Making estimates requires management to exercise significant judgment. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, and reserves and allowances, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, and national customers and markets. We have made estimates of the impact of COVID-19 within our consolidated financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

B-8

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company had $989,759 in excess cash at December 31, 2020. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk associated with its cash and cash equivalent balances, since our deposits are held with high quality financial institutions that are well capitalized,

Cash Equivalents: The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of December 31, 2020, the Company’s cash equivalents consist of a money market account.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. The Company recorded an allowance for doubtful accounts for estimated differences between the expected and actual payment of accounts receivable. These reductions were made based upon reasonable and reliable estimates that were determined by reference to historical experience, contractual terms, and current conditions. Each quarter, the Company reevaluates its estimates to assess the adequacy of its allowance and adjusts the amounts as necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Risks and Uncertainties

The Company’s operations are subject to intense competition, risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

Billing Concentrations

The Company’s trade receivables are primarily from prescription medications billed to various insurance providers. Ultimately, the insured is responsible for payment should the insurance company not reimburse the Company. The Company generated reimbursements from three significant insurance providers for the year ended December 31, 2020:

Payors
A	22%
B	15%
C	13%

The Company generated reimbursements from three significant pharmacy benefit managers (PBMs) for the year ended December 31, 2020:

PBMs
A	53%
B	35%
C	5%

Inventory

Inventory is valued on a lower of first-in, first-out (FIFO) cost or net realizable value basis. Inventory primarily consists of prescription medications, pharmacy supplies, and retail items. The Company provides a valuation allowance for obsolescence and slow-moving items. The Company recorded an allowance for obsolescence of $40,000 as of December 31, 2020.

B-9

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Property and Equipment

Property and equipment are recorded at cost or fair value if acquired as part of a business combination. Property and equipment are depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed on a straight-line basis over estimated useful lives as follows:

Description	Estimated Useful Life
Building	40 years
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease
Furniture and equipment	5 years
Computer equipment and software	3 years
Vehicles	3-5 years

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges for the year ended December 31, 2020.

Business acquisitions

The Company records business acquisitions using the acquisition method of accounting. All of the assets acquired, liabilities assumed, and contractual contingencies are recognized at their fair value on the acquisition date. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized and goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price of FPRX and PharmCo 1002 over the value assigned to their net tangible and identifiable intangible assets. FPRX and PharmCo 1002 are considered to be the reporting units for goodwill. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired.

For both reporting units in 2020, we qualitatively assessed whether it is more likely than not that the respective fair values of the reporting units are less than their carrying amounts, including goodwill. Based on that assessment, we determined that this condition for the PharmCo 1002 reporting unit does not exist. As such, performing the first step of the two-step impairment test for the PharmCo 1002 reporting unit was not necessary.

For the FPRX reporting unit, we determined that it was more likely than not that the fair value of this reporting unit may be less than its carrying amount and therefore determined that step one of the two-step impairment test was necessary. We compared the fair value of the FPRX reporting unit, inclusive of assigned goodwill, to its carrying amount. We estimated the fair value of the FPRX reporting unit by weighting results from the market approach and the income approach. Significant assumptions inherent in the valuation methodologies for goodwill are employed and include, but are not limited to, prospective financial information, growth rates, terminal value, discount rates, and comparable multiples from publicly traded companies in our industry. Based on this quantitative test, we determined that the fair value of the FPRX reporting unit exceeded its carrying amount and, therefore, we concluded that goodwill was not impaired in 2020.

Intangible Assets

Amortizing identifiable intangible assets generally represent the cost of client relationships and tradenames acquired, as well as non-compete agreements to which the Company is a party. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. The Company periodically reviews its identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of those assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment losses, if any.

B-10

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Fair Value Measurements

Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 820 establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities (both common stock and preferred stock) that are traded in an active exchange market, as well as U.S. Treasury securities.

Level 2: Unadjusted observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments. This category generally includes certain U.S. Government, agency mortgage-backed debt securities, non-agency structured securities, corporate debt securities and preferred stocks.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2020:

Description	Level 1	Level 2	Level 3	Balance at December 31, 2020	Total Gains (Losses)
Derivative Liabilities	$-	$-	$2,043,000	$2,043,000	$814,000

Total gains for the year ended December 31, 2020 are included in net loss for the period.

The following table is a reconciliation of the opening and closing balances for assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2020.

	Derivative Liabilities	Total
Opening balance December 31, 2019	$2,857,000	$2,857,000
Transfers into (out of) Level 3	-	-
Total (gains) or losses for the year
Included in net loss for the year	(814,000)	(814,000)
Closing balance December 31, 2020	$2,043,000	$2,043,000

Fair Value of Financial Instruments

The Company’s financial instruments consisted of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations, and notes payable. The carrying amounts of the Company’s financial instruments other than notes payable and capital lease obligations generally approximate their fair values at December 31, 2020 due to the short-term nature of these instruments. The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of the capital lease obligations approximate fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases.

B-11

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Derivative Liabilities

U.S. GAAP requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and their measurement at fair value. In assessing the convertible debt instruments, management determines if the conversion feature requires bifurcation from the host instrument and recording of the bifurcated derivative instrument at fair value.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. The fair value of these derivative instruments is determined using the Monte Carlo Simulation Model.

Revenue Recognition

The Company recognizes pharmacy revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third party medical insurance and other claims, authorization to ensure payment is obtained from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company records unearned revenue for prescriptions that are filled but not yet delivered at period-end. Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal. Pharmacy revenues exceeded 91% of total revenue for the year ended December 31, 2020.

The Company accrues an estimate of fees, including direct and indirect remuneration fees (“DIR fees”), which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

The following table disaggregates net revenue by categories for the year ended December 31, 2020:

Prescription revenue	$36,898,020
340B contract revenue	2,837,085
Testing revenue	599,851
Rent revenue	13,136
Subtotal	40,348,092
PBM fees	(1,403,966)
Sales returns	(6,288)
Revenues, net	$38,937,838

Cost of Revenue

Cost of pharmacy revenue is derived based upon vendor purchases relating to prescriptions sold and point-of-sale scanning information for non-prescription sales and is adjusted based on periodic inventories. All other costs related to revenues are expensed as incurred.

DIR Fees

The Company reports Direct and Indirect Remuneration (“DIR”) fees as a reduction of revenue on the accompanying Consolidated Statement of Operations. DIR Fees are fees charged by Pharmacy Benefit Managers (“PBMs”) to pharmacies for network participation as well as periodic reimbursement reconciliations. For some PBMs, DIR fees are charged at the time of the settlement of a pharmacy claim. Other PBMs do not determine DIR fees at the claim settlement date, and therefore DIR fees are collected from pharmacies after claim settlement, often as clawbacks of reimbursements based on factors that vary from plan to plan. For example, two PBMs calculate DIR fees on a trimester basis and charge the Company for these fees as reductions of reimbursements paid to the Company 2-3 months after the end of the trimester (e.g., DIR fees for January – April 2020 claims were charged by these PBMs in July – August 2020). For DIR fees that are not collected at the time of claim settlement, the Company records an accrued liability at each reporting date for estimated DIR fees that are expected to be collected by the PBMs in a future period. The estimated liability for these fees is highly subjective and the actual amount collected may differ from the accrued liability. The uncertainty of management’s estimates is due to inadequate disclosure to the Company by the PBMs as to exactly how these fees are calculated either at the time the DIR fees are actually assessed and reported to the Company. The detail level of the disclosure of assessed DIR fees varies based on the information provided by the PBM.

B-12

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Vendor Concentrations

For the year ended December 31, 2020, the Company had significant vendor concentrations with one vendor. The purchases from this significant vendor were 95% of total vendor purchases in 2020.

Selling, General and Administrative Expenses

Selling expenses primarily consist of store salaries, contract labor, occupancy costs, and expenses directly related to the stores. General and administrative costs include advertising, insurance, professional fees, and depreciation and amortization.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred. Advertising expense was $204,399 for the year ended December 31, 2020.

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including warrants, are measured at their fair value on the awards’ grant date typically using a Black-Scholes pricing model, based on the estimated number of awards that are ultimately expected to vest. The costs associated with share-based compensation awards to employees and non-employee directors are measured at the grant date based on the calculated fair value of the award and recognized as an expense ratably over the recipient’s requisite service period during which that award vests or becomes unrestricted. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The shares are subsequently re-measured at their fair value at each reporting date over the service period of the awards. The expense resulting from share-based payments is recorded in selling, general and administrative expenses in the Consolidated Statement of Operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Progressive Care Inc., RXMD Therapeutics and PharmCoRx 1103 are taxed as C corporations. PharmCo 901 and PharmCo 1002 are taxed as partnerships, wherein each member is responsible for the tax liability, if any, related to its proportionate share of PharmCo 901 and PharmCo 1002’s taxable income. Progressive Care Inc. has a 100% ownership interest in PharmCo 901 and PharmCo 1002; therefore, all of PharmCo 901 and PharmCo 1002’s taxable income attributable to the period of ownership is included in Progressive Care Inc.’s taxable income.

The provision for income taxes for the year ended December 31, 2020 on the Consolidated Statement of Operations represents the minimum state corporate tax payments. There was no current tax provision for the year ended December 31, 2020 because the Company did not have taxable income for 2020. Total available net operating losses to be carried forward to future taxable years was approximately $9.3 million as of December 31, 2020, $6.0 million of which will expire in various years through 2038. The temporary differences giving rise to deferred income taxes principally relate to accelerated depreciation on property and equipment and amortization of goodwill recorded for tax purposes, reserves for estimated doubtful accounts and inventory obsolescence and net operating losses recorded for financial reporting purposes. The Company’s net deferred tax asset at December 31, 2020 was fully offset by a 100% valuation allowance as it was not more likely than not that the tax benefits of the net deferred tax asset would be realized. The change in the valuation allowance was approximately $471,000 for the year ended December 31, 2020.

The Company accounts for uncertainty in income taxes by recognizing a tax position in the consolidated financial statements only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company records interest and penalties related to tax uncertainties, if any, as income tax expense. Based on management’s evaluation, the Company does not believe it has any uncertain tax positions during the year ended December 31, 2020.

B-13

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Earnings (Loss) per Share

Basic earnings(loss) per share (“EPS”) is computed by dividing net income available to common stock shareholders by the weighted average number of shares of common stock outstanding during the year, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock warrants), and convertible debt, using the if converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive. The effect of including common stock equivalents in weighted average shares of common stock outstanding for 2020 is anti-dilutive, and therefore a separate computation of diluted earnings per share for 2020 is not presented.

Recently Adopted Accounting Standards

Lease Accounting

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), to provide a new comprehensive model for lease accounting. Under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases as off-balance sheet lease arrangements. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. Topic 842 establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the Consolidated Balance Sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the recognition, measurement, and presentation of expenses in the income statement. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements.

In adopting Topic 842, a modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company adopted the guidance in Topic 842 on January 1, 2020 (“the transition date”) and we elected to adopt the transition relief provisions from ASU 2018-11 to use this date as our date of initial application. Consequently, financial information has not been updated and the disclosures required under Topic 842 have not been provided for dates and periods before January 1, 2020. There was no material cumulative effect adjustment to the opening balance of accumulated deficit required.

Topic 842 provides a number of optional practical expedients in transition. We have elected all of Topic 842’s available transition practical expedients which permit us not to reassess under Topic 842 our prior conclusions about lease identification, lease classification and initial direct costs. We did not elect the practical expedient pertaining to land easements as it is not applicable to us. We have also elected the practical expedient for short-term lease recognition exemption for two of our real estate leases. This means that for these leases we will not recognize ROU assets or lease liabilities for existing short-term leases of those assets in transition. We also elected the practical expedient to not separate lease and non-lease components for all of our leases.

Goodwill

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit. This guidance is effective for the Company’s fiscal year ending December 31, 2020 and should be applied prospectively. The adoption of this guidance on January 1, 2020 did not have a material effect on the Company’s consolidated financial statements.

B-14

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Stock Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date. This guidance is effective for the Company’s fiscal year ending December 31, 2020 and interim periods within fiscal years beginning after December 15, 2020. The adoption of this guidance on January 1, 2020 did not have a material effect on the Company’s consolidated financial statements.

Fair Value

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 82)): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modified the disclosure requirements on fair value measurements found with ASC Topic 820, Fair Value Measurements. Specifically, the following disclosure requirements were removed from ASC 820:

●	The amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy.

●	The policy for timing of transfers between levels.

●	The valuation processes for Level 3 fair value measurements.

The following disclosure requirements were added to ASC 820:

●	The changes in unrealized gains and losses for the period included in OCI for recurring Level 3 fair value measurements held at the end of the reporting period.

●	The range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements.

ASU 2018-13 was effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. However, early adoption was permitted. The Company has adopted the modified disclosure requirements in its annual and interim financial statements for the year ended December 31, 2020.

Accounting Standards Issued but Not Yet Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is required to be adopted for annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

Debt

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which among other things, simplifies the accounting models for the allocation of proceeds attributable to the issuance of a convertible debt instrument. As a result, after adopting the ASU’s guidance, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (i) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (ii) a convertible debt instrument was issued at a substantial premium. The standard becomes effective for the Company in the first quarter of 2022 and early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements.

B-15

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Note 4. Accounts Receivable – Trade, net

Accounts receivable consisted of the following at December 31, 2020:

Gross accounts receivable - trade	$2,686,009
Less: Allowance for doubtful accounts	(105,500)
Accounts receivable – trade, net	$2,580,509

For the year ended December 31, 2020, the Company recognized bad debt expense in the amount of $130,792.

Note 5. Property and Equipment, net

Property and equipment, net consisted of the following at December 31, 2020:

Building	$1,651,069
Building improvements	437,733
Land	184,000
Leasehold improvements and fixtures	385,902
Furniture and equipment	330,291
Computer equipment and software	101,230
Vehicles	108,011
Website	67,933
Total	3,266,169
Less: accumulated depreciation	(872,198)
Subtotal	2,393,971
Construction in progress	138,462
Property and equipment, net	$2,532,433

Depreciation expense for the year ended December 31, 2020 was 188,551.

Note 6. Intangible Assets

Intangible assets consisted of the following at December 31, 2019:

Trade names	$362,000
Pharmacy records	263,000
Non-compete agreements	166,000
Subtotal	791,000
Less accumulated amortization	(543,858)
Net intangible assets	$247,142

Amortization of intangible assets amounted to $342,200 for 2020. The following table represents the total estimated amortization of intangible assets for the five succeeding years:

Year	Amount
2021	$163,700
2022	36,200
2023	36,200
2024	11,042
Total	$247,142

B-16

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Note 7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at December 31, 2020:

Accounts payable - trade	$5,157,472
Accrued payroll and payroll taxes	114,851
Accrued interest payable	574,512
Accrued DIR fees and other PBM fees	477,053
Other accrued liabilities	227,342
Totals	$6,551,230

Note 8. Notes Payable

Notes payable consisted of the following at December 31, 2020:

A. Convertible notes payable - collateralized	$2,878,619
B. Mortgage note payable – commercial lender - collateralized	1,376,826
C. Note payable – uncollateralized	25,000
D. Note payable - collateralized	59,094
E. U.S. CARES Act PPP Loans - uncollateralized	421,400
Insurance premium financing	31,148
Subtotal	4,792,087
Less Unamortized debt discount	(953,846)
Less Unamortized debt issuance costs	(3,909)
Less Unamortized investment length premium	(132,796)
Total	3,701,536
Less: Current portion of notes payable	(570,914)
Long-term portion of notes payable	$3,130,622

The corresponding notes payable above are more fully discussed below:

(A) Convertible Notes Payable – collateralized

Chicago Venture Partners, L.P.

On January 2, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Chicago Venture Partners, L.P. (“Chicago Venture”), a Utah limited partnership, in the amount of $2,710,000, which included a $200,000 Original Issue Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note is comprised of seven tranches consisting of an initial tranche in the amount of $1,090,000 and six additional tranches each in the amount of $270,000. The initial tranche consisted of the initial cash purchase price of $1,090,000, $80,000 of the OID and the debt issuance costs of $10,000. The remaining OID will be allocated $20,000 to each of the remaining six tranches. The note was convertible into shares of common stock ($0.0001 par value per share) at the average of the five lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. The note accrued interest at the rate of 9% per annum. Progressive received the initial tranche of $1,090,000 at the closing of the transaction, which included $90,000 of OID and legal costs. Progressive granted the Investor a security interest in all right, title, interest and claims of Progressive. On October 25, 2019, the Company drew down the second tranche against the note in the amount of $162,000, which included $12,000 of the OID.

On October 25, 2019, the Company drew down the second tranche against the note in the amount of $162,000, which included $12,000 of the OID.

The note balance was satisfied through a series of redemption notices for conversion of note principal and accrued interest into shares of Progressive common stock at various conversion rates, the determination of which is explained in the preceding paragraph. The last redemption request and conversion of note principal and accrued interest was completed on November 3, 2020. The balance of the Chicago Venture note was $0 at December 31, 2020.

The Company has identified conversion features embedded within the Chicago Venture note. The Company has determined that the conversion features represent an embedded derivative. Accordingly, the embedded conversion feature was bifurcated from the debt host and accounted for as a derivative liability. On January 2, 2019, the Company recorded a derivative liability on the note in the amount of $571,000. For the year ended December 31, 2020, the Company recorded a Change in Fair Value of the Derivative Liability in the amount of $758,000. The derivative liability balance on the Consolidated Balance Sheet at December 31, 2020 was $0.

B-17

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

At inception, the fair value of the derivative instrument has been recorded as a liability on the Consolidated Balance Sheets with the corresponding amount recorded as a discount to the note. The discount was accreted from the issuance date through settlement of the note on November 3, 2020, with a corresponding charge to interest expense. The change in the fair value of the derivative liability was recorded in other income or expenses in the Consolidated Statement of Operations at the end of 2020, with the offset to the derivative liability on the consolidated balance sheet as of December 31, 2020. The fair value of the embedded derivative liability was determined using the Monte Carlo Simulation model on the issuance date.

Debt Issuance Costs and Debt Discount:

Debt Issuance Costs consist of fees incurred through securing financing from Chicago Venture on January 2, 2019. Debt Discount consists of the discount recorded upon recognition of the derivative liability upon issuance of the first tranche. Debt issuance costs and debt discount are amortized to interest expense over the term of the related debt using the effective interest method. Total amortization expense for the year ended December 31, 2020 was $452,525.

Iliad Research and Trading, L.P.

On March 6, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad Research”), a Utah limited partnership, in the amount of $3,310,000, which included a $300,000 Original Issue Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note is comprised of two tranches consisting of an initial tranche in the amount of $2,425,000 and a second tranche in the amount of $885,000. The initial tranche consisted of the initial cash purchase price of $2,425,000, $115,000 of the OID and the debt issuance costs of $10,000. The remaining OID of $185,000 has been allocated to the second tranche. The note is convertible into shares of common stock ($0.0001 par value per share) in 1 year at the average of the two lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. The note matures on March 6, 2022 (the “Maturity Date”). The note accrues interest at the rate of 10% per annum and the entire unpaid principal balance plus all accrued and unpaid interest are due on the Maturity Date.

Progressive received the initial tranche of $2,425,000 at the closing of the transaction, which included $115,000 of OID and legal costs. Progressive granted the Investor a security interest in all right, title, interest and claims of Progressive. PharmCo 901 has agreed to guarantee Progressive’s obligations under the Purchase Agreement, the note and the Security Agreement by entering into a Guaranty Agreement in favor of Iliad Research. Pursuant to the Guaranty Agreement, Progressive has agreed to pay to PharmCo 901 10% of all proceeds it received from Iliad Research, as consideration to secure Progressive’s obligations. Progressive used the net proceeds as part of the total purchase price of the acquisition of 100% of the FPRX ownership interests.

The first tranche of $2,425,000 less the OID and debt issuance costs was disbursed and held in escrow by Iliad Research on March 6, 2019. $1 million of the escrow deposit was disbursed to the owners of FPRX at the purchase closing date, June 1, 2019. The second tranche of $885,000 less the OID was disbursed to Progressive on June 4, 2019 and was used to complete the total purchase price of the FPRX acquisition. On November 8, 2019, the Company entered into an amendment of the FPRX Purchase Agreement, which in part included a reduction of the purchase price. As a result of the amended Purchase Agreement, the Company returned $400,000 of the second tranche to Iliad Research and Trading, L.P. on November 12, 2019.

An investment length premium in the amount of $168,619 was applied to the outstanding balance of the Iliad Research note in September 2020. The investment length premium was calculated at a 5% premium on the outstanding note balance when the note was still outstanding at (a) eighteen months from the effective date, (b) twenty-four months from the effective date, and (c) thirty months from the effective date.

The balance outstanding on the Iliad Research note payable was $2,878,619 at December 31, 2020. Accrued interest on the note payable at December 31, 2020 was $574,512 and such amount is included in accounts payable and accrued liabilities in the accompanying Consolidated Balance Sheet.

B-18

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

The Company has identified conversion features embedded within the Iliad Research note. The Company has determined that the conversion features represent an embedded derivative. Accordingly, the embedded conversion feature was bifurcated from the debt host and accounted for as a derivative liability. On March 6, 2019, the Company recorded a derivative liability on the first tranche in the amount of $1,351,000. On June 4, 2019, the Company recorded a derivative liability on the second tranche in the amount of $614,000. For the year ended December 31, 2020, the Company recorded a Change in Fair Value of the Derivative Liability in the amount of $814,000. The derivative liability balance on the Iliad Research note at December 31, 2020 was $2,043,000.

At inception, the fair value of the derivative instrument has been recorded as a liability on the consolidated balance sheets with the corresponding amount recorded as a discount to the note. The discount was accreted from the issuance date to December 31, 2020, with a corresponding charge to interest expense. The change in the fair value of the derivative liability was recorded in other income or expenses in the consolidated statement of operations at the end of 2020, with the offset to the derivative liability on the consolidated balance sheets. The fair value of the embedded derivative liability was determined using the Monte Carlo Simulation model on the issuance date.

Debt Issuance Costs, Debt Discount and Investment Length Premium:

Debt Issuance Costs consist of fees incurred through securing financing from Iliad Research on March 6, 2019. Debt Discount consists of the discount recorded upon recognition of the derivative liability upon issuance of the first and second tranches. Investment length premium is calculated at a 5% premium on the outstanding balance when the note is still outstanding at (a) eighteen months from the effective date, (b) twenty-four months from the effective date, and (c) thirty months from the effective date.

Debt issuance costs, debt discount and investment length premium are amortized to interest expense over the term of the related debt using the effective interest method. Total amortization expense for the year ended December 31, 2020 was $795,227.

(B) Mortgage Note Payable – collateralized

In 2018, PharmCo 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc. The balance outstanding on the mortgage payable was $1,376,826 at December 31, 2020.

(C) Note Payable – Uncollateralized

As of December 31, 2020, the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(D) Note Payable – Collateralized

In September 2019, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to pay off a capital lease obligation on pharmacy equipment in the amount of $85,429. The terms of the promissory note payable require 48 monthly payments of $2,015, including interest at 6.5%. The balance outstanding on the note payable was $59,093 at December 31, 2020. The promissory note is secured by equipment with a net book value of $55,217 at December 31, 2020.

(E) U.S. CARES Act PPP Loans – Uncollateralized

On various dates in April and May 2020, the Company received loan proceeds in the amount of $1,013,900 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“U.S. CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight-weeks or twenty-four-weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, mortgage interest payments, employee benefits, rent and utilities, and maintains its payroll levels. The PPP loan regulations were later revised to allow the borrower the option of costs incurred over a twenty-four week period to determine loan forgiveness. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week or twenty-four week periods. The unforgiven portion of the PPP loans are payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. Thereafter, any unforgiven principal and interest are payable in 18 equal monthly installments.

During the period from March 2020 to August 2020, the Company used the entire proceeds for qualifying expenses. Therefore, the Company applied for forgiveness of the PPP loans. On November 10, 2020, the Company received notification from the lender that the U.S. Small Business Administration approved the forgiveness of the U.S. CARES Act PPP Loans for PharmCo 901 in the amount of $511,000 and PharmCo 1002 in the amount of $81,500. The total debt forgiveness in the amount of $592,500 was recorded as a gain on debt extinguishment in the Company’s Consolidated Statement of Operations for the year ended December 31, 2020.

B-19

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

The Company has applied for forgiveness of the PPP loan received by PharmCo 1103 in April 2020 in the amount of $421,400 and on January 7, 2021 received notification from the lender that the U.S. Small Business Administration approved the forgiveness of the U.S. CARES Act PPP Loan for PharmCo 1103. The total debt forgiveness in the amount of $421,400 will be recorded as a gain on debt extinguishment in the Company’s Consolidated Statement of Operations during the first quarter of 2021.

On December 27, 2020, a supplemental appropriations bill was signed into law that provided additional COVID-19 relief in the form of added Paycheck Protection Program (PPP) funds for businesses and organizations needing either a first loan or a second round of funding. We applied for an additional PPP loan in the amount of $421,400 under the new law for PharmCo 1103. The loan was approved, and we received the funds on February 16, 2021. The funds will be used for eligible purposes, including payroll, mortgage interest payments, employee benefits, rent and utilities, and to maintain payroll levels.

Future principal maturities of notes payable are as follows:

Year	Amount
2021	$570,914
2022	2,983,632
2023	102,386
2024	90,856
2025	95,267
Thereafter	949,032
Total	$4,792,087

Interest expense on these notes payable exclusive of debt discount and debt issue cost amortization, was $445,341 for the year ended December 31, 2020.

Note 9. Lease Obligations

The Company has entered into a number of lease arrangements under which we are the lessee. Three of our leases are classified as finance leases and three of our leases are classified as operating leases. In addition, we have elected the short-term lease practical expedient in ASC Topic 842 related to real estate leases with terms of one year or less and short-term leases of equipment used in our pharmacy locations. The following is a summary of our lease arrangements.

Finance Leases

In May 2018, the Company entered into a finance lease obligation to purchase pharmacy equipment with a cost of $114,897. The terms of the lease agreement require monthly payments of $1,678 plus applicable tax over 84 months ending March 2025 including interest at the rate of 6%. The finance lease obligation is secured by equipment with a net book value of $71,118 as of December 31, 2020.

The Company assumed an equipment finance lease obligation for medication dispensing equipment from the acquisition of PharmCo 1002 in July 2018. The lease expires in March 2022 and required monthly installments of $2,855 including interest at the rate of 2.36%. The finance lease obligation was secured by equipment with a net book value of $0 as of December 31, 2020.

In December 2020, the Company entered into an interest-free finance lease obligation to purchase computer servers with a cost of $50,793. The terms of the lease agreement require monthly payments of $1,411 plus applicable tax over 36 months ending November 2023. The finance lease obligation is secured by equipment with a net book value of $49,382 as of December 31, 2020.

Operating Leases

The Company entered into a lease agreement for its Orlando pharmacy on August 1, 2020. The lease commencement date was August 1, 2020. The term of the lease is 66 months with a termination date of February 1, 2026. The lease agreement calls for monthly payments beginning February 1, 2021 of $4,310, with an escalating payment schedule each year thereafter. The Company also leases its Davie and Palm Beach County pharmacy locations under operating lease agreements expiring in various months through August 2021. The Company’s office space rentals are subject to scheduled fixed rent increases throughout the terms of the related leases.

B-20

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

The Company recognized lease costs associated with all leases for the year ended December 31, 2020 as follows:

Operating lease cost:
Fixed rent expense	$428,838
Finance lease cost:
Amortization of right of use assets (included in depreciation expense)	30,432
Interest expense	9,748
Total Lease Costs	$469,018

Supplemental cash flow information related to leases was as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$353,273
Financing cash flows from finance leases	48,247
Total cash paid for lease liabilities	$401,520

Supplemental balance sheet information related to leases was as follows:

Operating leases:
Operating lease right-of-use assets, net	$365,250

Operating lease liabilities:
Current portion	112,210
Long-term portion	228,772

Finance leases:
Finance lease right-of-use assets, net	71,118

Finance lease liabilities:
Current portion	85,765
Long-term portion	91,791

Maturities of lease liabilities were as follows:

Year Ending December 31,:	Finance Lease	Operating Lease	Total Future Lease Commitments
2021	$92,434	$124,845	$217,279
2022	37,073	58,503	95,576
2023	35,662	60,746	96,408
2024	20,142	62,568	82,710
2025	5,035	64,445	69,480
Thereafter	-	5,384	5,384
Total lease payments to be paid	190,346	376,491	566,837
Less: Future interest expense	(12,790)	(35,509)	(48,299)
Lease liabilities	177,556	340,982	518,538
Less: current maturities	(85,765)	(112,210)	(197,975)
Long-term portion of lease liabilities	$91,791	$228,772	$320,563

B-21

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Note 10. Deficiency in Shareholders’ Equity

Common Stock Issued for Business Acquisition

On July 1, 2019, the Company issued 10,000,000 shares of its common stock to the former owners of FPRX for the acquisition of 100% of its issued and outstanding common stock. The shares were initially valued at $700,000. The amended FPRX Purchase Agreement entered into on November 8, 2019 contained a rescission of the shares issued to the former owners. The common stock shares were returned by the former owners during the third quarter of 2020 and were cancelled by the Company.

Preferred Stock

The Series A preferred stock is a non-dividend producing instrument that ranks superior to the Company’s common stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

On July 11, 2014, the board of directors approved the issuance of 51 shares of the Company’s Series A Preferred Stock to a certain employee of the Company, which is equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company in satisfaction of $20,000 in past due debt. These issued shares of preferred stock are outstanding as of December 31, 2020. As of December 31, 2020, the individual is employed by the Company. On January 7, 2021, the preferred shares were transferred to a trust whose beneficiary is related to the employee.

Note 11. Commitments and Contingencies

Legal Matters

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. In the opinion of management, the disposition or ultimate resolution of currently known claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Note 12. Related Party Transactions

During the year ended December 31, 2020, the Company had a consulting arrangement with Spark Financial Consulting (“Spark”), which is a consulting company owned by an employee and preferred stock controlling shareholder of the Company. Spark provides business development services including but not limited to recruiting, targeting and evaluation of potential mergers and acquisitions, finding third party contractors and assisting with related negotiations in exchange for a monthly fee of $16,000 in 2020. Additionally, Spark may be entitled to additional fees for additional consulting services. During the year ended December 31, 2020, the Company paid Spark $224,400.

The Company has an employment agreement (the “Agreement”) with a certain pharmacist, Head of the Compounding Department, who is the first paternal cousin of the preferred stock controlling shareholder and employee of the Company. In consideration for duties performed including but not limited to marketing, patient consultation, formulary development, patient and physician education, training, recruitment, sales management, as well as pharmacist responsibilities, the Company agreed to provide monthly compensation of $15,000 or $10,000 per month plus 5% commission on monthly gross profits generated by the Compounding Department, whichever is greater. During the year ended December 31, 2020, payments to the pharmacist was approximately $144,000.

B-22

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year Ended December 31, 2020

Note 13. Retirement Plan

The Company sponsors a 401(k) retirement plan (“the Plan”) covering qualified employees of PharmCo 901, PharmCo 1002 and FPRX, as defined. Employees who have been employed more than one year are eligible to participate in the Plan. The Company matches the employee’s contribution up to a maximum of 3% of the eligible employee’s compensation. The Company contributed approximately $19,500 in matching contributions for the year ended December 31, 2020.

Note 14. Subsequent Events

Management has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through March 31, 2021, the date the consolidated financial statements were available to be issued.

New 340B contract

On January 11, 2021, the Company entered into pharmacy service agreements for our PharmCo 901 and PharmCo 1103 locations with Community Care Resources of Florida (“CCR”), which is a covered entity as defined in Section 340B of the Public Health Service Act. The Company will maintain sufficient supplies of covered drugs to meet the day-to-day needs of Eligible Patients. CCR will replenish the Company’s inventory for Covered Drugs dispensed to Eligible Patients for which payment under this Agreement was received by the Company. CCR will arrange to be billed directly for Covered Drugs by the manufacturer/wholesaler(s) and arrange for shipment of such drugs directly to the Company.

On February 5, 2021, the Company entered into a pharmacy service agreement for our PharmCo 901 location with Barroso Medical Services, LLC (“BMS”), which is a covered entity as defined in Section 340B of the Public Health Service Act. The Company will maintain sufficient supplies of covered drugs to meet the day-to-day needs of Eligible Patients. BMS will replenish the Company’s inventory for Covered Drugs dispensed to Eligible Patients for which payment under this Agreement was received by the Company. BMS will arrange to be billed directly for Covered Drugs by the manufacturer/wholesaler(s) and arrange for shipment of such drugs directly to the Company.

Iliad Research partial note redemptions

On January 29, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $200,000 of note principal into 8,138,683 shares of Progressive Care common stock.

On February 12, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $200,000 of note principal into 8,038,585 shares of Progressive Care common stock.

On February 8, 2021, the Company issued 1,989,390 shares of its Common Stock to Stanley Campbell, CEO of EagleForce Health, LLC under a service agreement dated February 8, 2021. The shares were initially valued at $75,000.

On March 1, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $380,880 of note principal into 10,580,000 shares of Progressive Care common stock.

On March 8, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $119,250 of note principal into 2,922,794 shares of Progressive Care common stock.

On March 15, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $141,850 of note principal into 2,551,259 shares of Progressive Care common stock.

U.S. CARES Act PPP Loan Forgiveness

The Company applied for forgiveness of the PPP loan received by PharmCo 1103 in April 2020 in the amount of $421,400 and received notification from the lender on January 7, 2021 that the U.S. Small Business Administration approved the forgiveness of the PPP Loan. The total debt forgiveness in the amount of $421,400 will be recorded as a gain on debt extinguishment in the Company’s consolidated statement of operations during the first quarter of 2021.

Acceptance of U.S. CARES Act PPP Program Loan Funds

In February 2021, PharmCo 1103 entered into a Second Draw of the PPP (the “PPP2 Note”) with a financial institution in the amount of $421,400. The PPP2 Note was issued pursuant to the Consolidated Appropriation Act, 2021, (the “Act”) which was signed into law on December 27, 2020. The PPP2 Note bears interest at 1% per annum and matures in February 2026. PharmCo 1103 may apply for forgiveness of a portion or the entire balance of its PPP2 Note based on eligible costs including payroll, rent, utilities, and mortgage interest incurred during the covered period following the disbursement of the funds by the financial institution (between 8 weeks and 24 weeks).

B-23

PROGRESSIVE CARE INC.

C-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Progressive Care, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Progressive Care, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2019 and the related consolidated statements of operations, stockholder’s (deficit) equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Progressive Care, Inc. and Subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimated made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Berkowitz Pollack Brant

We have served as the Company’s auditor since 2016.

Miami, Florida

March 22, 2021

MIAMI  |  FT.LAUDERDALE  |  BOCA RATON  |  WEST PALM BEACH  |  NEW YORK CITY

C-2

Progressive Care Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2019

Assets
Current Assets
Cash and cash equivalents	$816,637
Accounts receivable – trade, net	2,167,159
Accounts receivable - other	648,778
Inventory, net	722,144
Prepaid expenses	82,268
Total Current Assets	4,436,986
Property and equipment, net	2,151,512
Other Assets
Goodwill	1,387,860
Deposits	21,816
Intangible assets, net	589,342
Total Other Assets	1,999,018
Total Assets	$8,587,516

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$3,715,682
Notes payable, net of unamortized debt discount and debt issuance costs	1,916,553
Capital lease obligations - current portion	42,327
Unearned revenue	162,254
Derivative liability	2,857,000
Total Current Liabilities	8,693,816
Long-term Liabilities
Notes payable, net of current portion	1,985,261
Deferred rent liability	36,285
Capital lease obligations, net of current portion	128,256
Total Liabilities	10,843,618
Commitments and Contingencies

Stockholders’ Deficit
Preferred Stock, Series A par value $0.001; 10,000,000 shares authorized, 51 shares issued and outstanding as of December 31, 2019	-
Common stock, par value $0.0001; 1,000,000,000 shares authorized, 436,280,944 issued and outstanding as of December 31, 2019	43,628
Additional paid-in capital	4,997,391
Accumulated Deficit	(7,297,121)
Total Stockholders’ Deficit	(2,256,102)
Total Liabilities and Stockholders’ Deficit	$8,587,516

See Accompanying Notes to Consolidated Financial Statements

C-3

Progressive Care Inc. and Subsidiaries

Consolidated Statement of Operations
Year Ended December 31, 2019

Revenues, net	$32,629,127
Cost of revenue	24,661,186
Gross profit	7,967,941
Selling, general and administrative expenses
Bad debt expense	139,030
Share-based compensation	43,000
Other selling, general and administrative expense	8,719,861
Total Selling, general and administrative expenses	8,901,891
Loss from operations	(933,950)
Other Income (Expense)
Change in fair value of derivative liability	(321,000)
Automobile casualty loss	(1,545)
Loss on disposal of property and equipment	(1,973)
Other income	143
Interest income	512
Interest expense	(1,245,526)
Total other income (expense) - net	(1,569,389)
Loss before provision for income taxes	(2,503,339)
Provision for income taxes	(2,689)
Net loss	$(2,506,028)
Basic and diluted net loss per share of common stock	$0.00
Weighted average number of shares of common stock outstanding during the year - basic and diluted	430,999,711

See Accompanying Notes to Consolidated Financial Statements.

C-4

Progressive Care Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity (Deficit)

Year Ended December 31, 2019

	Preferred Series A		Common Stock		Additional		Total Stockholders
	$0.001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2018	51	$-	425,630,944	$42,563	$4,958,620	$(4,791,093)	$210,090
Issuance of common stock for services rendered	-	-	650,000	65	42,935	-	43,000
Issuance of common stock for FPRX business acquisition	-	-	10,000,000	1,000	699,000	-	700,000
Purchase price adjustments – FPRX business acquisition					(3,164)	-	(3,164)

Receivable from shareholders for return of common stock issued in FPRX business acquisition					(700,000)		(700,000)
Net loss for the year ended December 31, 2019	-	-	-	-	-	(2,506,028)	(2,506,028)
Balance, December 31, 2019	51	$-	436,280,944	$43,628	$4,997,391	$(7,297,121)	$(2,256,102)

See Accompanying Notes to Consolidated Financial Statements

C-5

Progressive Care Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 31,

2019

Cash Flows from Operating Activities:
Net loss	$(2,506,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	457,830
Change in provision for doubtful accounts	74,960
Amortization of debt issuance costs and debt discounts	783,956
Change in fair value of derivative liability	321,000
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(992,759)
Inventory	209,843
Prepaid expenses	38,059
Deposits	5,550
Other assets	1,480
Increase (decrease) in:
Accounts payable and accrued liabilities	1,088,534
Unearned revenue	(70,351)
Deferred rent payable	(26,813)
Net Cash Used in Operating Activities	(614,739)
Cash Flows from Investing Activities:
Cash paid for business acquisition	(2,464,529)
Cash acquired in business acquisition	256,268
Purchase of property and equipment	(36,021)
Net Cash Used in Investing Activities	(2,244,282)
Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	3,770,000
Payment of debt issue costs	(20,000)
Payments of notes payable	(76,441)
Payments of capital lease obligations	(84,732)
Net Cash Provided by Financing Activities	3,588,827
Net increase in cash and cash equivalents	729,806
Cash and cash equivalents at beginning of year	86,831
Cash and cash equivalents at end of year	$816,637
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$112,001
Cash paid for income taxes	$2,689
Supplemental Schedule of Non-Cash Investing and Financing Activities:
Payment of insurance premiums through financing agreement	$36,578
Capital lease obligation refinanced by issuance of note payable	$85,429
Issuance of common stock shares for business acquisition	$700,000
Receivable from shareholders for cancellation of stock issuance for business acquisition	$(700,000)
Issuance of common stock shares for consulting services	$43,000
Acquisition:
Fair value of assets acquired	$1,817,802
Fair value of liabilities assumed	$441,203
Recognition of debt discount and derivative liability associated with conversion feature in note agreement	$2,536,000

See Accompanying Notes to Consolidated Financial Statements

C-6

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Note 1 Organization & Nature of Operations

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, PharmCo, LLC (“PharmCo 901”), RXMD Therapeutics, Inc. (“RXMD Therapeutics”), Family Physicians RX, Inc., doing business as PharmCoRx 1103 (“FPRX” or “PharmCo 1103”), and Touchpoint RX, LLC, doing business as PharmCo Rx 1002, LLC (“PharmCo 1002”), (collectively, “PharmCo”, and/or “the Company”) is a Florida technology and health services organization that provides prescription pharmaceuticals, compounded medications, tele-pharmacy services, anti-retroviral medications, medication therapy management, the supply of prescription medications to long term care facilities, 340B services to charitable organizations, and health practice risk management. The Company is focused on developing the PharmCo brand and adding business elements that cater to specific under-served markets and demographics. This effort includes community and network-based marketing strategies, the introduction of new locations, acquisitions and strategic collaboration(s) with community, government and charitable organizations.

PharmCo 901 is a pharmacy located in North Miami Beach, Florida that was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive. PharmCo 901 was acquired by Progressive on October 21, 2010.

FPRX is a pharmacy with locations in Davie and Orlando, Florida that provides PharmCo’s pharmacy services to Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all of the ownership interests in FPRX in a purchase agreement entered into on June 1, 2019.

PharmCo 1002 is a pharmacy located in Palm Springs, Florida that provides PharmCo’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all of the ownership interests in PharmCo 1002 in a purchase agreement entered into on July 1, 2018.

RXMD Therapeutics was formed on October 1, 2019 and specializes in cannabinoid-based and alternative therapy product lines. RXMD Therapeutics had no operating activity in 2019 and expects to commence operations in 2020.

Note 2 Basis of Presentation

The Company’s fiscal year end is December 31. The Company uses the accrual method of accounting.

Note 3 Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Progressive and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact both assets and liabilities, including but not limited to: net realizable value of accounts receivable and inventories, estimated useful lives and potential impairment of property and equipment, estimated fair value of derivative liabilities using the Monte Carlo simulation model, fair value of assets acquired and liabilities assumed in business combinations, and estimates of current and deferred tax assets and liabilities.

C-7

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ significantly from estimates.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk associated with its cash and cash equivalent balances.

Cash Equivalents: The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of December 31, 2019, the Company’s cash equivalents consist of a money market account.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the invoiced amount. Trade accounts receivable primarily include amounts from third-party pharmacy benefit managers and insurance providers and are based on contracted prices. Trade accounts receivable are unsecured and require no collateral. The Company recorded an allowance for doubtful accounts for estimated differences between the expected and actual payment of accounts receivable. These reductions were made based upon reasonable and reliable estimates that were determined by reference to historical experience, contractual terms, and current conditions. Each quarter, the Company reevaluates its estimates to assess the adequacy of its allowance and adjusts the amounts as necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Risks and Uncertainties

The Company’s operations are subject to intense competition, risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

Billing Concentrations

The Company’s trade receivables are primarily from prescription medications billed to various insurance providers. Ultimately, the insured is responsible for payment should the insurance company not reimburse the Company. The Company generated reimbursements from three significant insurance providers for the year ended December 31, 2019:

Payors
A	23%
B	18%
C	8%

The Company generated reimbursements from three significant pharmacy benefit managers (PBMs) for the year ended December 31, 2019:

PBMs
A	33%
B	26%
C	24%

C-8

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Inventory

Inventory is valued on a lower of first-in, first-out (FIFO) cost or net realizable value basis. Inventory primarily consists of prescription medications, pharmacy supplies, and retail items. The Company provides a valuation allowance for obsolescence and slow-moving items. The Company recorded an allowance for obsolescence of $40,000 as of December 31, 2019.

Property and Equipment

Property and equipment are recorded at cost or fair value if acquired as part of a business combination. Property and equipment are depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed on a straight-line basis over estimated useful lives as follows:

Description	Estimated Useful Life
Building	40 years
Leasehold improvements and fixtures	Lesser of estimated useful life or life of lease
Furniture and equipment	5 years
Computer equipment and software	3 years
Vehicles	3-5 years

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment charges for the year ended December 31, 2019.

Business acquisitions

The Company records business acquisitions using the acquisition method of accounting. All of the assets acquired, liabilities assumed, and contractual contingencies are recognized at their fair value on the acquisition date. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized and goodwill. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and are expensed as incurred.

Goodwill

Goodwill represents the excess of purchase price of FPRX and PharmCo 1002 over the value assigned to their net tangible and identifiable intangible assets. FPRX and PharmCo 1002 are considered to be the reporting units for goodwill. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. Valuation techniques consistent with the market approach, income approach, and/or cost approach are used to measure fair value. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired. There were no facts or circumstances occurring during 2019 suggesting possible impairment and, therefore, the Company did not record an impairment charge during the year ended December 31, 2019.

Intangible Assets

Amortizing identifiable intangible assets generally represent the cost of client relationships and tradenames acquired, as well as non-compete agreements to which the Company is a party. In valuing these assets, the Company makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. The Company periodically reviews its identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of those assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment losses, if any.

C-9

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Fair Value of Financial Instruments

The Company’s financial instruments consisted of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligations, and notes payable. The carrying amounts of the Company’s financial instruments other than notes payable and capital lease obligations generally approximate their fair values at December 31, 2019 due to the short-term nature of these instruments. The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of the capital lease obligations approximate fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases.

Derivative Liabilities

U.S. GAAP requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and their measurement at fair value. In assessing the convertible debt instruments, management determines if the conversion feature requires bifurcation from the host instrument and recording of the bifurcated derivative instrument at fair value.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. The fair value of these derivative instruments is determined using the Monte Carlo Simulation Model.

Revenue Recognition

The Company recognizes pharmacy revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. The Company records unearned revenue for prescriptions that are filled but not yet delivered at period-end. Billings for most prescription orders are with third-party payers, including Medicare, Medicaid and insurance carriers. Customer returns are nominal. Pharmacy revenues were approximately 98% of total revenue in 2019.

The Company accrues an estimate of fees, including direct and indirect remuneration fees (“DIR fees”), which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

The following table disaggregates net revenue by categories for the year ended December 31, 2019:

Prescription revenue	$32,314,746
340B contract revenue	670,513
Rent revenue	39,901
Subtotal	33,025,160
PBM fees	(364,386)
Sales returns	(31,647)
Revenues, net	$32,629,127

Cost of Revenue

Cost of pharmacy revenue is derived based upon vendor purchases relating to prescriptions sold and point-of-sale scanning information for non-prescription sales and is adjusted based on periodic inventories. All other costs related to revenues are expensed as incurred.

C-10

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Vendor Concentrations

For the year ended December 31, 2019, the Company had significant vendor concentrations with one vendor. The purchases from this significant vendor were 91% of total vendor purchases in 2019.

Selling, General and Administrative Expenses

Selling expenses primarily consist of store salaries, contract labor, occupancy costs, and expenses directly related to the stores. General and administrative costs include advertising, insurance and depreciation and amortization.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred. Advertising expense was $86,615 for the year ended December 31, 2019.

Share-Based Payment Arrangements

Generally, all forms of share-based payments, including warrants, are measured at their fair value on the awards’ grant date typically using a Black-Scholes pricing model, based on the estimated number of awards that are ultimately expected to vest. The costs associated with share-based compensation awards to employees and non-employee directors are measured at the grant date based on the calculated fair value of the award and recognized as an expense ratably over the recipient’s requisite service period during which that award vests or becomes unrestricted. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The shares are subsequently re-measured at their fair value at each reporting date over the service period of the awards. The expense resulting from share-based payments is recorded in selling, general and administrative expenses in the consolidated statement of operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Progressive Care Inc., RXMD Therapeutics and FPRX are taxed as C corporations. PharmCo 901 and PharmCo 1002 are taxed as partnerships, wherein each member is responsible for the tax liability, if any, related to its proportionate share of PharmCo 901 and PharmCo 1002’s taxable income. Progressive Care Inc. has a 100% ownership interest in PharmCo 901 and PharmCo 1002; therefore, all of PharmCo 901 and PharmCo 1002’s taxable income attributable to the period of ownership is included in Progressive Care Inc.’s taxable income.

The provision for income taxes for the year ended December 31, 2019 on the Consolidated Statement of Operations represents the minimum state corporate tax payments. There was no current tax provision for the year ended December 31, 2019 because the Company did not have taxable income for 2019. Total available net operating losses to be carried forward to future taxable years was approximately $7.5 million as of December 31, 2019, $6 million of which will expire in various years through 2038. The temporary differences giving rise to deferred income taxes principally relate to accelerated depreciation on property and equipment and amortization of goodwill recorded for tax purposes, share-based compensation, reserves for estimated doubtful accounts and inventory obsolescence and net operating losses recorded for financial reporting purposes. The Company’s net deferred tax asset at December 31, 2019 was fully offset by a 100% valuation allowance as it was not more likely than not that the tax benefits of the net deferred tax asset would be realized. The change in the valuation allowance was approximately $496,000 for the year ended December 31, 2019.

C-11

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

The Company accounts for uncertainty in income taxes by recognizing a tax position in the consolidated financial statements only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company records interest and penalties related to tax uncertainties, if any, as income tax expense. Based on management’s evaluation, the Company does not believe it has any uncertain tax positions during the year ended December 31, 2019.

Earnings (Loss) per Share

Basic earnings/loss per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the year, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock warrants), and convertible debt, using the if converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive. The effect of including common stock equivalents in weighted average shares of common stock outstanding for 2019 is anti-dilutive, and therefore a separate computation of diluted earnings per share for 2019 is not presented.

New Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”), which supersedes the previous revenue recognition guidance under U.S. GAAP. The new standard focuses on creating a single source of revenue guidance for revenue arising from contracts with customers for all industries. The objective of the new standard is for a company to recognize revenue when it transfers the promised goods or services to its customers for an amount that represents what the company expects to be entitled to in exchange for those goods or services.

Topic 606 permits two methods of adoption:

a)	Retrospectively to each prior reporting period presented (full retrospective method), or

b)	Retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective transition method).

The new standard also includes a cohesive set of disclosure requirements intended to provide users of financial statements with comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from a company’s contracts with customers.

On January 1, 2019, the Company adopted Topic 606 using the modified retrospective transition method, under which the opening balance of retained earnings as of January 1, 2019 would be adjusted for the cumulative effect of initially applying the guidance at January 1, 2019 (the date of initial application). The adoption of Topic 606 resulted in a reclassification of DIR fees from cost of revenues to revenue, as the Company accrues an estimate of fees, including DIR fees that are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. However, the effect of this change did not result in a cumulative effect adjustment to beginning retained earnings as of January 1, 2019.

An additional effect of the adoption of Topic 606 was the Company realized a shift in the timing of revenue recognition of dispensing prescription drugs for home delivery from the date the drugs are shipped under the Company’s previous accounting policy to the date the drugs are physically delivered (which better reflects when control transfers) under the new accounting policy adopted in connection with Topic 606. The effect of this change is not significant as there is a very short timeframe (generally 1 – 3 days) from the shipment date to the physical delivery date of the prescription drugs.

C-12

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Accounting Standards Issued But Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to provide a new comprehensive model for lease accounting. Under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases as off-balance sheet lease arrangements. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance. This guidance is effective for annual periods and interim periods within those annual periods beginning after December 15, 2020. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Early adoption is permitted. The updated guidance requires a modified retrospective adoption. The Company has adopted this standard update in its 2020 interim and annual consolidated financial statements beginning January 1, 2020.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments, Measurement of Credit Losses on Financial Instruments. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. The main objective of these updates is to replace the incurred loss impairment methodology under current U.S. GAAP, with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Trade receivables that management has the intent and ability to hold for the foreseeable future until payoff shall be reported in the balance sheet at outstanding principal adjusted for any charge-offs and the allowance for credit losses (no longer referred to as the allowance for doubtful accounts). The effective date of these updates is for fiscal years beginning after December 15, 2022. Management does not expect these updates will have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit. This guidance is effective for the Company’s fiscal year ending December 31, 2022, with early adoption permitted, and should be applied prospectively. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date. This guidance is effective for the Company’s fiscal year ending December 31, 2020 and interim periods within fiscal years beginning after December 15, 2020. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is required to be adopted for annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements.

C-13

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Note 4. Acquisition of Family Physicians RX, Inc.

On March 8, 2019, Progressive entered into an agreement (“the Purchase Agreement”) for the acquisition of 100% of the issued and outstanding common stock of Family Physicians RX, Inc. (“FPRX”), aka Five Star RX, a Florida based pharmacy with locations in Davie and Orlando, Florida. The purchase price for the acquisition of FPRX was $3,000,000, whereby $2.3 million is payable in cash to the former owners over the two-year period following the closing, and $700,000 is payable in common stock of the Company, valued at the lower of the closing price of the Company’s common stock on the closing date or $0.07 per share. In addition, Progressive also agreed to pay to the former owners consideration equal to the following, all value at the closing date: the fair value of FPRX inventory at the closing date plus an amount equal to the book value of FPRX accounts receivable minus accounts payable and all other accrued liabilities as of the closing date, plus an amount equal to the FPRX cash balances. The closing date of the acquisition was May 31, 2019.

On November 8, 2019, the Purchase Agreement was modified to include a reduced purchase price to approximately $2.5 million, which included approximately $417,000 for the fair value of FPRX inventory at the closing date and approximately $157,000 for FPRX cash balances; a rescission of the common stock shares issued, retention of net accounts receivable, and various modifications to the Employment Agreements. At December 31, 2019, the rescission of common stock shares issued was accounted for as a reduction of additional paid-in capital in the accompanying Consolidated Statement of Stockholders’ Equity (Deficit) and the shares were cancelled on September 30, 2020.

As a result of the acquisition, the Company has expanded the delivery radius of its pharmacy operations to the Orlando/Tampa corridor and the Treasure Coast of Florida. The acquisition is also expected to decrease costs of expansion of products and services and increase prescription dispensing efficiency.

The following table summarizes the consideration paid for FPRX and the amounts of assets acquired and liabilities assumed recognized at the acquisition date:

Cash consideration	$2,473,645
Recognized amounts of identifiable assets acquired, and liabilities assumed:
Cash	$256,268
Accounts receivable	336,449
Inventory	419,473
Identifiable intangible assets	791,000
Other financial assets	14,612
Financial liabilities	(441,203)
Goodwill	1,097,046
$2,473,645

The Company incurred acquisition-related costs in the amount of $83,000 in 2019 (included in other selling, general administrative expenses in the Company’s consolidated statement of operations).

The following unaudited pro forma financial statements have been prepared to give effect to the June 1, 2019 acquisition of Family Physicians RX, Inc. (“FPRX”) by Progressive Care, Inc. (the “Company” or “Progressive Care”), under the acquisition method of accounting. The unaudited pro forma statements of operations and pro forma balance sheet give effect to the acquisition. The unaudited pro forma balance sheet information as of May 31, 2019 has been prepared as if such transactions had occurred on that date, and the unaudited pro forma statement of operations for the five months ended May 31, 2019 has been prepared as if such transactions had occurred at January 1, 2019. The adjustments are described in the accompanying schedule of pro forma adjustments.

Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at the beginning of the period presented, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma financial statements presented herein are based upon the respective historical consolidated financial statements of Progressive Care and FPRX and notes thereto. These unaudited pro forma financial statements do not include, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies.

The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Progressive Care and FPRX.

C-14

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Progressive Care Inc. and Subsidiaries

Pro Forma Combined Balance Sheet as of May 31, 2019

	Progressive Care Inc. and Subsidiaries (Unaudited)	FPRX (Unaudited)	Pro Forma Adjustments		Total
Cash and cash equivalents	$32,956	$256,268	$-		$289,224
Accounts receivable, net	1,168,676	336,449			1,505,125
Inventory, net	270,107	419,473			689,579
Prepaid expenses	57,528	13,612			71,140
Property and equipment	2,352,312	-			2,352,312
Escrow	3,300,000		(2,873,645)		426,355
Goodwill	290,814		2,197,046	3	2,487,860
Deposits	27,846	1,000			28,846
Intangible assets, net			791,000	2	791,000
Total Assets	$7,500,239	$1,026,802	$114,401		$8,641,442

Accounts payable and accrued liabilities	$2,306,174	$330,073	$99,262	1	$2,735,510
Notes payable	3,292,522				3,292,522
Capital lease obligations	279,075	11,868			290,943
Unearned revenue	175,051				175,051
Deferred rent liability	56,395				56,395
Derivative liability Total Liabilities	1,935,000		-		1,935,000
	8,044,217	341,941	99,262		8,485,421
Stockholders’ Deficit
Preferred stock	0				0
Common stock	42,563	100	900	4	43,563
Additional paid-in capital	4,949,434	125,898	573,102	1,4	5,648,434
(Accumulated deficit) retained earnings Total Stockholders’ Deficit	(5,535,975)	558,863	(558,863)		(5,535,975)
	(543,978)	684,861	15,139		156,022
Total Liabilities and Stockholders’ Deficit	$7,500,239	$1,026,802	$114,401		$8,641,442

Progressive Care Inc. and Subsidiaries

Pro Forma Combined Statement of Operations for the Five Months Ended May 31, 2019

	Progressive Care Inc. and Subsidiaries (Unaudited)	FPRX (Unaudited)	Pro Forma Adjustments	Total
Revenues, net	$8,883,395	$7,042,391	$-	$15,925,786
Cost of revenue	7,170,935	5,760,202	-	12,931,137
Gross profit	1,712,460	1,282,189	-	2,994,649
Total Selling, general and administrative expenses	2,275,946	1,546,405	-	3,822,351
Loss from operations	(563,486)	(264,216)	-	(827,702)
Other Income (Expense), net	(190,581)	(1,771)	-	(192,352)
Loss before provision for income taxes	(754,067)	(265,987)	-	(1,020,054)
Provision for income taxes	(2,689)	-	-	(2,689)
Net loss	$(756,756)	$(265,987)	$-	$(1,022,743)

C-15

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

SCHEDULE OF PRO FORMA ADJUSTMENTS

Pro forma consolidated balance sheet adjustments (1) through (4) below assume that the acquisition occurred as of May 31, 2019. Certain amounts in the FPRX historical statements of operations have been reclassified to conform to classifications used by Progressive Care.

1	To record the purchase price of FPRX.

2	To record the fair value of FPRX’s identifiable intangible assets.

3	To record acquired goodwill.

4	To eliminate FPRX’s equity accounts.

Note 5. Accounts Receivable – Trade, net

Accounts receivable consisted of the following at December 31, 2019:

Gross accounts receivable - trade	$2,252,459
Less: Allowance for doubtful accounts	(85,300)
Accounts receivable – trade, net	$2,167,159

For the year ended December 31, 2019, the Company recognized bad debt expense in the amount of $139,030.

Note 6. Property and Equipment, net

Property and equipment, net consisted of the following at December 31, 2019 was:

Building	$1,651,069
Land	184,000
Leasehold improvements and fixtures	365,411
Furniture and equipment	425,028
Computer equipment and software	95,397
Vehicles	82,668
Website	67,933
Total	2,871,506
Less: accumulated depreciation and amortization	(719,994)
Property and equipment, net	$2,151,512

Depreciation and amortization expense for the year ended December 31, 2019 was $256,172.

Note 7. Intangible Assets

Intangible assets consisted of the following at December 31, 2019:

Trade names	$362,000
Pharmacy records	263,000
Non-compete agreements	166,000
Subtotal	791,000
Less accumulated amortization	(201,658)
Net intangible assets	$589,342

C-16

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Amortization of intangible assets amounted to $201,658 for 2019. The following table represents the total estimated amortization of intangible assets for the five succeeding years:

Year	Amount
2020	$345,700
2021	163,408
2022	33,200
2023	33,200
2024	13,834
Total	$589,342

Note 8. Notes Payable

Notes payable consisted of the following at December 31, 2019:

A. Convertible notes payable - collateralized	$4,162,000
B. Mortgage note payable – commercial bank - collateralized	1,459,325
B. Mortgage note payable – sellers - collateralized	330,000
C. Note payable – uncollateralized	25,000
D. Note payable - collateralized	80,348
Insurance premium financing	14,823
Subtotal	6,071,496
Less Unamortized debt discount	(2,155,755)
Less Unamortized debt issuance costs	(13,927)
Total	3,901,814
Less: Current portion of notes payable	(1,916,553)
Long-term portion of notes payable	$1,985,261

The corresponding notes payable above are more fully discussed below:

(A) Convertible Notes Payable – collateralized

Chicago Venture Partners, L.P.

On January 2, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Chicago Venture Partners, L.P. (“Chicago Venture”), a Utah limited partnership, in the amount of $2,710,000, which included a $200,000 Original Issue Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note is comprised of seven tranches consisting of an initial tranche in the amount of $1,090,000 and six additional tranches each in the amount of $270,000. The initial tranche consisted of the initial cash purchase price of $1,090,000, $80,000 of the OID and the debt issuance costs of $10,000. The remaining OID will be allocated $20,000 to each of the remaining six tranches. The note is convertible into shares of common stock ($0.0001 par value per share) in 1 year at the average of the five lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. The note matures on January 2, 2022 (the “Maturity Date”). The note accrues interest at the rate of 9% per annum and the entire unpaid principal balance plus all accrued and unpaid interest are due on the Maturity Date. Progressive received the initial tranche of $1,090,000 at the closing of the transaction, which included $90,000 of OID and legal costs. Progressive granted the Investor a security interest in all right, title, interest and claims of Progressive. PharmCo 901 has agreed to guarantee Progressive’s obligations under the Purchase Agreement, the note and the Security Agreement by entering into a Guaranty Agreement in favor of Chicago Venture. Pursuant to the Guaranty Agreement, Progressive has agreed to pay to PharmCo 901 10% of all proceeds it received from Chicago Venture, as consideration to secure Progressive’s obligations, and an additional 50% of all proceeds from Chicago Venture for PharmCo’s ongoing business operations. Progressive intends to use the net proceeds for its general working capital and the general working capital of PharmCo 901 to further both companies’ ongoing growth and development.

C-17

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

The first tranche of $1,090,000 less the OID and debt issuance costs was disbursed to the Company on January 7, 2019.

On October 25, 2019, the Company drew down the second tranche against the note in the amount of $162,000, which included $12,000 of the OID. The balance outstanding on the Chicago Venture note was $1,252,000 at December 31, 2019. Accrued interest on the first and second tranches at December 31, 2019 was $100,187 and such amount is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

The Company has identified conversion features embedded within the Chicago Venture note. The Company has determined that the conversion features represent an embedded derivative. Accordingly, the embedded conversion feature was bifurcated from the debt host and accounted for as a derivative liability. On January 2, 2019, the Company recorded a derivative liability on the note in the amount of $571,000. For the year ended December 31, 2019, the Company recorded a Change in Fair Value of the Derivative Liability in the amount of $187,000. The derivative liability balance on the consolidated balance sheet at December 31, 2019 was $758,000.

At inception, the fair value of the derivative instrument has been recorded as a liability on the consolidated balance sheets with the corresponding amount recorded as a discount to the note. The discount was accreted from the issuance date to December 31, 2019, with a corresponding charge to interest expense. The change in the fair value of the derivative liability was recorded in other income or expenses in the consolidated statement of operations at the end of 2019, with the offset to the derivative liability on the consolidated balance sheet as of December 31, 2019. The fair value of the embedded derivative liability was determined using the Monte Carlo Simulation model on the issuance date.

Debt Issuance Costs and Debt Discount:

Debt Issuance Costs consist of fees incurred through securing financing from Chicago Venture on January 2, 2019. Debt Discount consists of the discount recorded upon recognition of the derivative liability upon issuance of the first tranche. Debt issuance costs and debt discount are amortized to interest expense over the term of the related debt using the effective interest method. Total amortization expense for the year ended December 31, 2019 was $220,475.

Iliad Research and Trading, L.P.

On March 6, 2019, Progressive entered a Securities Purchase Agreement (the “Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad Research”), a Utah limited partnership, in the amount of $3,310,000, which included a $300,000 Original Issue Discount (“OID”) and $10,000 in debt issuance costs for the transaction. The note is comprised of two tranches consisting of an initial tranche in the amount of $2,425,000 and a second tranche in the amount of $885,000. The initial tranche consisted of the initial cash purchase price of $2,425,000, $115,000 of the OID and the debt issuance costs of $10,000. The remaining OID of $185,000 has been allocated to the second tranche. The note is convertible into shares of common stock ($0.0001 par value per share) in 1 year at the average of the two lowest closing trading prices during the twenty trading days immediately preceding the applicable conversion. The note matures on March 6, 2022 (the “Maturity Date”). The note accrues interest at the rate of 10% per annum and the entire unpaid principal balance plus all accrued and unpaid interest are due on the Maturity Date.

Progressive received the initial tranche of $2,425,000 at the closing of the transaction, which included $115,000 of OID and legal costs. Progressive granted the Investor a security interest in all right, title, interest and claims of Progressive. PharmCo 901 has agreed to guarantee Progressive’s obligations under the Purchase Agreement, the note and the Security Agreement by entering into a Guaranty Agreement in favor of Iliad Research. Pursuant to the Guaranty Agreement, Progressive has agreed to pay to PharmCo 901 10% of all proceeds it received from Iliad Research, as consideration to secure Progressive’s obligations. Progressive used the net proceeds as part of the total purchase price of the acquisition of 100% of the FPRX ownership interests.

C-18

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

The first tranche of $2,425,000 less the OID and debt issuance costs was disbursed and held in escrow by Iliad Research on March 6, 2019. $1 million of the escrow deposit was disbursed to the owners of FPRX at the purchase closing date, June 1, 2019. The second tranche of $885,000 less the OID was disbursed to Progressive on June 4, 2019 and was used to complete the total purchase price of the FPRX acquisition. On November 8, 2019, the Company entered into an amendment of the FPRX Purchase Agreement, which in part included a reduction of the purchase price (Note 4). As a result of the amended Purchase Agreement, the Company returned $400,000 of the second tranche to Iliad Research and Trading, L.P. on November 12, 2019.

The balance outstanding on the Iliad Research note payable was $2,910,000 at December 31, 2019. Accrued interest on the note payable at December 31, 2019 was $248,893 and such amount is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet.

The Company has identified conversion features embedded within the Iliad Research note. The Company has determined that the conversion features represent an embedded derivative. Accordingly, the embedded conversion feature was bifurcated from the debt host and accounted for as a derivative liability. On March 6, 2019, the Company recorded a derivative liability on the first tranche in the amount of $1,351,000. On June 4, 2019, the Company recorded a derivative liability on the second tranche in the amount of $614,000. For the year ended December 31, 2019, the Company recorded a Change in Fair Value of the Derivative Liabilities in the amount of $134,000. The derivative liability balance on the Iliad Research note on the consolidated balance sheet December 31, 2019 was $2,099,000.

At inception, the fair value of the derivative instrument has been recorded as a liability on the consolidated balance sheets with the corresponding amount recorded as a discount to the note. The discount was accreted from the issuance date to December 31, 2019, with a corresponding charge to interest expense. The change in the fair value of the derivative liability was recorded in other income or expenses in the consolidated statement of operations at the end of 2019, with the offset to the derivative liability on the consolidated balance sheets. The fair value of the embedded derivative liability was determined using the Monte Carlo Simulation model on the issuance date.

Debt Issuance Costs and Debt Discount:

Debt Issuance Costs consist of fees incurred through securing financing from Iliad Research on March 6, 2019. Debt Discount consists of the discount recorded upon recognition of the derivative liability upon issuance of the first and second tranches. Debt issuance costs and debt discount are amortized to interest expense over the term of the related debt using the effective interest method. Total amortization expense for the year ended December 31, 2019 was $557,843.

(B) Mortgage Notes Payable – collateralized

On December 14, 2018, PharmCo 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed through the issuance of two mortgage notes and security agreements entered into with a commercial bank and the sellers. PharmCo 901 entered into a mortgage note and security agreement with Regions Bank for $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc. In February 2020, the mortgage note was purchased from Regions Bank by another financial entity. All of the original mortgage and security agreement terms remained unchanged. The balance outstanding on the mortgage payable was $1,459,325 at December 31, 2019. Interest expense was $72,134 for the year ended December 31, 2019.

PharmCo 901 also entered into a mortgage note and security agreement with the sellers of the 400 Ansin Boulevard land and building for $300,000. The note bore interest at an annual rate of 10% and matured on December 14, 2019. The note was secured by the land and building, but such security interest was subordinated to the bank’s security interest in the land and building. On December 14, 2019, principal and accrued but unpaid interest of $330,000 was converted into 6,832,299 shares of Progressive Care Inc.’s common stock at the stock’s closing price at the conversion date. Since the shares of common stock were not issued to the note holder until January 4, 2020, the $330,000 amount is included in notes payable – current portion in the accompanying consolidated balance sheet as of December 31, 2019. (Note 10). Interest expense was $30,000 for the year ended December 31, 2019. The seller’s security interest in the 400 Ansin Boulevard land and building will be retained until such time that the sellers are able to sell the common stock shares.

C-19

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

(C) Note Payable – Uncollateralized

As of December 31, 2019, the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(D) Note Payable – Collateralized

In September 2019, the Company entered into a note obligation with a bank, the proceeds from which were used to pay off a capital lease obligation on pharmacy equipment in the amount of $85,429 (Note 9). The terms of the promissory note payable require 48 monthly payments of $2,015, including interest at 6.5%. The balance outstanding on the note payable was $80,348 at December 31, 2019. The promissory note is secured by equipment with a net book value of $74,706 at December 31, 2019. Interest expense on the note payable was $965 for the year ended December 31, 2019.

Future maturities of notes payable are as follows (this table reflects Chicago Venture and Iliad Research partial note redemptions disclosed in Note 14, Subsequent Events):

Year	Amount
2020	$1,916,553
2021	1,135,346
2022	1,773,032
2023	104,074
2024	90,856
Thereafter	1,051,635
Total	$6,071,496

Interest expense on these notes payable was $453,860 for the year ended December 31, 2019.

Note 9. Capital Lease Obligations

In July 2016, the Company entered into a capital lease obligation to purchase pharmacy equipment with a cost of $163,224. The terms of the capital lease agreement required monthly payments of approximately $2,000 over 36 months with no stated interest rate and an incremental borrowing rate of 6%. The Company recorded a discount on the capital lease obligation in the amount of $26,181 and subsequently amortizes the discount over the lease term. The Company recorded amortization of the discount in the amount of $4,882 for the year ended December 31, 2019, which has been included in interest expense on the accompanying consolidated statement of operations. The unamortized discount was $0 at December 31, 2019. The capital lease obligation matured in September 2019 and the remaining unpaid capital lease balance of $85,429 was refinanced from the proceeds of a promissory note payable (Note 8).

In May 2018, the Company entered into a capital lease obligation to purchase pharmacy equipment with a cost of $114,897. The terms of the capital lease agreement require monthly payments of $1,678 plus applicable tax over 84 months at an interest rate of 6%. The lease is secured by equipment with a net book value of $87,529 at December 31, 2019. As of December 31, 2019, the outstanding capital lease balance totals approximately $92,000.

The Company assumed an equipment capital lease obligation for medication dispensing equipment from the acquisition of PharmCo 1002 in July 2018. The lease expires in March 2020 and requires monthly installments of $2,855 including interest at the rate of 2.36%. The capital lease obligation is secured by equipment with a net book value of $12,610 at December 31, 2019. As of December 31, 2019, the outstanding capital lease balance totals approximately $79,000.

C-20

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Minimum lease payments for years subsequent to December 31, 2019 are as follows:

Year	Amount
2020	$52,158
2021	76,492
2022	20,142
2023	20,142
2024	20,142
Thereafter	5,034
Subtotal	194,110
Less: interest	23,527
Total	170,583
Less: current maturities	42,327
Long-term portion of capital lease obligation	$128,256

The current portion of the capital lease obligations was $42,327 as of December 31, 2019. Interest expense for the year ended December 31, 2019 was $13,452. Depreciation expense related to the assets under the capital leases was approximately $71,000 for the year ended December 31, 2019 and was included in depreciation and amortization expense in the accompanying consolidated statement of operations.

Note 10. Stockholders’ Equity

Share-Based Compensation

On July 1, 2019, the Company issued 650,000 shares of its common stock to an outside consultant in satisfaction of an accrued compensation liability from the second quarter 2019. The shares were issued in consideration of investor and public relations services provided to the Company and initially valued at $43,000.

Common Stock Issued for Business Acquisition

On July 1, 2019, the Company issued 10,000,000 shares of its common stock to the former owners of FPRX for the acquisition of 100% of its issued and outstanding common stock (Note 4). The shares were initially valued at $700,000. The amended FPRX Purchase Agreement entered into on November 8, 2019 contained a rescission of the shares issued to the former owners. The common stock shares would be cancelled upon return by the former owners. The common stock shares were returned to the Company in March 2020.

Common Stock Issued for Mortgage Note Conversion

On December 14, 2019, mortgage note principal and accrued but unpaid interest of $330,000 was converted into 6,832,299 shares of Progressive Care Inc.’s common stock at the stock’s closing price at the conversion date (Note 8).

Amendment to Certificate of Incorporation

On September 23, 2019, the Company’s board of directors and stockholders approved an amendment to the Company’s certificate of incorporation wherein the total number of shares of all classes of capital stock which the Company shall have the authority to issue is 1,010,000,000 shares, of which 1,000,000,000 shares are designated as common stock, par value $0.0001 per share, and 10,000,000 shares are designated as Series A preferred stock, par value $0.00001 per share.

C-21

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Preferred Stock

The Series A preferred stock is a non-dividend producing instrument that ranks superior to the Company’s common stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

On July 11, 2014, the board of directors approved the issuance of 51 shares of the Company’s Series A Preferred Stock to a certain employee of the Company, which is equal to 50.99% of the total voting power of all issued and outstanding voting capital of the Company in satisfaction of $20,000 in past due debt. These issued shares of preferred stock are outstanding as of December 31, 2019. As of December 31, 2019, the individual is employed by the Company.

Note 11. Commitments and Contingencies

Legal Matters

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. In the opinion of management, the disposition or ultimate resolution of currently known claims and lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Lease Commitments

The Company leases its North Miami Beach pharmacy location under a non-cancelable operating lease agreement expiring in December 2020. This lease is guaranteed by a shareholder and an unrelated individual. The Company also leases its Davie, Orlando, and Palm Beach County pharmacy locations under operating lease agreements expiring in various months through March 2021. Rent expense was $365,838 for the year ended December 31, 2019.

The Company’s office space rentals are subject to scheduled rent increases throughout the terms of the related leases. As such, the Company records the related rent expense on a straight-line basis, resulting in a deferred rent liability of $36,285 as of December 31, 2019.

At December 31, 2019, rental commitments for currently occupied space for the fiscal years of 2020 through 2021 are as follows:

Year	Amount
2020	$320,921
2021	12,731
Total	$333,652

Note 12. Related Party Transactions

During the year ended December 31, 2019, the Company had a verbal consulting arrangement with Spark Financial Consulting (“Spark”), which is a consulting company owned by an employee and preferred stock controlling shareholder of the Company. Spark provides business development services including but not limited to recruiting, targeting and evaluation of potential mergers and acquisitions, finding third party contractors and assisting with related negotiations in exchange for a monthly fee of $16,000 in 2019. Additionally, Spark may be entitled to additional fees for additional consulting services. During the year ended December 31, 2019, the Company paid Spark $238,158. The Company had accrued balances payable to Spark on its Consolidated Balance Sheet as of December 31, 2019 of $400.

C-22

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

The Company has an employment agreement (the “Agreement”) with a certain pharmacist, Head of the Compounding Department, who is the first paternal cousin to the preferred stock controlling shareholder and employee of the Company. In consideration for duties performed including but not limited to marketing, patient consultation, formulary development, patient and physician education, training, recruitment, sales management, as well as pharmacist responsibilities, the Company agreed to provide monthly compensation of $15,000 or $10,000 per month plus 5% commission on monthly gross profits generated by the Compounding Department, whichever is greater. During the year ended December 31, 2019, payments to the pharmacist were approximately $211,000.

Note 13. Retirement Plan

The Company sponsors a 401(k) retirement plan (“the Plan”) covering qualified employees of PharmCo 901, PharmCo 1002 and FPRX, as defined. Employees who have been employed more than one year are eligible to participate in the Plan. The Company matches the employee’s contribution up to a maximum of 3% of the eligible employee’s compensation. The Company contributed approximately $44,600 in matching contributions for the year ended December 31, 2019.

Note 14. Subsequent Events

Management has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through March 22, 2021, the date the consolidated financial statements were available to be issued.

New 340B contracts

On January 1, 2020, the Company entered into a pharmacy service agreement with Embrace Arms Foundation, Inc., which is a covered entity as defined in Section 340B of the Public Health Service Act. The Company will maintain sufficient supplies of covered drugs to meet the day-to-day needs of Eligible Patients. Embrace Arms will replenish the Company’s inventory for Covered Drugs dispensed to Eligible Patients for which payment under this Agreement was received by the Company. Embrace Arms will arrange to be billed directly for Covered Drugs by the manufacturer/ wholesaler(s) and arrange for shipment of such drugs directly to the Company.

The Company entered into a contracted pharmacy service agreement with Alive and Well Community Partners, LLC (“Alive and Well”) on July 31, 2020, under which the Company will provide drug program services for Alive and Well’s 340B Drug Program. The Company will receive dispensing and administrative fees for its services under this agreement.

Executive Employment Agreement

The Company entered into an executive employment agreement with Birute Norkute on January 3, 2020. The Company has appointed and will employ Ms. Norkute as its Chief Operating Officer. Her employment duties will include reporting directly to the board of directors of the Company for the full time high quality performance of directing, supervising and having responsibility for overseeing operations and the general affairs of the Company. The term of the agreement is 3 years.

Chicago Venture Partners L.P. Partial Note Redemptions

On January 7, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $50,000 of note principal into 1,288,527 shares of Progressive Care common stock.

On January 29, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $100,000 of note principal into 2,536,526 shares of Progressive Care common stock.

C-23

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

On February 24, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $100,000 of note principal into 2,570,958 shares of Progressive Care common stock.

On April 1, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $100,000 of note principal into 3,794,778 shares of Progressive Care common stock.

On May 14, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $200,000 of note principal into 6,650,705 shares of Progressive Care common stock.

On June 30, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $450,000 of note principal into 13,567,294 shares of Progressive Care common stock.

On August 6, 2020, Chicago Venture made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $230,079 of note principal into 5,750,831 shares of Progressive Care common stock.

On July 1, 2019, the Company issued 10,000,000 shares of Common Stock to the former owners of FPRX, Inc. for the acquisition of 100% of its issued and outstanding common stock. The shares were initially valued at $700,000. The amended FPRX purchase agreement entered on November 8, 2019 contained a provision wherein the former owners were required to return the 10,000,000 shares of common stock to us, at which point the common stock shares would be cancelled. On September 30, 2020, 10,000,000 shares of common stock were cancelled which was recorded as a reduction in the number of outstanding shares as of September 30, 2020.

On November 3, 2020, Chicago Venture made a final redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $177,580 of note principal into 6,043,418 shares of Progressive Care common stock.

Acceptance of U.S. CARES Act PPP Program Loan Funds

On April 6, 2020, the Company applied for Federal Payment Protection Program (PPP) Loan funds available under the U.S. CARES Act for all subsidiaries of Progressive Care. Given the level of uncertainty surrounding the healthcare industry and the number of medical practices closed or operating at fractional capacity, the Company worked to secure loan funding to ensure that it would provide support to its employees who provide frontline medicinal services to Florida communities. On April 20, 2020, the Company received approval for an FPRX loan in the amount of $421,400 through the Small Business Administration’s (SBA) preliminary round of funding for the PPP Program. On May 1, 2020, the Company received approval of PPP loans for PharmCo 901 and PharmCo 1002 in the amount of $511,000 and $81,500, respectively, through the SBA’s secondary PPP funding round. FPRX, PharmCo 901 and PharmCo 1002 received the proceeds from the PPP Loans on April 24, May 4, and May 6, 2020, respectively. The PPP Loans carry a 1% annual interest rate and mature 2 years from date of issuance with a 6-month deferment period for repayment. Under the terms of the PPP, certain amounts of the PPP loans may be forgiven if they are used for qualifying expenses as described in the U.S. CARES Act, including qualifying payroll costs, covered rent payments, covered utilities and covered mortgage interest payments.

In February 2021, PharmCo 1103 entered into a Second Draw of the PPP (the “PPP2 Note”) with a financial institution in the amount of $421,400. The PPP2 Note was issued pursuant to the Consolidated Appropriation Act, 2021, (the “Act”) which was signed into law on December 27, 2020. The PPP2 Note bears interest at 1% per annum and matures in February 2026. PharmCo 1103 may apply for forgiveness of a portion or the entire balance of its PPP2 Note based on eligible costs including payroll, rent, utilities, and mortgage interest incurred during the covered period following the disbursement of the funds by the financial institution (between 8 weeks and 24 weeks).

C-24

Progressive Care Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Year ended December 31, 2019

Resignation of Chief Executive Officer and Appointment of Chief Executive Officer

The Company’s Chief Executive Officer and Board Member, Shital Parikh Mars, notified the Board of Directors of her resignation from those positions on August 10, 2020. The Board of Directors accepted her resignation on August 13, 2020 and appointed Alan Jay Weisberg, Chairman of the Board of Directors, to serve as Chief Executive Officer of the Company on an interim basis.

Operating Lease – Orlando

The Company entered into a non-cancelable operating lease agreement for the rental of its Orlando, Florida pharmacy on August 1, 2020. The lease term is 66 months and expires on February 1, 2026. The lease agreement requires monthly rental payments of $4,310 commencing on February 1, 2021, with an escalating payment schedule each year thereafter.

Appointment of Chief Executive Officer and Chief Financial Officer

On October 15, 2020, the Board of Directors appointed Alan Jay Weisberg as Chief Executive Officer of the Company and Cecile Munnik as Chief Financial Officer of the Company.

U.S. CARES Act PPP Loan Forgiveness

On November 10, 2020, the Company received notification from Regions Bank that the U.S. Small Business Administration approved the forgiveness of the U.S. CARES Act PPP Loans for PharmCo 901 in the amount of $511,000 and PharmCo 1002 in the amount of $81,500. The total debt forgiveness in the amount $592,500 was recorded as a gain on debt extinguishment in the Company’s consolidated statement of operations for the year ended December 31, 2020.

The Company has applied for forgiveness of the PPP loan received by PharmCo 1103 in April 2020 in the amount of $421,400 and received notification from the lender on January 7, 2021 that the U.S. Small Business Administration approved the forgiveness of the PPP Loan. The total debt forgiveness in the amount of $421,400 will be recorded as a gain on debt extinguishment in the Company’s consolidated statement of operations during the first quarter of 2021.

Iliad Research Partial Note Redemptions

On December 3, 2020, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $200,000 of note principal into 9,451,796 shares of Progressive Care common stock.

On January 29, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $200,000 of note principal into 8,138,683 shares of Progressive Care common stock.

On February 12, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $200,000 of note principal into 8,038,585 shares of Progressive Care common stock.

On March 1, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $380,880 of note principal into 10,580,000 shares of Progressive Care common stock.

On March 8, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $119,250 of note principal into 2,922,794 shares of Progressive Care common stock.

On March 15, 2021, Iliad Research made a partial redemption request on its note agreement with Progressive Care. The redemption request resulted in a conversion of $141,850 of note principal into 2,551,259 shares of Progressive Care common stock.

C-25